                                                                  Exhibit T3E(2)

                               BDK HOLDINGS, INC.
                      2255 North Ontario Street, Suite 300
                                Burbank, CA 91504

                      Amendment to Exchange Offer Statement

                                Offer to Exchange
                           $324.77 in Principal Amount
                                     of its
                     9% Senior Notes Due 2007 ("New Notes"),
                        $130.00 in Liquidation Preference
                                     of its
     Senior 13.5% Cumulative Redeemable Preferred Stock ("Preferred Stock")
                                       and
     a proportional portion of 777,000 shares of its Common Stock ("Common
        Stock") (such 777,000 shares representing approximately 99.5% of the total shares of Common Stock (the "Exchange Common"))
                  for each $1,000 Outstanding Principal Amount
                                     of its
           8.5% Senior Notes Due February 13, 2002 ("Original Notes")
--------------------------------------------------------------------------------
THE EXPIRATION TIME FOR THE EXCHANGE OFFER (I.E., THE TIME BY WHICH YOU MUST VALIDLY DELIVER ORIGINAL NOTES AND EITHER A PROPERLY COMPLETED AND DULY EXECUTED REVISED LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY IN ORDER TO BE ELIGIBLE TO RECEIVE NEW NOTES, PREFERRED STOCK AND EXCHANGE COMMON) WILL BE 12:00 MIDNIGHT, NEW YORK TIME, ON MAY 8, 2002, UNLESS EXTENDED (THE "EXPIRATION TIME"). THE COMPANY INTENDS TO ISSUE NEW NOTES, PREFERRED STOCK AND EXCHANGE COMMON AT THE RATES DESCRIBED HEREIN IN EXCHANGE FOR ANY AND ALL OF THE OUTSTANDING ORIGINAL NOTES, SUBJECT TO VALID TENDER OF AT LEAST $32,062,500 IN PRINCIPAL AMOUNT OF ORIGINAL NOTES AND SATISFACTION OF OTHER CONDITIONS.
--------------------------------------------------------------------------------

Dear holder:

         Our 8.5% Senior Notes due February 13, 2002 (the "Original Notes") were originally scheduled to mature on February 13, 2002. The Company (BDK Holdings, Inc., a Delaware corporation) desires to exchange the New Notes, Preferred Stock and Exchange Common for any and all of the Original Notes outstanding.

         On January 16, 2002, we mailed to you, among other documents, an exchange offer statement (the "Original Exchange Offer Statement") and a letter of transmittal, which together set forth the terms and conditions of an offer to exchange for any and all of the then outstanding Original Notes, 9% Senior Notes due 2007 (the "New Notes") having an aggregate principal amount of up to $10,391,288 (such amount to be reduced proportionately in the event that more than 95%, but less than all, of the Original Notes are tendered) and sufficient common stock so that the holders of the Original Notes (other than our subsidiary) that tendered their Original Notes in such exchange would collectively own approximately 99.5% of the Company's equity immediately following the exchange. The expiration date for this offer to exchange, as extended, was April 30, 2002.

         Since that time, we have had discussions with several of the largest holders of our Original Notes and have decided to improve the aforementioned exchange offer, and offer (as amended, the "Exchange Offer") to you and the other holders of Original Notes, as consideration for the tender of Original Notes by you and such holders:

         (1) New Notes having an aggregate principal amount of up to $10,960,750 (such amount to be reduced proportionately in the event that more than 95%, but less than all, of the Original Notes are tendered);

         (2) shares of our Senior 13.5% Cumulative Redeemable Preferred Stock ("Preferred Stock") with an aggregate liquidation preference of up to approximately $4,387,500 (such amount to be reduced proportionately in the event that more than 95%, but less than all, of the Original Notes are tendered). The terms of the Preferred Stock are summarized in the accompanying Amendment to Exchange Offer Statement; and

         (3) the same quantity of common stock which we previously offered to you and the other holders of Original Notes, namely common stock representing in the aggregate approximately 99.5% of the outstanding Company's common stock after giving effect to this transaction.

         Even if you previously delivered a Letter of Transmittal to us pursuant to the exchange offer materials sent to you on January 16, 2002, in order to participate in the Exchange Offer, you must send to us an executed copy (or facsimile thereof) of the enclosed revised Letter of Transmittal, which is printed on green colored paper, together with certificates representing your
           -----
Original Notes.

         As a result of the aforementioned discussions, holders of approximately 86.3% of the aggregate principal amount of our Non-Escrowed Notes (as defined in the Amendment to Exchange Offer Statement) have informally indicated to us that they will tender their Original Notes pursuant to the amended Exchange Offer. Assuming the Exchange Offer is accepted by holders of at least 95% of the aggregate principal amount of the Original Notes, upon the consummation of the Exchange Offer, we intend to make all payments of principal and interest (through the closing date of the Exchange Offer) on the Original Notes not tendered in the Exchange Offer.

         You are encouraged to review the enclosed Amendment to Exchange Offer Statement for more information regarding amended terms of the Exchange Offer. This letter and the attached Amendment to the Exchange Offer Statement contain only the terms, conditions and additional information relating to the terms and conditions of the Exchange Offer that vary from those set forth in the Original Exchange Offer Statement (including without limitation the inclusion of shares of Preferred Stock in the Exchange Offer), and do not purport to restate the terms, conditions or information contained in the Original Exchange Offer Statement and related materials sent to you on January 16, 2002. Accordingly, in addition to the materials we are delivering to you today, it is imperative for you to review such previously delivered materials to understand the terms, conditions, mechanics and risks of the proposed Exchange Offer in its entirety. If you have any inquiries relating to the terms of the Exchange Offer, you may call the Company at (818) 260-4800. If you need additional copies of the enclosed materials, or any of the materials previously sent to you on January 16, 2002, please contact Georgeson Shareholder Communications Inc., the Information Agent for the Exchange Offer, at the telephone number as set forth in the Amendment to Exchange Offer Statement.

                  PLEASE READ THE ENCLOSED MATERIALS CAREFULLY

If you require additional assistance, you should consult your financial, tax, or other professional advisors.

                                                     Very truly yours,

                                                     Warren E. Munday
                                                     Chairman of the Board,
                                                     Chief Executive Officer and
                                                     Chief Financial Officer BDK
                                                     HOLDINGS, INC.

April 25, 2002
Burbank, CA

                      Amendment to Exchange Offer Statement

                                Offer to Exchange
                           $324.77 in Principal Amount
                                     of its
                     9% Senior Notes Due 2007 ("New Notes"),
                        $130.00 in Liquidation Preference
                                     of its
                   Senior 13.5% Cumulative Redeemable Preferred
                            Stock ("Preferred Stock")
                                       and
     a proportional portion of 777,000 shares of its Common Stock ("Common
        Stock") (such 777,000 shares representing approximately 99.5% of the total shares of Common Stock (the "Exchange Common"))
                  for each $1,000 Outstanding Principal Amount
                                     of its
                         8.5% Senior Notes Due February 13, 2002
                               ("Original Notes")

--------------------------------------------------------------------------------
THE EXPIRATION TIME FOR THE EXCHANGE OFFER (I.E., THE TIME BY WHICH YOU MUST VALIDLY DELIVER ORIGINAL NOTES AND EITHER A PROPERLY COMPLETED AND DULY EXECUTED REVISED LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY IN ORDER TO BE ELIGIBLE TO RECEIVE NEW NOTES, PREFERRED STOCK AND EXCHANGE COMMON) WILL BE 12:00 MIDNIGHT, NEW YORK TIME, ON MAY 8, 2002, UNLESS EXTENDED (THE "EXPIRATION TIME"). THE COMPANY INTENDS TO ISSUE NEW NOTES, PREFERRED STOCK AND EXCHANGE COMMON AT THE RATES DESCRIBED HEREIN IN EXCHANGE FOR ANY AND ALL OF THE OUTSTANDING ORIGINAL NOTES, SUBJECT TO VALID TENDER OF AT LEAST $32,062,500 IN PRINCIPAL AMOUNT OF ORIGINAL NOTES AND SATISFACTION OF OTHER CONDITIONS.
--------------------------------------------------------------------------------

         BDK Holdings, Inc., a Delaware corporation ("BDK" or the "Company"), hereby offers to exchange, upon the terms and subject to the conditions set forth herein, in the Exchange Offer Statement dated January 16, 2002 (the "Original Exchange Offer Statement"), and in the accompanying revised Letter of Transmittal (which together constitute the "Exchange Offer"), up to $10,960,750 in aggregate principal amount of its 9% Senior Notes Due 2007 ("New Notes"), up to $4,387,500 in aggregate liquidation preference of its Senior 13.5% Cumulative Redeemable Preferred Stock (the "Preferred Stock) and approximately 777,000 shares of its Common Stock (the "Exchange Common") (after taking into effect the contemplated 1,000 to 1 reverse stock split as described herein) for any and all of its 8.5% Senior Notes due February 13, 2002 (the "Original Notes") (including those Original Notes owned by Barth & Dreyfuss of California ("Barth & Dreyfuss"), the Company's wholly owned subsidiary), on the basis of $324.77 of principal amount of its New Notes, $130.00 in liquidation preference of Preferred Stock, and shares of Common Stock amounting to the product of (x) the 777,000 shares of Exchange Common to be issued in the Exchange Offer multiplied by (y) the quotient of (i) 1,000 divided by (ii) the aggregate principal amount of Original Notes ultimately tendered for exchange pursuant to and in accordance with the terms and conditions of the Exchange Offer (the "Tendered Original Note Number") (such product, the "Exchange Common Number") for each $1,000 principal amount of Original Notes. The Company will accept tenders for exchange of Original Notes in all denominations, with a proportionate adjustment in the exchange ratio described in the previous sentence for tenders of less than $1,000 principal amount of Original Notes.

         On January 16, 2002, the Company mailed the Original Exchange Offer Statement and additional related materials to its holders of Original Notes. Since that time, the Company, through the Special Committee of its Board of Directors, has had discussions with several of the largest holders of its Original Notes and has decided to amend the Original Exchange Offer Statement pursuant to the terms and conditions of this Amendment to Exchange Offer Statement (this "Amendment"). This Amendment contains only the terms, conditions and additional information relating to the offer of the Preferred Stock pursuant to the Exchange Offer and such other components of the Exchange Offer which vary from those set forth in the Original Exchange Offer Statement, and does not purport to restate the terms, conditions or information contained in the Original Exchange Offer Statement and related materials sent to the holders of Original Notes by the Company on January 16, 2002. Accordingly, in addition to this Amendment and the documents described herein, it is imperative for each holder of Original Notes to review such previously delivered materials (including without limitation the Original Exchange Offer Statement) to understand the terms, conditions, mechanics and risks of the proposed Exchange Offer in its entirety. References to the "Exchange Offer Statement" in all materials sent to noteholders by the Company (including without limitation the Original Exchange Offer Statement) shall mean the Original Exchange Offer Statement as amended by this Amendment. Capitalized terms not defined herein, but defined in the Original Exchange Offer Statement, shall have the respective meanings ascribed to them in the Original Exchange Offer Statement. If capitalized terms are defined in both the Original Exchange Offer Statement and this Amendment, such term shall have the meaning set forth in this Amendment.

         As part of this Amendment, the Company is extending the expiration time of the Exchange Offer (i.e., the time by which holders of Original Notes must tender their Original Notes to the Company in order to participate in the Exchange Offer) to 12:00 midnight, May 8, 2002.

         As a result of the Company's discussions with several of its largest holders of Original Notes, holders of approximately 86.3% of the aggregate principal amount of the Non-Escrowed Notes (as defined in the Original Exchange Offer Statement) have informally indicated to the Company that they will tender their Original Notes pursuant to the Exchange Offer.

         If at least $32,062,500 in principal amount of the Original Notes (representing 95% of the principal amount of the Original Notes) (the "Threshold Amount") are validly tendered, and subject to the other conditions set forth in the Exchange Offer Statement, the Company intends to accept all validly tendered Original Notes. The Company intends to consummate the Exchange Offer if, and only if, it receives, and the Exchange Offer is expressly conditioned upon the receipt by the Company of, valid tenders of Original Notes in an aggregate principal amount of not less than the Threshold Amount and financing in amounts satisfactory to consummate the Exchange Offer and to meet its subsidiaries' working capital needs, as well as the satisfaction of certain other conditions to the Exchange Offer described in the Exchange Offer Statement. The Exchange Offer may be amended or withdrawn by the Company in its discretion.

         In the event that less than $32,062,500 in aggregate principal amount of the Original Notes are validly tendered in the Exchange Offer, the Company fails to obtain additional financing required to consummate the Exchange Offer and to meet its subsidiaries' working capital needs, or other conditions to the Exchange Offer are not met, the Company intends to seek the protection of the bankruptcy process.

         The Company does not intend to apply for listing or quotation of its New Notes, Preferred Stock or Common Stock on any exchange or automated quotation system. Accordingly, there can be no assurance that any public market will develop for its New Notes, Preferred Stock or Common Stock.

         The New Notes, Preferred Stock and Exchange Common issued in the Exchange Offer will be part of a unit (a "Unit"), or fraction thereof. Each Unit initially consists of (1) $1,000 principal amount of New Notes, (2) 4.0028 shares of Preferred Stock (or $400.28 in aggregate liquidation preference of Preferred Stock) and (3) that number of shares of Exchange Common equal to quotient of the Exchange Common Number divided by 0.32477, provided that the principal amount of New Notes or the number of shares of Preferred Stock comprising a whole Unit are subject to reductions from time to time on account of mandatory and/or optional redemptions of such New Notes and/or shares of Preferred Stock. New Notes, shares of Preferred Stock and shares of Exchange Common may not be sold, pledged, transferred or hypothecated by any holder of New Notes or shares of Preferred Stock or Exchange Common unless such New Notes or shares of Preferred Stock or Exchange Common are being sold, pledged, transferred or hypothecated as part of (and together with other securities of the Company comprising) a Unit or fraction thereof. When transferred, fractional Units must maintain the relative principal amount of New Notes (rounded to the nearest whole dollar), shares of Preferred Stock (rounded to the nearest 3 decimal places) and shares of Exchange Common (rounded to the nearest 3 decimal places) as are contained in a whole Unit, as then currently constituted.

         The Company's scheduled cash payments to holders of its New Notes and Preferred Stock of (i) all accrued and unpaid interest on the New Notes (including current interest on such New Notes), and (ii) accumulated dividends on its shares of Preferred Stock (including current dividends on such shares of Preferred Stock) are subject generally to the Company's ability to achieve, on a consolidated basis, an EBITDA to interest expense (and dividends, in the case of Preferred Stock) coverage ratio for a specified four fiscal quarter period of at least 2.0 to 1.0, as further described herein. See "Description of New Notes," and "Description of Preferred Stock - Dividends." In addition, the proposed new working capital facility for the Company's sole operating subsidiary, Barth & Dreyfuss, contains certain limitations on upstreaming funds to the Company to make payments on the New Notes and Preferred Stock.

         Pursuant to the indenture governing the New Notes (the "New Indenture"), and the Certificate of Designations governing the Preferred Stock, within thirty days after the completion (including without limitation delivery of a signed audit report of the Company's independent auditors) of the Company's audited consolidated financial statements (including the footnotes thereto) for the fiscal year of the Company immediately preceding such fiscal year (but in no event after June 30 of such year), the Company will measure its cash and cash equivalents as of the immediately preceding December 31. If, after certain deductions (including all outstanding obligations under the New Credit Facility), the Company and its subsidiaries have cash or cash equivalents in excess of $5,000,000 as of such December 31, the Company shall, in the following order and to the extent then existing, use all cash and cash equivalents that exceed, after certain deductions, $5,000,000 to (i) pay all accrued and unpaid interest on the New Notes as of the last interest payment date on the New Notes,
(ii) on a pro rata basis, prepay the New Notes at par, (iii) pay all accrued and unpaid dividends on the shares of Preferred Stock as of the last dividend payment date on the Preferred Stock, and (iv) redeem, on a pro rata basis, shares of Preferred Stock from the holders of shares of Preferred Stock.

         Barth & Dreyfuss, one of the Company's wholly owned subsidiaries, currently holds $1,270,800 in principal amount of the Original Notes (representing approximately 3.8% of the Original Notes). Barth & Dreyfuss will tender such Original Notes in the Exchange Offer, and immediately after the consummation of the Exchange Offer, Barth & Dreyfuss will cancel the New Notes, Preferred Stock and Exchange Common it receives pursuant to the Exchange Offer. As a result, following the Exchange Offer, there is expected to be approximately $10,548,041 in aggregate principal amount of the New Notes outstanding and $4,222,296 of aggregate liquidation preference of Preferred Stock outstanding, assuming all Original Notes are validly tendered in the Exchange Offer.

         Immediately prior to the consummation of the Exchange Offer, the Company will effectuate a reverse stock split, such that each 1,000 shares of Common Stock currently outstanding will be converted into 1 share of Common Stock upon the consummation of the reverse stock split. Accordingly, the 3,744,400 shares of Common Stock outstanding on the date of this Exchange Offer Statement will become 3,744.40 shares of Common Stock immediately prior to the consummation of the Exchange Offer, and will represent approximately 0.5% of the Company's outstanding common stock following the consummation of the Exchange Offer. All Common Stock numbers set forth in the Exchange Offer Statement
       ------------------------------------------------------------------
(except as expressly noted otherwise) have been adjusted to reflect the
-----------------------------------------------------------------------
contemplated reverse stock split, including without limitation the Exchange
---------------------------------------------------------------------------
Common and the number of shares of Common Stock outstanding at all times prior
------------------------------------------------------------------------------
to the consummation of the Exchange Offer.
------------------------------------------

         THE NEW NOTES, PREFERRED STOCK AND EXCHANGE COMMON ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). THE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SUCH SECURITIES NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF THE EXCHANGE OFFER STATEMENT OR OTHER SELLING LITERATURE.

         For a discussion of certain risks and other factors to be considered in connection with the Exchange Offer, see the section of the Original Exchange Offer Statement entitled "Risk Factors," and the section herein entitled "Risk Factors."

         Barth & Dreyfuss' working capital facility with Union Bank of California, N.A. will expire on May 13, 2002. Currently, Barth & Dreyfuss is in the process of negotiating a new working capital facility with Foothill Capital Corporation, which would close concurrently with the consummation of the Exchange Offer. If the consummation of the Exchange Offer is delayed, there can be no assurance that Union Bank would extend the term of its working capital credit facility. See "Description of New Credit Facility."

         If the Exchange Offer is not consummated, the Company will likely be forced to seek protection from Creditors in the bankruptcy process.

                  THE DATE OF THIS AMENDMENT IS APRIL 25, 2002.

         The Company has made no arrangements for, and has no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder, and no person has been authorized to give any information or to make any representation not contained in this Exchange Offer Statement or the Letter of Transmittal in connection with the Exchange Offer, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of the Exchange Offer Statement nor any exchange or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein.

         The Exchange Offer Statement does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or buy, any securities other than the securities covered by the Exchange Offer Statement by the Company or any other person, or any such offer or solicitation of such securities by the Company or any such other person in any state or other jurisdiction to any person to whom it is unlawful to make any such offer or solicitation. In any state or other jurisdiction where it is required that the securities offered by the Exchange Offer Statement be qualified for offering or that the offering be approved pursuant to tender offer statutes in such state or jurisdiction, no offer is hereby being made to, and tenders will not be accepted from, residents of any such state or jurisdiction unless and until such requirements have been satisfied.

                                    IMPORTANT

         All holders of Original Notes desiring to tender Original Notes must complete and sign the revised Letter of Transmittal included herewith (the "Letter of Transmittal"), which is printed on green colored paper (and not the
                                              -----                    ---
Letter of Transmittal delivered to holders of Original Notes in the Exchange Offer materials sent to such holders on January 16, 2002 (which was then printed on gray colored paper)), or a facsimile copy in accordance with the instructions
   ----
therein, mail or deliver it and any other required documents to State Street Bank and Trust Company, acting as Exchange Agent (the "Exchange Agent"), and deliver the certificates for the tendered Original Notes to the Exchange Agent. Accordingly, even if a holder previously delivered a Letter of Transmittal pursuant to the exchange offer materials sent on January 16, 2002, in order to participate in the Exchange Offer, such holder must deliver to the Exchange Agent an executed copy of the revised Letter of Transmittal (or facsimile thereof), together with certificates representing its Original Notes. See the
Section in the Original Exchange Offer Statement entitled "The Exchange Offer - How to Tender." A beneficial owner who has Original Notes registered in the name of a broker, dealer, bank, trust company or nominee must contact such broker, dealer, bank, trust company or nominee if such beneficial owner desires to tender those Original Notes.

         THE TENDER OF ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER AND IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE EXCHANGE OFFER STATEMENT AND THE REVISED LETTER OF TRANSMITTAL WILL BE DEEMED TO CONSTITUTE A WAIVER OF ANY AND ALL CLAIMS AGAINST THE COMPANY, ITS SUBSIDIARIES, THEIR RESPECTIVE DIRECTORS, OFFICERS, STOCKHOLDERS, EMPLOYEES AND AGENTS, AND SUCH PERSONS' ESTATES, PERSONAL REPRESENTATIVES AND TRUSTEES, BY SUCH HOLDER OF ORIGINAL NOTES WITH RESPECT TO THE ORIGINAL NOTES AND THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER. SEE THE SECTION OF THE ORIGINAL EXCHANGE OFFER STATEMENT ENTITLED "WAIVER AND RELEASE OF CLAIMS."

         NOTWITHSTANDING THE ABOVE, NONE OF THE EXCHANGE OFFER, THE EXCHANGE OFFER STATEMENT OR THE REVISED LETTER OF TRANSMITTAL WILL, AND NONE OF WHICH WILL BE DEEMED TO, RELEASE ANY CLAIMS INVOLVED IN OR RELATED TO THE CREDITORS' COMMITTEE / CVC LITIGATION, NOR ANY CLAIMS TO THE ASSETS IN OR TO BE PLACED IN THE DISBURSING FUND (AS DEFINED HEREIN).

         THE EXCHANGE OFFER STATEMENT AND THE REVISED LETTER OF TRANSMITTAL INCLUDED HEREWITH CONTAIN IMPORTANT INFORMATION WHICH A HOLDER SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.

                       TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----

AVAILABLE INFORMATION..........................................       7
FORWARD LOOKING STATEMENTS.....................................       7
SUMMARY OF CERTAIN ASPECTS OF THE EXCHANGE OFFER...............       8
ADDITIONAL RISK FACTORS........................................      18
  Risks Relating to The New Notes, Preferred Stock
  and Exchange Common..........................................      18
  Risks Relating to the Preferred Stock........................      18
  Risks Relating to the Company's Business.....................      19
CERTAIN INFORMATION RELATING TO THE EXCHANGE OFFER.............      20
    Conditions to and Amendment of the Exchange Offer..........      20
    Expiration Time............................................      21
    Exchange Agent.............................................      21
    Information Agent..........................................      22
    Where to Obtain Additional Information.....................      22
REVISED MANAGEMENT COMPENSATION ARRANGEMENTS...................      23
     Employment Agreement of Warren E. Munday..................      23
     Revised New Management Plan...............................      23
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..........      25
DESCRIPTION OF PREFERRED STOCK.................................      35
DESCRIPTION OF THE ORIGINAL NOTES..............................      42
DESCRIPTION OF THE NEW NOTES...................................      54
DESCRIPTION OF NEW CREDIT FACILITY.............................      69

                              AVAILABLE INFORMATION

         Copies of all documents that are referenced herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information contained herein) will be provided without charge to each person, including any beneficial owner of Original Notes, to whom the Exchange Offer Statement is delivered, upon written or oral request. Requests should be directed to BDK Holdings, Inc., 2255 North Ontario Street, Suite 300, Burbank, CA 91504, Attention: Warren E. Munday, by telephone to Warren E. Munday at (818) 260-4800, ext. 234, or by electronic mail to Warren E. Munday at buddym@bndcal.com.

                           FORWARD LOOKING STATEMENTS

         When included in the Exchange Offer Statement, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions, are intended to identify forward-looking statements. Such statements, which include statements contained in the sections of this Amendment entitled "Summary of Certain Aspects of the Exchange Offer" and "Risk Factors," and the statements contained in Exhibit A hereto (Updated Projections; Valuation
                                ---------
Report) are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties include, among others, the numerous contingencies surrounding this Exchange Offer, the weakness of the retailing industry as a whole, difficulties in collecting on accounts receivable owing to the Company from customers in financial distress, the potential loss of any of the Company's key customers, delays or difficulties in introducing new products, increased competition and various other matters, many of which are beyond the Company's control. These forward-looking statements speak only as of the date of the Exchange Offer Statement. The Company expressly disclaims any obligation or undertaking to disseminate or provide any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

--------------------------------------------------------------------------------
                SUMMARY OF CERTAIN ASPECTS OF THE EXCHANGE OFFER

         The following is a summary of certain aspects of the Exchange Offer and other matters, and does not purport to restate those aspects of the Exchange Offer described in the Original Exchange Offer Statement. For a more complete description of the Exchange Offer, the Preferred Stock and the New Notes, please read this entire Amendment and the entire Original Exchange Offer Statement.

         If the Exchange Offer is not consummated with at least $32,062,500 in principal amount of the Original Notes (representing 95% of the principal amount of the Original Notes) being validly tendered in this Exchange Offer, the Company intends to file for protection under Chapter 11 of the Bankruptcy Code. The Company, its Board of Directors and its executive officers make no recommendations as to whether any noteholders should tender any or all of such noteholders' Original Notes pursuant to the Exchange Offer. Each noteholder must make the decision whether to tender the Original Notes held by such noteholder and, if so, the aggregate principal amount of Original Notes to tender.

         The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") afforded by Section 3(a)(9) thereof.

RECENT EVENTS

         GENERAL

         Since January 16, 2002, (the date the Company mailed to the holders of its Original Notes the Original Exchange Offer Statement and related materials), the Company, through the Special Committee of its Board of Directors, has had discussions with holders of approximately 77.3% of its Non-Escrowed Notes (as defined herein) with respect to the terms and conditions of the Original Exchange Offer Statement and the Exchange Offer. Pursuant to these discussions, the Company determined the terms and conditions contained in this Amendment. Prior to the mailing of this Amendment, the Company received informal indications from such holders that they would tender all of their Original Notes pursuant to the Exchange Offer, as amended by this Amendment.

         As of April 19, 2002, approximately 2.31% of the Non-Escrowed Notes had been tendered pursuant to the terms and conditions of the Original Exchange Offer Statement.

         EXTENSION OF MATURITY OF ORIGINAL NOTES

         The Original Notes had an original maturity date of February 13, 2002. Holders of approximately 86.7% of the outstanding Original Notes have agreed to extend, pursuant to extension agreements, the maturity date of the Original Notes that they held from February 13, 2002, until the date (the "Extended Maturity Date") that is the earliest of (a) May 31, 2002; (b) the date on which there exists a default under the any of the documents governing the Original Notes other than a default based upon the failure to make payment of principal or interest on and after February 13, 2002; (c) the date on which Barth & Dreyfuss' credit facility terminates or expires (after giving effect to any extension(s) thereof); and (d) the date on which BDK makes payment of principal or interest on any of the Original Notes. Accordingly, approximately 13.3% of the Original Notes were not extended.

         Section 4.02(a) of the Indenture governing the Original Notes (the "Existing Indenture") requires the Company to cause its audited financial statements described therein to be filed with the Trustee and mailed to the noteholders under the Existing Indenture within certain timeframes. Although the Company has not yet filed its 2001 year-end financial statements with the Trustee under the Existing Indenture or mailed such financial statements to the noteholders, draft financial statements have been completed and are available, and the Company expects to receive the report of its auditors upon consummation of the Exchange Offer. Once the Company has received such audited financial statements from its auditors, it intends to file them with the Trustee under the Existing Indenture and mail them to the noteholders as soon as reasonably practicable. The Company's failure to provide such audited financial statements under the Existing Indenture technically constitutes a non-compliance with the above-described extension agreements. The Company has previously

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notified the holders of a majority of the Non-Escrowed Notes of this technical non-compliance and its intention to deliver such audited financial statements as promptly as practicable.

         Upon the consummation of the Exchange Offer (assuming the conditions to the Exchange Offer are met, including without limitation the minimum tender condition described in the Exchange Offer Statement), the Company shall make all required payments of accrued and unpaid interest (through the closing date of the Exchange Offer) on the Original Notes tendered in the Exchange Offer, and all required payments of principal and accrued and unpaid interest on the Original Notes not tendered upon the in the Exchange Offer.

         CREDITORS COMMITTEE / CVC LITIGATION

         On February 20, 2002, the United States District Court for the Western District of Pennsylvania (the "District Court") ruled on CVC's appeal of the Bankruptcy Court's April and September 2000 rulings with respect to the proper amount of equitable subordination of CVC's unsecured claims as a result of the economic harm suffered by Papercraft and other Creditors. In the Bankruptcy Court's April and September 2000 rulings, the Bankruptcy Court ruled that, beyond the disgorgement of CVC's profits in the approximate value of $5.4 million, CVC should be subject to equitable subordination for other economic harm in an amount of approximately $5.2 million in value.

         In the February 20, 2002 ruling, the District Court affirmed the Bankruptcy Court's prior ruling in all respects except with respect to those amounts of equitable subordination that relate to the interest income on the Original Notes lost as a result of the delay in the plan confirmation in 1991 and early 1992. The District Court ruled that the total amount of CVC's equitable subordination relating to such lost interest should be reduced from $956,250.00 to $50,123.45 in value. This reduction caused the aggregate amount of equitable subordination of CVC's unsecured claims (other than the disgorgement of profits) to be reduced from approximately $5.2 million to approximately $4.3 million in value. Thus, the aggregate amount of the unsubordinated amount of CVC's distribution on unsecured claims would increase from approximately $5.4 million to approximately $6.3 million in value. CVC has appealed the District Court's February 20, 2002 ruling to the United States Court of Appeals for the Third Circuit. CVC is appealing all elements of the District Court's ruling on equitable subordination, and the Creditors' Committee has filed a cross appeal with respect to the District Court's reduction in the amount of CVC's equitable subordination.

         The Company expresses no view as to the outcome of the Creditors Committee / CVC litigation (including the Creditors Committee / CVC Litigation) or the anticipated final allocation of the Company's securities to CVC or any other person. Neither the Company nor any of its subsidiaries is a party to such litigation; however, the outcome of the Creditors Committee / CVC litigation will determine the ownership of a substantial percentage of the Original Notes and Common Stock of the Company, and, if the Exchange Offer is consummated, the New Notes, the Preferred Stock and the Exchange Common. Furthermore, the pendency of the Creditors Committee / CVC litigation may have certain negative effects on the value and/or operations of the Company. See the section in the Original Exchange Offer Statement entitled "Risk Factors."

         TREATMENT OF ORIGINAL NOTES AND ACCUMULATED INTEREST HELD IN THE DISBURSING FUND

         As described in the Original Exchange Offer Statement, a Disbursing Fund (the "Disbursing Fund") has been set up to hold certain assets for the benefit of the Creditors under the Plan of Reorganization of Papercraft Corporation (the "Papercraft Plan"). In this Amendment, the term "Non-Escrowed Notes" refers to Original Notes which are not held in the Disbursing Fund.

         The entitlement of any entity to assets in or to be placed in the Disbursing Fund that are subject to the Papercraft Plan, the Disbursing Agent Agreement, and/or further orders of the Bankruptcy Court, will not be affected by the Exchange Offer, although as discussed in the Original Exchange Offer Statement, the assets in the Disbursing Fund will change if the Exchange Offer is consummated.

         To the extent that Barth & Dreyfuss receives any distribution of securities of the Company out of the Disbursing Fund upon resolution of the Creditors Committee / CVC litigation (including without limitation New Notes, Preferred Stock and Common Stock), such securities shall be cancelled immediately. Barth &

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Dreyfuss shall retain all cash amounts (if any) that it receives out of the
Disbursing Fund upon resolution of the Creditors Committee / CVC litigation.

         EXTENSION AND AMENDMENT TO BARTH & DREYFUSS CREDIT FACILITY

         Barth & Dreyfuss' working capital credit facility with Union Bank of California N.A. ("Union Bank") was originally scheduled to expire on February 11, 2002. Pursuant to ongoing negotiations with Union Bank, the termination of the working capital facility has been extended from February 11, 2002 until May 13, 2002. There can be no assurance that Union Bank will further extend the term of its working capital facility. It is currently contemplated that the Union Bank facility would be replaced with a new working capital facility to be provided by Foothill Capital Corporation upon the consummation of the Exchange Offer. See "Description of the New Credit Facility."

         COMPOSITION OF BOARD OF DIRECTORS

         Currently, the Company's Board of Directors is comprised of four individuals: Talton Embry, Warren Munday, Charles Reifer and Phil Siegel. Pursuant to the Company's discussions with certain major holders of its Original Notes, the Company intends to propose that its Board of Directors be expanded from four directors to five directors, three of which shall be persons satisfactory to the holders of the New Notes with whom the Company has had discussions.

         RECENT DEVELOPMENTS IN THE TEXTILE INDUSTRY

         Since January 16, 2002, there have been numerous changes to the landscape of the textile industry that have effected the Company's business. Kmart and House 2 Home have both filed for protection from creditors pursuant to Chapter 11 of the Bankruptcy Code. Additionally, the Company has ceased doing business with Ames. These events have caused the Company to revise its projections from those included in the Original Exchange Offer Statement. See Exhibit A hereto for updated 5 year projections.
---------

THE EXCHANGE OFFER

Expiration Time..................     12:00 midnight, New York Time, on May 8,
                                      2002, unless extended (the "Expiration
                                      Time").

Exchange Ratio...................     $324.77 in principal amount of New Notes,
                                      $130.00 in liquidation preference of
                                      Preferred Stock and the number of shares of Common Stock amounting to the product of (x) the 777,000 shares of Exchange
                                      Common to be issued in the Exchange Offer multiplied by (y) the quotient of (i)
                                      1,000 divided by (ii) the Tendered
                                      Original Note Number (the "Exchange Common
                                      Number"), for each $1,000 principal amount of Original Notes. The Company will accept tenders for exchange of Original Notes in all denominations, with a proportionate adjustment in the exchange ratio described in the previous sentence for tenders of less than $1,000 principal amount of Original Notes.

Acceptance of Original Notes.....     Subject to the conditions described in the
                                      Exchange Offer Statement (including
                                      without limitation the valid tender of
                                      Original Notes in an aggregate principal amount of not less than $32,062,500, and the Company obtaining the financing necessary to consummate the Exchange Offer and provide for the working capital needs of Barth & Dreyfuss), the Company will accept any and all Original Notes in

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                                      the Exchange Offer (including those
                                      Original Notes owned by Barth & Dreyfuss).

How to Tender....................     A holder of Original Notes wishing to
                                      tender their Original Notes pursuant to
                                      the Exchange Offer must complete the
                                      accompanying revised Letter of
                                      Transmittal, which is printed on green
                                                                       -----
                                      colored paper(and not the Letter of
                                                        ---
                                      Transmittal delivered to holders
                                      of Original Notes in the Exchange Offer
                                      materials sent to such holders on January
                                      16, 2002 (which was then printed on gray
                                                                          ----
                                      colored paper)), and forward it and any
                                      other required documents to State Street
                                      Bank and Trust Company (the "Exchange
                                      Agent"). Holders of Original Notes
                                      registered in the name of a broker,
                                      dealer, bank, trust company, or other
                                      nominee must contact such institution to tender their Original Notes.

                                      Even holders who previously delivered a
                                      Letter of Transmittal pursuant to the
                                      exchange offer materials sent on January
                                      16, 2002 must deliver to the Exchange
                                      Agent an executed copy of the revised
                                      Letter of Transmittal (or facsimile
                                      thereof), together with certificates
                                      representing its Original Notes, in order to participate in the Exchange Offer. Holders who previously delivered Original Notes and a Letter of Transmittal pursuant to the exchange offer materials sent on January 16, 2002 have the right to withdraw such previous tenders of Original Notes if they do not wish to participate in the revised Exchange Offer.

                                      Once Original Notes have been tendered in the revised Exchange Offer, they may not be withdrawn.

Fractional Shares of Preferred        The shares of Preferred Stock will be
Stock............................     issued in fractional shares, rounded to
                                      the nearest 3 decimal places.

Certain United States Federal         See "Certain United States Federal Income
Income Tax Consequences..........     Tax Consequences" in this Amendment and
                                      in the Original Exchange Offer Statement for a discussion of certain federal income tax consequences associated with the Exchange Offer and the ownership of the Preferred Stock.

Listing and Trading of                The New Notes, Preferred Stock and
Securities.......................     Exchange Common issued in the Exchange
                                      Offer will be part of a unit (a "Unit"),
                                      or fraction thereof. Each Unit initially
                                      consists of (1) $1,000 principal amount
                                      of New Notes, (2) 4.0028 shares of
                                      Preferred Stock (or $400.28 in aggregate
                                      liquidation preference of Preferred
                                      Stock) and (3) that number of shares of
                                      Exchange Common equal to quotient of the
                                      Exchange Common Number divided by
                                                             -------
                                      0.32477, provided that the principal
                                      amount of New Notes or the number of

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                                      shares of Preferred Stock comprising a
                                      whole Unit are subject to reductions from time to time on account of mandatory and/or optional redemptions of such New Notes and/or shares of Preferred Stock. New Notes, shares of Preferred Stock and shares of Exchange Common may not be sold, pledged, transferred or hypothecated by any holder of New Notes or shares of Preferred Stock or Exchange Common unless such New Notes or shares of Preferred Stock or Exchange Common are being sold, pledged, transferred or hypothecated as part of (and together with other securities of the Company comprising) a Unit or fraction thereof. When transferred, fractional Units must maintain the relative principal amount of New Notes (rounded to the nearest whole dollar), shares of Preferred Stock (rounded to the nearest 3 decimal places) and shares of Exchange Common (rounded to the nearest 3 decimal places) as are contained in a whole Unit, as then currently constituted.

                                      None of the Company's securities,
                                      including the Original Notes, are listed for trading on any exchange or automated quotation system, and trading in the Original Notes and existing Common Stock is sporadic. Accordingly, reliable historical trading information regarding the Original Notes is not available. No established trading market currently exists with respect to the New Notes, the Preferred Stock or the Common Stock, and the Company does not intend to list the New Notes or the Preferred Stock for trading on any exchange or automated quotation system. Accordingly, there can be no assurance that any trading market will develop for the New Notes or Preferred Stock or, if developed, as to any price at which they might be traded.

Exchange Agent...................     State Street Bank and Trust Company will
                                      serve as the Exchange Agent for the
                                      Exchange Offer and will continue to serve as Trustee under the Existing Indenture
                                      (as defined herein).

Information Agent................     Georgeson Shareholder Communications Inc.
                                      (the "Information Agent") will serve as
                                      the Information Agent for the Exchange
                                      Offer.

Where to Obtain Additional            For assistance in connection with the
Information......................     Exchange Offer, please contact Warren E.
                                      Munday of the Company via telephone at
                                      (818) 260-4800, ext. 234, or via
                                      electronic mail at buddym@bndcal.com.
                                      The Information Agent will provide
                                      additional copies of the enclosed
                                      materials relating to the Exchange Offer.
                                      To obtain such additional copies, please contact the Information Agent at the telephone number listed herein. See
                                      "Where to Obtain Additional Information" and "Information Agent."

Common Stock Outstanding.........     3,744.40 shares of Common Stock were
                                      outstanding as of March 31, 2001 (as
                                      adjusted to reflect the effect

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                                      of the contemplated 1,000 to 1 reverse
                                      stock split).

Use of Proceeds..................     The Company will not receive any cash
                                      proceeds from the issuance of the New
                                      Notes, Preferred Stock or Common Stock.

Management Compensation               Shortly after the consummation of the
Arrangements - New Management         Exchange Offer, the Company's Board of
Plan.............................     Directors intends to consider the
                                      adoption of a new management compensation plan. The terms of such new management compensation plan will be determined by the Board of Directors. If adopted, it is contemplated that under such a plan, certain of the Company's executives would be entitled to share in a certain percentage (to be determined by the Company's board of directors after the consummation of the Exchange Offer, but not to exceed twenty percent (20%)) of the aggregate proceeds received in any future sale of the Company. See
                                      "Management Compensation Arrangements -
                                      Revised New Management Plan."

DESCRIPTION OF PREFERRED STOCK
Securities Offered...............     Up to 43,875 shares of Preferred Stock (of
                                      which approximately 42,222.96 shares of
                                      Preferred Stock would be outstanding after the cancellation of the 1,652.04 shares of Preferred Stock issued to Barth & Dreyfuss pursuant to the Exchange Offer).

Liquidation Preference...........     $100 per share of Preferred Stock (the
                                      "Face Amount").

                                      In the event of any liquidation or
                                      winding up of the Company, the holders of the Preferred Stock will be entitled to receive in preference to holders of the Company's Common Stock and the holders of any other stock of the Company an amount equal to the Face Amount, plus any accrued but unpaid dividends on the Preferred Stock through the date of payment (the "Liquidation Preference").

Dividends........................     Dividends on the shares of Preferred Stock
                                      will accrue at a rate of 13.5% per annum of the Face Amount per share, and no more, beginning on the date of issue of the particular share of Preferred Stock.
                                      No undeclared or unpaid dividend will
                                      bear or accrue interest or dividends.

                                      Accumulated dividends with respect to the twelve month period ending on December 31 of each year will be payable annually on each following June 30 (each such June 30 being a "Dividend Payment Date") to holders of record of outstanding shares of Preferred Stock as their names shall appear on the stock register of the Company as of June 15 of such year, with the first such Dividend Payment Date being June 30, 2003.

                                      Accumulated dividends not paid as of the most recent Dividend Payment Date may be paid on any subsequent Dividend Payment Date.

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                                      To the extent that funds are legally
                                      available under the General Corporation
                                      Law of the State of Delaware ("DGCL"),
                                      the Company shall only pay dividends on
                                      its shares of Preferred Stock on a
                                      Dividend Payment Date to the extent that
                                      (i) the Company has on hand cash or cash equivalents from which to pay such dividends, and (ii) the Company's Current Dividend Coverage Ratio (defined herein) and/or the Company's Accumulated Dividend Coverage Ratio (defined herein), as applicable, exceeds 2.0 to 1.0. See "Description of Preferred Stock - Dividends."

Optional Redemption by the            Subject to the DGCL, and only to the
Company..........................     extent of and from any source of funds
                                      legally available for such payment, the
                                      Company may redeem, at its option, shares of Preferred Stock, at any time in whole or from time to time in part, on the date fixed for redemption, at a redemption price per share equal to the Liquidation
                                      Preference.

Mandatory Redemption in the           Following a Change of Control (as defined
Event of a Change of Control.....     herein) of the Company, subject to the
                                      DGCL, and only to the extent of and from any source of funds legally available for such payment, the Company shall redeem from each holder, in cash, all shares of Preferred Stock held by such holder at a redemption price per share equal to the Liquidation Preference.

Mandatory Dividend Payments and       Pursuant to the indenture governing the
Redemption of Outstanding             New Notes(the "New Indenture"), and the
Preferred Stock From the              Certificate of Designations governing the
Company's "Excess Cash"..........     Preferred Stock, within thirty days after
                                      the completion (including without
                                      limitation delivery of a signed audit
                                      report of the Company's independent
                                      auditors) of the Company's audited
                                      consolidated financial statements
                                      (including the footnotes thereto) for the fiscal year of the Company immediately preceding such fiscal year (but in no event after June 30 of such year), the Company will measure its cash and cash equivalents as of the immediately preceding December 31. If, after certain deductions (including all outstanding obligations under the New Credit
                                      Facility), the Company and its
                                      subsidiaries have cash or cash
                                      equivalents in excess of $5,000,000 as of such December 31, the Company shall, in the following order and to the extent then existing, use all cash and cash equivalents that exceed, after certain deductions, $5,000,000 to (1) pay all accrued and unpaid interest on the New
                                      Notes as of the last interest payment
                                      date on the New Notes, (2) on a pro rata basis, prepay the New Notes at par, (3) pay all accrued and unpaid dividends on the shares of Preferred Stock as of the last dividend payment date on the Preferred Stock, and (4) redeem, on a pro rata basis, shares of Preferred Stock from the holders of shares of Preferred
                                      Stock.

Conversion.......................     The Preferred Stock is not convertible.

Voting Rights....................     Except as otherwise required under the
                                      DGCL, the holders of shares of Preferred
                                      Stock shall not be

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                                      entitled or permitted to vote on any
                                      matter required or permitted to be voted upon by the stockholders of the Company.

Restrictions on Transfer.........     The shares of Preferred Stock shall only
                                      be transferable as part of a Unit, as
                                      described herein. See "Summary of the
                                      Exchange Offer - The Exchange Offer;
                                      Listing and Trading of Securities," and
                                      "Description of Preferred Stock -
                                      Restrictions on Transfer; Composition of
                                      Units."

DESCRIPTION OF THE NEW NOTES
Securities Offered...............     Up to $10,961,000 aggregate principal
                                      amount of New Notes (of which
                                      approximately $10,548,282 in aggregate
                                      principal amount would be outstanding
                                      after the cancellation of approximately
                                      $412,718 in principal amount of New Notes issued to Barth & Dreyfuss pursuant to the Exchange Offer).

                                      For a more detailed description of the
                                      New Notes, see "Description of the New
                                      Notes."

Maturity Date....................     The fifth anniversary of the Issue Date
                                      (such anniversary expected to be in May, 2007).

Interest Payment Dates...........     Interest on the New Notes will accrue at
                                      the rate of 9% per annum, and shall be
                                      payable semiannually in arrears on each
                                      June 30 and December 31, commencing June
                                      30, 2002, subject to the limitations
                                      described below. On each interest payment date, the Company will pay to holders of the New Notes (1) the maximum amount of current interest which, after giving effect to the payment of such interest, would not decrease the Company's pro forma Current Interest Coverage Ratio for the four fiscal quarters most recently ended below 2.0 to 1.0; and (2) the maximum amount of accrued and unpaid interest which, after giving effect to such interest payment, would not decrease the Accumulated Interest Coverage Ratio for the four fiscal quarters most recently ended below 2.0 to 1.0. To the extent that any current interest or accrued and unpaid interest is not paid in cash on any interest payment date, such interest will continue to accrue interest at the rate of 9% per annum. In determining the amount of accrued and unpaid interest that the Company may pay on any interest payment date, the Company will first account for and pay the maximum amount of any current interest and the current dividend on the Preferred
                                      Stock (if any) to be paid on such
                                      interest payment date. If the payment of current interest or accrued and unpaid interest on any interest payment date would cause a default under Barth &
                                      Dreyfuss' Credit Facility or would not be permitted under applicable law, or if any distribution of funds to the Company to make any payment of interest would cause a default under Barth & Dreyfuss' Credit
                                      Facility or would not be permitted under applicable law, then the Company

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                                      will not be required to pay in cash the
                                      portion of the interest that is in excess of the maximum amount permitted to be paid under Barth & Dreyfuss' Credit Facility, and any unpaid portion of the interest will continue to accrue interest at the rate of 9% per annum. See "Description of the New Notes."

Sinking Fund.....................     None.

Optional Redemption..............     The New Notes will be redeemable, in whole
                                      or in part, at the option of the Company at any time after the Preferred Stock has been redeemed, at the principal amount to be redeemed, plus accrued and unpaid interest to the date of redemption, from any source of funds (or combination thereof) that are legally available for redemption, except funds obtained from
                                      (1) any refinancing of the Company's
                                      existing debt (2) any borrowings under
                                      Barth & Dreyfuss' Credit Facility or (3) any sale of debt or equity securities of the Company ("Refinancing"). However, if an optional redemption of the New Notes is made in connection with a Change of Control transaction pursuant to which all of the outstanding Common Stock of the Company is purchased from the Company's stockholders for cash, then the Company will be permitted to redeem all (but not part) of the New Notes from any source of funds, including from a Refinancing.

Mandatory Payments and                Pursuant to the New Indenture, within
Repurchases from the Company's        thirty days after the completion
"Excess Cash"....................     (including without limitation delivery of
                                      a signed audit report of the Company's
                                      independent auditors) of the Company's
                                      audited consolidated financial statements
                                      (including the footnotes thereto) for the fiscal year of the Company immediately preceding such fiscal year (but in no event after June 30 of such year), the Company will measure its cash and cash equivalents as of the immediately preceding December 31. If, after certain deductions (including all outstanding obligations under Barth & Dreyfuss'
                                      Credit Facility), the Company and its
                                      subsidiaries have cash or cash
                                      equivalents in excess of $5,000,000 as of such December 31, the Company shall, in the following order and to the extent then existing, use all of such excess cash, after certain deductions, to (1) pay all accrued and unpaid interest on the New Notes as of the last interest payment date on the New Notes and (2) on a pro rata basis, prepay the New Notes at par. If the distribution of funds to the Company to pay any accrued and unpaid interest pursuant to clause (1) above, or to prepay the New Notes pursuant to clause (2) above, would cause a default under Barth & Dreyfuss' Credit Facility or would not be permitted under applicable law, and, as a result, the Company has not received sufficient funds from its subsidiaries to make the payments of accrued and unpaid interest

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                                      or to prepay the New Notes, then the
                                      Company, to the extent that it does not
                                      have available funds, will not be
                                      required to make any payments of accrued and unpaid interest or to prepay the New Notes.

Repurchase Upon Change of             Upon the occurrence of a Change of Control
Control..........................     the Company will repurchase all of the
                                      then- outstanding New Notes, at a purchase price equal to the principal amount thereof plus accrued and unpaid interest through the date of repurchase.

Ranking..........................     The New Notes will be senior unsecured
                                      obligations of the Company, ranking pari passu with all existing or future unsubordinated indebtedness of the
                                      Company, including any remaining Original
                                      Notes. The New Notes will be
                                      structurally subordinated to all
                                      indebtedness and other obligations
                                      (including trade payables and any
                                      subordinated indebtedness) of the
                                      Company's subsidiaries, including the
                                      indebtedness under Barth & Dreyfuss'
                                      secured bank current credit facility and the contemplated New Credit Facility. At
                                      September 30, 2001, aggregate
                                      indebtedness of the Company's
                                      subsidiaries was approximately
                                      $21,360,000.

Denomination and Form of the New      The New Notes will be issued in
Notes............................     certificated form, in minimum
                                      denominations of $1.00 and integral
                                      multiples of $1.00 in excess thereof.
                                      Any subsequent transfers of New Notes
                                      shall be also made in increments of $1.00 and integral multiples thereof. The
                                      Company will issue to each holder the
                                      maximum principal amount of New Notes
                                      possible for tendered Original Notes,
                                      while still issuing all New Notes in
                                      denominations of $1.00 and integral
                                      multiples thereof, rounded to the nearest
                                      $1.00 increment in the case of interests in the New Notes of less than $1.00. No cash will be paid for interests in the New Notes of less than $1.00 in principal amount.

Transfer and Exchange of the New      The New Notes may only be transferred or
Notes............................     exchanged in denominations of $1.00 (or
                                      integral multiples thereof) unless the
                                      transfer is of a holder's entire interest in the New Notes held by such holder. In addition, the New Notes are being issued as part of a Unit and are only transferable as part of such Unit, as described herein. See "Description of the New Notes--Transfer and Exchange."

Covenants........................     For a description of the differences in
                                      the covenants in the indentures relating to the Original Notes and the New Notes, see "Description of the Original Notes" and "Description of the New Notes."

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

                             ADDITIONAL RISK FACTORS

         Investment in the New Notes, Preferred Stock and Common Stock is subject to certain risks, including those set forth below and those set forth in the Section entitled "Risk Factors" in the Original Exchange Offer Statement. The Preferred Stock is subject to all of the risks described in the Original Exchange Offer Statement, including without limitation "Absence of Public Market; Illiquidity of Securities," "Ability to Service Debt; Financial Condition," and "Holding Company Structure." In considering the Exchange Offer, a noteholder should carefully consider the risk factors appearing in the Original Exchange Offer Statement, the following additional risk factors and all
                                                 ----------
other information appearing in this Amendment and the Original Exchange Offer Statement, as well as such noteholder's particular financial circumstances, investment objectives and tax situation.

RISKS RELATING TO THE NEW NOTES, PREFERRED STOCK AND EXCHANGE COMMON

         Ability to Trade Units. In addition to the illiquid nature of the New Notes, Preferred Stock and Common Stock described in the risk factor in the Original Exchange Offer Statement entitled "Absence of Public Market; Illiquidity of Securities," the New Notes, Preferred Stock and Exchange Common must be traded as a Unit, and may not be traded individually. Such restriction on the transferability of the New Notes, Preferred Stock and Exchange Common may cause the reduction of any market for such securities which now exists or may arise in the future.

         Contractual and Legal Limitations on the Company's Ability to Redeem New Notes and Preferred Stock or Make Interest and Dividend Payments on the New Notes and Preferred Stock. Although the New Indenture and the Certificate of Designations governing the Preferred Stock contain mechanisms pursuant to which such New Notes and Shares of Preferred Stock will be subject to prepayment and mandatory redemption, the terms and conditions of Barth & Dreyfuss' New Credit Facility, as well as limitations under the General Corporation Law of the State of Delaware ("DGCL"), may prohibit us from making such mandatory redemptions and prepayments. For instance, the New Credit Facility, among other things, will contain a covenant requiring that no upstreaming of funds from Barth & Dreyfuss to the Company will be permitted to the extent that, after giving effect to such upstreaming, Barth & Dreyfuss would have less than $2,000,000 of additional borrowing availability under the New Credit Facility. Additionally, limitations in the New Indenture and the Certificate of Designations governing the Preferred Stock will prevent the Company from making interest and dividend payments on our New Notes and Preferred Stock, as applicable, unless Company is able to meet, in general, an EBITDA to interest expense (and dividends, in the case of the Preferred Stock) coverage ratio for a specified four fiscal quarter period of at least 2.0 to 1.0, as further described herein. See "Description of New Notes," and "Description of Preferred Stock - Dividends."

         Ability of the Company to Make Mandatory Redemptions of its Preferred Stock or New Notes. Pursuant to the New Credit Facility, if the Company is unable to meet the requirements of certain negative covenants, the terms of the New Credit Facility will prevent Barth & Dreyfuss from making distributions or advances to the Company. By virtue of the aforementioned prohibition or statutes limiting the amount of dividends that Barth & Dreyfuss could pay to the Company, the Company may not have the cash required to make certain required redemptions of its Preferred Stock or New Notes. Additionally, all redemptions by the Company of its Preferred Stock are subject to the availability of legally available surplus.

RISKS RELATING TO THE PREFERRED STOCK

         Subordination of the Preferred Stock. The Preferred Stock ranks junior to the Original Notes and the New Notes, and will be junior in right of payment to all existing and future liabilities of the Company (other than the Common Stock and any other preferred stock which by its terms is on parity with or junior to the Preferred Stock) and its subsidiaries, including without limitation the contemplated New Credit Facility (defined herein). Upon any distribution of assets of the Company pursuant to any insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization, the payment of the liquidation preference of the Preferred Stock will be subordinated to all then existing indebtedness of the Company and of Barth & Dreyfuss.

         Payment of Dividends. The Company has never declared or paid any cash dividends on its capital stock, and it does not anticipate paying any such dividends in the foreseeable future. Payment of any future cash dividends on the Preferred Stock and the Common Stock will depend on the earnings and capital requirements of the Company, as well as certain covenants that may arise out of the New Credit Facility. Additionally, although the holders of Preferred Stock will be entitled to receive cash dividends on the Preferred Stock under certain circumstances, out of funds legally available therefor, there can be no assurance that such funds will be available or that the Company's Board of Directors will declare any such cash dividends. Because the Company derives substantially all of its operating income from Barth & Dreyfuss, the Company's ability to pay cash dividends on the Preferred Stock and Common Stock will depend on the profitability of Barth & Dreyfuss and upon Barth & Dreyfuss providing the Company with such funds (in such amounts as are required by all applicable laws for the Company to hold to make such dividend payment) for dividend distribution.

         Limitation on Repurchase of New Notes Following Change of Control. In certain circumstances involving a change in control, and subject to legally available surplus, the Company will be required to repurchase all of the outstanding shares of Preferred Stock. In such event, there can be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price. The Company's ability to repurchase the New Notes in such event may be limited by law or the terms of other agreements relating to borrowings by the Company or its subsidiaries, including the New Indenture.

RISKS RELATING TO THE COMPANY'S BUSINESS

         Dependence on Key Customers. Approximately 51% of the Company's total gross sales in fiscal 2001 were to three retailers: Wal-Mart, Target and Kmart. The loss of any of these customers or a significant reduction in the amount of their business with the Company would have a material adverse effect on the Company's business, financial condition and results of operations. On January 22, 2002, Kmart filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code. As of the date of this Amendment, the Company does not expect such filing to have a material adverse effect on its business, financial condition or results of operations.

         Speculative Nature of Financial Projections. The projections of the Company's next five years of operations that are included in this Exchange Offer Statement are merely an estimate and are speculative in nature. Such projections have been prepared by, and are the responsibility of, the Company's management. KPMG, the Company's auditors, have not examined nor compiled the projections, and accordingly, do not express an opinion or provide any other form of assurance with respect thereto. While the projections of the Company's next five years of operations are presented with numerical specificity, such projections are based on the Company's estimate of its projected results. These estimates are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company, including future business decisions which are subject to change. As financial projections are necessarily speculative in nature, it is usually the case that one or more of the assumptions do not materialize. In addition, the results, performance and achievements of the Company involve known and unknown risks, uncertainties and other factors. Accordingly, the financial projections are only an estimate and actual results can be expected to vary from estimates, and the variations may be substantial.

         Accordingly, the financial projections herein should not be regarded as a representation by the Company or any other person that the projections will be achieved. The Company cautions holders of its securities not to place undue reliance on the projections. The Company does not intend to update or otherwise revise the projections to reflect events or circumstances existing or arising after the date of this Amendment to reflect the occurrence of unanticipated events, except as required by applicable law.

               CERTAIN INFORMATION RELATING TO THE EXCHANGE OFFER

CONDITIONS TO AND AMENDMENT OF THE EXCHANGE OFFER

         Unless the Exchange Offer is further amended, the Company may accept any and all of its Original Notes validly tendered. The Exchange Offer is subject to the conditions described below.

         The Company intends to consummate the Exchange Offer if, and only if, it receives, and the Exchange Offer is expressly conditioned upon the receipt by the Company of, valid tenders of Original Notes in an aggregate principal amount of not less than $32,062,500 (representing 95% of the principal amount of the Original Notes).

         An application has been filed with the Commission for qualification of the Indenture under which the New Indenture will be issued under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Offer is conditioned upon the New Indenture being qualified under the Trust Indenture Act.

           In addition to the foregoing conditions, the Company may decline to accept any Original Notes in exchange for the New Notes, Preferred Stock and Exchange Common and may withdraw the Exchange Offer as to Original Notes not then accepted if, before the time of acceptance, there shall have occurred any of the following events which, in the Company's sole judgment, makes it inadvisable to proceed with such acceptance:

                  (a) the Company shall not have received the necessary financing to consummate the Exchange Offer (such amounts to be determined in the sole discretion of the Company);

                  (b) Barth & Dreyfuss shall have not entered into the New Credit Facility or obtained another replacement working capital facility sufficient, in its sole judgement, to support its working capital needs (such amounts and terms of such facility to be determined in the sole discretion of the Company);

                  (c) any government agency or other person shall have instituted or threatened any action or proceeding before any court or administrative agency (i) challenging the acquisition of Original Notes pursuant to the Exchange Offer, the issuance of the New Notes, Preferred Stock or Exchange Common pursuant to the Exchange Offer or otherwise in any manner relating to the Exchange Offer or (ii) otherwise materially adversely affecting the Company, or there shall have occurred any existing action or proceeding with respect to the Company;

                  (d) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority, which would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

                  (e) any state of war, national emergency (including terrorist attacks on United States interests either inside or outside the United States), banking moratorium or suspension of payments by banks in the State of California shall have occurred, or there shall have occurred a material adverse change in the securities markets generally;

                  (f) any required consents or approvals from third parties or government regulatory agencies shall not have been obtained;

                  (g) any change, or development involving a prospective change, in or affecting the business or financial affairs of the Company shall have occurred; or

                  (h) the Trustee under the Existing Indenture shall have objected in any respect to or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of the Exchange Offer or shall have taken any action that challenges the validity or effectiveness of the making of the Exchange Offer or the acceptance of, or issuance of the Exchange Common or the New Notes in exchange for, the Original Notes.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. Any failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         The Company reserves the right to waive any of the foregoing conditions. The Company also reserves the right to amend the Exchange Offer by either (i) public announcement of any amendment or (ii) notification to all holders of Original Notes via facsimile or electronic-mail. The Exchange Offer, however, may not be amended or withdrawn unless the amendment or the circumstances described above regarding withdrawal occur prior to the Expiration Time.

EXPIRATION TIME

         The Exchange Offer will terminate at 12:00 midnight, New York Time, on May 8, 2002, unless extended by the Company in its sole discretion. During any extension of the Exchange Offer, all Original Notes previously tendered and not accepted for purchase will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted for exchange by the Company. The later of 12:00 midnight, New York Time, on May 8, 2002, and the latest time and date to which the Exchange Offer may be extended, is referred to herein as the "Expiration Time."

         In order to participate in the Exchange Offer, holders of Original Notes who tendered their Original Notes pursuant to the Original Exchange Offer Statement (as well as all other holders), must complete the accompanying revised Letter of Transmittal, which is printed on green colored paper (and not the
                                           -----                    ---
Letter of Transmittal delivered to holders of Original Notes in the Exchange Offer materials sent to such holders on January 16, 2002 (which was then printed on gray colored paper)), and forward it and any other required documents to
   ----
State Street Bank and Trust Company (the "Exchange Agent"). Holders of Original Notes registered in the name of a broker, dealer, bank, trust company, or other nominee must contact such institution to tender their Original Notes. Holders who previously delivered Original Notes and a Letter of Transmittal pursuant to the exchange offer materials sent on January 16, 2002 have the right to withdraw such tenders of Original Notes if they do not wish to participate in the Exchange Offer. However, once Original Notes have been tendered in the revised Exchange Offer, they may not be withdrawn.

EXCHANGE AGENT

         State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the revised Letter of Transmittal should be addressed to the Exchange Agent, as follows:

                       By Mail, Hand or Overnight Delivery:

                       STATE STREET BANK AND TRUST COMPANY
                        Corporate Trust Window, 5th Floor
                              2 Avenue de Lafayette
                           Boston, Massachusetts 02111
  Attention: Ralph Jones, Corporate Trust Administration (BDK Holdings, Inc.)

                        By Registered or Certified Mail:

                       STATE STREET BANK AND TRUST COMPANY
                           Corporate Trust Department
                                  P.O. Box 778

                        Boston, Massachusetts 02102-0078
  Attention: Ralph Jones, Corporate Trust Administration (BDK Holdings, Inc.)

                              Confirm by Telephone:
                           Ralph Jones (617) 662-1548

         DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

INFORMATION AGENT

         Georgeson Shareholder Communications Inc. has been appointed as Information Agent for the Exchange Offer. Any requests for additional copies of this Amendment, the Original Exchange Offer Statement, the revised Letter of Transmittal or the revised Notice of Guaranteed Delivery may be directed to the Information Agent, at the telephone number set forth below:

                    Georgeson Shareholder Communications Inc.

                           (212) 440-9800 (telephone)

WHERE TO OBTAIN ADDITIONAL INFORMATION

         The Company will provide further assistance pursuant to the Exchange Offer. Noteholders with questions regarding the Exchange Offer should contact Warren E. Munday of the Company via telephone at (818) 260-4800, ext. 234, or via electronic mail at buddym@bndcal.com, or write to the Company at:

                               BDK Holdings, Inc.
                      2255 North Ontario Street, Suite 300
                                Burbank, CA 91504
                           Attention: Warren E. Munday

         The Information Agent will provide additional copies of the enclosed materials relating to the Exchange Offer. To obtain such additional copies, please contact the Information Agent at the telephone number above. See "Information Agent."

         LETTERS OF TRANSMITTAL SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO THE COMPANY. See the Sections of the Original Exchange Offer Statement entitled "The Exchange Offer -- How to Tender" and " The Exchange Offer -- Exchange Agent."

                  REVISED MANAGEMENT COMPENSATION ARRANGEMENTS

         Employment Agreement of Warren E. Munday

         Upon the consummation of the Exchange Offer, the Company will enter into a revised employment agreement (the "Employment Agreement") with Warren E. Munday, to continue his service to the Company as its Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer. In connection with the consummation of the Exchange Offer, the term of Mr. Munday's employment under the Employment Agreement will be extended to December 31, 2006.

         If a change of control of the Company occurs and after the date of such change of control, (i) Mr. Munday is involuntarily terminated for any reason other than for "cause," death, or becoming "materially disabled" within a period ending on the earlier of (a) the first year anniversary of such change of control or (b) December 31, 2006 or (ii) Mr. Munday voluntarily terminates his employment for "good reason" within such period, the Company will be required to pay Mr. Munday, subject to the limits imposed by Section 280G of the IRC, a one-time lump sum severance payment equal to one times his base salary, plus his full target bonus for the fiscal year during which Mr. Munday's employment is terminated.

         If prior to the date of such change of control, Mr. Munday is involuntarily terminated for any reason (other than "cause" or death, or becoming "materially disabled") or Mr. Munday voluntarily terminates his employment for "good reason" within ninety days from and including the date of occurrence of any event constituting "good reason," and Mr. Munday reasonably demonstrates that such involuntary termination or the occurrence of an event constituting "good reason," as the case may be, (a) occurred at the request of a person who has indicated an intention or taken steps reasonably calculated to effect a change of control or (b) otherwise occurred in connection with, or in anticipation of, a change of control which actually occurs, then the termination of Mr. Munday's employment shall be deemed to have occurred immediately following such change of control, and Mr. Munday would be entitled to the above described one-time lump sum severance payment. There shall be an irrebuttable presumption that any such involuntarily termination or event constituting "good reason" within ninety days prior to and excluding the date of a change of control will be in connection with the anticipated change of control.

         Additionally, if Mr. Munday resigns during the 90 day period beginning on the first anniversary of a change of control but prior to December 31, 2006, Mr. Munday shall be entitled to receive a one-time lump sum severance payment from the Company equal to one times his base salary, plus his full target bonus for the fiscal year during which Mr. Munday's employment is terminated, subject to the limits imposed by Section 280G of the IRC.

         If Mr. Munday is terminated for any reason other than for "cause," death, or becoming "materially disabled" at any time prior to December 31, 2006, the Company will be required to pay Mr. Munday, over a period of one year, one year's base salary plus his full target bonus for the fiscal year during which Mr. Munday's employment is terminated.

         Revised New Management Plan

         Prior to the mailing of the initial exchange offer on January 16, 2002, the Special Committee conducted negotiations with the Company's management and came to agreement upon the terms of a plan to provide additional compensation to certain executives of the Company upon the sale of the Company (by merger or otherwise) or a sale of all or substantially all of the assets of the Company's subsidiaries (the "New Management Plan"). After its discussions with several of the largest holders of the Company's Original Notes, the Special Committee has determined that it is in the best interests of the Company to have the Company's Board of Directors, as it is constituted after the consummation of the Exchange Offer, review the terms of the New Management Plan. It is not known whether, after such review, the New Management Plan will closely resemble the New Management Plan as it was originally proposed. However, it is anticipated that the extent to which executives will share in the aggregate proceeds received in a future sale of the Company will not exceed twenty percent (20%).

         Until the decision with respect to the New Management Plan is made by the Company's new Board of Directors, existing executives (other than Mr. Munday) will retain their existing stock options, though the shares underlying such options will suffer substantial dilution as a result of the Exchange Offer.

         As described in the Original Exchange Offer Statement, the New Management Plan as originally proposed provided that the participating executives would have the right to share in the aggregate proceeds of a sale of the Company received by the Company or its stockholders that exceeded (i) the aggregate principal amount of the New Notes outstanding at the time of such sale, (ii) the aggregate amount of any term loan borrowings of the Company or its subsidiaries, and (iii) any cash or cash equivalents of the Company (or its subsidiaries) at the effective time of such sale in excess of $1,000,000 (such amount of aggregate proceeds exceeding the sum of (i), (ii) and (iii), the "Proceeds Pool"). The amount of the Proceeds Pool then distributed to the executives participating in the originally proposed New Management Plan would be, subject to the limits imposed by Section 280G of the IRC, equal to the difference between (y) twenty percent (20%) of the Proceeds Pool (the "Participation Percentage"), minus (z) a specified percentage (eighty percent (80%) if such a sale is consummated in or before 2004, sixty percent (60%) if such a sale is consummated in 2005, and fifty percent (50%) if such a sale is consummated in 2006 or after) of the aggregate amount paid or payable by the Company to its executives in the aggregate pursuant to the Executive Bonus Plan; provided, however, that under no circumstances would any amounts be paid to such participating executives until the New Notes, and all accrued but unpaid interest thereon, were paid in full.

         If at any time after the consummation of the Exchange Offer the Company issued additional equity, the Participation Percentage was to be adjusted so that the aggregate payments due from the Company on a sale pursuant to the originally proposed New Management Plan were reduced to the same degree as the holders of the Company's capital stock suffered dilution of their equity interests in the Company from such issuance. For instance, if the Company were to issue new shares of Common Stock after the consummation of the Exchange Offer that equated to ten percent of the Company's outstanding equity, the Participation Percentage would be reduced from twenty percent (20%), to eighteen percent (18%).

         The proposed New Management Plan is subject to further discussion and has not been approved by the Company's Board of Directors.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         Implementation of the Exchange Offer may have federal, state, and local tax consequences to the Company and to the holders of Original Notes and Common Stock. No tax opinion has been sought or will be obtained with respect to any tax consequences of the Exchange Offer, and the following disclosure (the "Tax Disclosure") does not constitute and is not intended to constitute either a tax opinion or tax advice to any person. Rather, the Tax Disclosure is provided for informational purposes only.

         The Tax Disclosure summarizes only certain of the federal income tax consequences associated with the Exchange Offer's implementation, and does not attempt to comment on all such aspects of the Exchange Offer's implementation. Moreover, certain of the federal income tax consequences described in the Tax Disclosure are dependent on factual determinations that are subject to uncertainties. Similarly, the Tax Disclosure does not attempt to consider any facts or limitations applicable to any particular holder of the Original Notes. The Tax Disclosure also does not address state, local, or foreign tax consequences or the consequences of any federal tax other than the federal income tax.

         The Tax Disclosure is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "IRC"), the Treasury regulations promulgated thereunder, existing judicial decisions, and administrative rulings. In light of the numerous recent amendments to the IRC, no assurance can be given that legislative, judicial, or administrative changes will not be forthcoming that would affect the accuracy of the discussion below. Any such changes could be material and could be retroactive with respect to the transactions entered into or completed prior to the enactment or promulgation thereof. Finally, the tax consequences of certain aspects of the Exchange Offer are uncertain due to a lack of applicable legal authority and may be subject to judicial or administrative interpretations that differ from the discussion below.

         Tax legislation has been introduced in the past which, if enacted, would fundamentally alter the basic scheme of federal taxation by replacing the federal income tax with a national retail sales tax or a form of value added tax. Other proposed tax legislation would transform the current graduated-rate federal income tax into an income-based flat tax. Fundamental tax reform of the type described above may be re-introduced and enacted in 2002 or subsequent years. Insofar as the discussion below addresses income tax consequences in 2002 and/or subsequent years, such discussion may be completely invalidated if fundamental tax reform is enacted.

         Holders of the Original Notes and holders of the Common Stock therefore are advised to consult with their own tax advisors regarding the tax consequences to them and to the Company of the transactions contemplated by the Exchange Offer, including federal, state, local, and foreign tax consequences.

         FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY; REDUCTION OF COMPANY'S INDEBTEDNESS

         Pursuant to the terms of the Exchange Offer, the Company intends to issue New Notes, Preferred Stock and shares of Exchange Common for Original Notes. In addition, the Company intends to pay in cash the accrued interest on the Original Notes. Actual debt cancellation in excess of the fair market value of the Exchange Common and the Preferred Stock and face amount of the New Notes will hereinafter be referred to as a "Debt Discharge Amount."

         In general, the IRC provides that a taxpayer who realizes a cancellation or discharge of indebtedness must include the Debt Discharge Amount in its gross income in the taxable year of discharge. The Debt Discharge Amounts for the Company will arise with respect to holders of the Original Notes who will receive, in partial satisfaction of such Original Notes, consideration consisting of the New Notes, the Preferred Stock and the Exchange Common of the Company. Section 108(e)(8) of the IRC now provides that the indebtedness exchanged for the Exchange Common and the Preferred Stock will be treated as satisfied but only by an amount equal to the fair market value of the Exchange Common and the Preferred Stock issued by the Company. In addition, under sections 108(e)(10) and 1274 of the IRC, because the New Notes are not expected to be publicly traded, indebtedness exchanged for the New Notes should be treated as satisfied by an amount equal to the stated principal amount of the New Notes. No income from the discharge of indebtedness is realized to the extent that payment of the liability being discharged would have given rise to a deduction.

Thus, amounts paid in cash for accrued, but unpaid interest on the Original Notes should not give rise to Debt Discharge Amounts.

         The Debt Discharge Amount is excluded from income if the Company is insolvent immediately prior to the cancellation, but only to the extent of such insolvency (the "Insolvency Exception"). The Company believes that it is insolvent within the meaning of this rule. To the extent the Debt Discharge Amount exceeds the amount of insolvency, such excess will be includable in the Company's gross income in the year the Exchange Offer is consummated. The Company believes that it will not have to include a significant amount of the Debt Discharge Amount in its income in 2002 as a result of the Exchange Offer.

         Section 108(b) of the IRC requires certain tax attributes of the Company to be reduced by any portion of the Debt Discharge Amount excluded from income. Tax attributes are reduced in the following order of priority: net operating losses and net operating loss carryovers; general business credits; minimum tax credits; capital loss carryovers; basis of property of the taxpayer; passive activity loss or credit carryovers; and foreign tax credit carryovers. Tax attributes are generally reduced by one dollar for each dollar excluded from gross income, except that general tax credits, minimum tax credits, and foreign tax credits are reduced by 33.3 cents for each dollar excluded from gross income. An election can be made to alter the order of priority of attribute reduction by first applying the reduction against depreciable property held by the taxpayer in an amount not to exceed the aggregate adjusted basis of such property. The Company does not presently intend to make such election. If this decision were to change, the deadline for making such election is the due date (including extensions) of the Company's federal income tax return for the taxable year in which such debt is discharged pursuant to the Exchange Offer.

         The Service in the past has taken inconsistent positions with respect to the application of the attribute reduction rules under section 108(b). Consequently, the amount of NOLs that may be carried forward on the Company's consolidated tax returns for years following the year of the Exchange Offer is uncertain.

         CARRYOVER AND AVAILABILITY OF COMPANY'S NET OPERATING LOSSES

         General

         Based on the Company's consolidated 2000 federal income tax return as filed, the Company and its subsidiaries have approximately $71.6 million of consolidated net operating losses ("CNOLs") carried forward from the tax year ended December 31, 2000 into the tax year ended December 31, 2001, of which $52.9 million is attributable to the Company. Of the $71.6 million of CNOLs, at least $45 million of the CNOLs were generated prior to the year of the confirmation of the Papercraft Plan (the "Old CNOLs"), of which at least $34.7 million were attributable to the Company (the "Old NOLs"). The approximately $26.6 million remainder of the CNOLs (the "New CNOLs"), of which approximately $18.2 million is attributable to the Company (the "New NOLs"), were generated in 1992, 1998, 1999 and 2000. The Company estimates that it has generated approximately $3.6 million of net operating losses in the tax year ending December 31, 2001.

         It is likely that the utilization of carryforwards of the Old CNOLs and Old NOLs is already restricted under section 382 of the IRC because of an ownership change occurring as a result of the implementation of the Papercraft Plan. In addition, all CNOL and NOL amounts are subject to review and significant adjustment upon audit by the Service. The estimates of the Company's CNOLs are also subject to legal and factual uncertainty, including the allocation of the CNOLs among (i) the Company and its subsidiaries and (ii) the periods before and after the confirmation of the Papercraft Plan. The tax attribute reduction rules of section 108(b) of the IRC likely will eliminate a portion of Company's NOLs, and depending on the position taken by the Service, may reduce the CNOLs of Company and its subsidiaries as a result of debt cancellation attributable to the Exchange Offer. However, a favorable section 108(b) ordering rule should allow the Company to retain most of its more valuable New CNOLs and New NOLs. According to the section 108(b) ordering rule, the NOLs are reduced in the following order: the NOLs and CNOLs generated in 2002, if any; the Old CNOLs and Old NOLs and, lastly, the New CNOLs and the New NOLs.

         Section 382

         Section 382 of the IRC places potentially severe limitations upon the use of a corporation's NOLs and certain other tax attributes if an "ownership change" occurs with respect to such corporation's stock. In general, an ownership change occurs if, on any testing date, certain shareholders have increased their ownership of the loss corporation by more than fifty percentage points over their ownership at the beginning of the testing period, which is the lesser of three years or the date of the most recent ownership change.

         In making this determination, the Exchange Common and the Preferred Stock issued to the holders of Original Notes will be valued on the date of the exchange. Nevertheless, although not free from doubt, the issuance of "stock" (as such term is defined for purposes of the section 382 limitation) pursuant to the Exchange Offer by itself should not trigger a new ownership change. This is because the Company believes that there will be an overlap of more than 50 percent in the ownership of the Original Notes and the Common Stock of the Company outstanding immediately prior to the Exchange Offer that will have existed for the past three years. Furthermore, the Company intends to take the position for purposes of determining the ownership of the Common Stock held in the Disbursing Fund, that such ownership in respect of the Common Stock ultimately issued to creditors should relate back to the date when such shares of the Common Stock were transferred by the Company to the Disbursing Fund for the benefit of such Creditors. Likewise, if a Creditor transferred its rights to receive from the Disbursing Fund shares of Common Stock prior to the release of such shares, ownership should relate back to the date of the transfer to the Creditor's transferee. Consequently, subsequent transfers of shares of the Common Stock from the Disbursing Fund to its ultimate beneficiaries (i.e., to Creditors or subsequent transferees who received such transfers more than three years earlier) should not constitute additional owner shifts for purposes of determining whether an ownership change has taken place under section 382 of the IRC. Therefore, the Company believes, but cannot provide any assurance, that the Exchange Offer (and the release of shares from the Disbursing Fund, if such release takes place prior to the consummation of the Exchange Offer) should not trigger another ownership change within the meaning of section 382 of the IRC.

         However, if the limitations and restrictions of section 382 of the IRC should apply, in the consolidated group context, such limitation would apply on a single entity basis with respect to the affiliated group filing a consolidated return for the year in which the ownership change occurs. Therefore, in general, although ownership changes are determined at the Company level, the section 382 limitation, if any is triggered, would apply on a single entity basis to the Company and its subsidiaries. Under section 382 of the IRC, following an ownership change, the amount of a loss corporation's taxable income that can be offset by pre-ownership change NOLs during any post-ownership change year generally cannot exceed an amount equal to the loss corporation's value immediately before the ownership change (excluding proscribed contributions to capital) multiplied by the long-term tax-exempt rate. The long-term tax-exempt rate changes from month to month based on changes in prevailing interest rates. For ownership changes that occur in May 2002, the long-term tax-exempt rate is
5.01 percent.

         In addition, the section 382 limitation during the five years following such ownership change is increased (and thus, a loss corporation may utilize a greater amount of its pre-change losses in such post-change years) by the amount of any gain recognized in such years from the sale of an asset to the extent that such asset has unrealized built-in gain at the time of the ownership change. The built-in gain rule applies only if at the time of the ownership change the loss corporation has an overall net unrealized built-in gain that exceeds the lesser of (a) $10 million and (b) fifteen percent of the fair market value of its assets (excluding cash and cash equivalents). Similarly, if the loss corporation at the time of the ownership change has an overall net unrealized built-in loss that exceeds the lesser of (a) $10 million and (b) fifteen percent of the fair market value of its assets (excluding cash and cash equivalents), use of built-in losses recognized during the five year period following the ownership change will be subject to the section 382 limitation as if they were pre-change NOLs.

         Any shift in the ownership of stock of the Company, directly or by attribution, outside the scope of the Exchange Offer may trigger the application of section 382 and other provisions of the IRC that may affect the availability of the Company's CNOLs. Because the federal income tax consequences of any such shift would depend on the particular facts and circumstances at such time and the application of complex legislation and regulations, the Company expresses no views as to the effect of any transactions outside the scope of the Exchange Offer or the survival of any CNOLs or other carryovers.

         TAX CONSEQUENCES TO HOLDERS OF ORIGINAL NOTES

         General

         The tax consequences of the Exchange Offer to a holder of Original Notes will depend on whether the Original Notes constitute a "security" of the Company for federal income tax purposes and the type of consideration received by the holder of Original Notes in exchange for such Original Notes, whether the holder reports income on the cash or accrual method and whether the holder receives consideration in more than one tax year of the holder.

         In general, a "security" for federal income tax purposes is a long term debt instrument, and the term does not include stock. The determination whether the Original Notes and/or the New Notes constitute a "security" for federal income tax purposes is based upon the facts and circumstances surrounding the origin and nature of such notes and their maturity date. Generally, holders of securities assume a substantial risk of the corporate enterprise and do not merely temporarily advance funds for current corporate needs. Thus, bonds or debentures with an original term in excess of ten years have been held to be "securities" for federal income tax purposes ("Tax Securities"). The Company, thus, believes that the Original Notes constitute Tax Securities. Although the term of the New Notes is relatively short, based on the facts and circumstances, the Company believes, but cannot provide any assurance, that the New Notes will also constitute Tax Securities.

         The tax consequences upon the receipt of consideration properly allocable to interest are discussed below. See "Tax Consequences to Holders of Original Notes--Receipt of Consideration in Respect of Interest."

         Recapitalization Reorganization

         Section 354 of the IRC provides for nonrecognition of gain or loss by holders of Tax Securities of a corporation who exchange these claims for stock and other Tax Securities pursuant to a recapitalization under section 368(a)(1)(E) of the IRC, so long as the principal amount of Tax Securities received does not exceed the principal amount of the Tax Securities surrendered in the exchange. The discussion that follows assumes, unless otherwise indicated, that both the Original Notes and the New Notes are Tax Securities.

         The exchange of the Original Notes for the New Notes, the Preferred Stock and the Exchange Common should be considered a recapitalization that qualifies as a reorganization for federal income tax purposes. Thus, holders of the Original Notes should not recognize any gain or loss on the exchange of the Original Notes for the New Notes because the principal amount of the New Notes received in the exchange will not exceed the principal amount of the Original Notes surrendered in such exchange. In any case, holders of the Original Notes will not recognize gain or loss on the exchange of the Original Notes for the Exchange Common and the Preferred Stock. In each case, the nonrecognition rule of section 354 of the IRC is not applicable by its terms if the Exchange Common, the Preferred Stock and/or the New Notes are treated as received in part for accrued interest, as discussed below. See "Tax Consequences to Holders of Original Notes--Receipt of Consideration in Respect of Interest."

         If the New Notes are not treated as Tax Securities, a cash-basis holder of the Original Notes would recognize gain (but not loss) equal to the lesser of
(i) the excess, if any, of the sum of the fair market values of the New Notes, the Preferred Stock and the Exchange Common received pursuant to the Exchange Offer over the basis of such holder in the Original Note (other than amounts in respect of accrued interest) and (ii) the fair market value of the New Notes (that is, the New Notes will be treated as "boot" received in connection with a recapitalization that qualifies as a reorganization under section 368(a)(1)(E)). See "Tax Consequences to Holders of Original Notes--Determination of Character of Gain" below for discussion of the character of any gain recognized as a result of the Exchange Offer and "Tax Consequences to Holders of Original Notes--Tax Basis and Holding Period of Items Received" below for discussion of the tax basis in the New Notes that are not treated as Tax Securities.

         Determination Of Character Of Gain

         In the case of a holder whose Original Note constitutes a capital asset in the hands of such holder, the gain required to be recognized will be classified as a capital gain, except to the extent of interest (including accrued market discount, if any, as discussed below; see "Tax Consequences to Holders of Original Notes--Market Discount"). Any capital gain recognized by a holder will be long-term gain with respect to those Original Notes for which the holder's holding period is more than one year, and short-term capital gain with respect to such Original Notes for which the holder's holding period is one year or less. In this regard, it should be noted that section 582(c) of the IRC provides that the sale or exchange of a bond, debenture, note or certificate, or other evidence of indebtedness by a bank or certain other financial institutions shall not be considered the sale or exchange of a capital asset. Accordingly, any gain recognized by such holders as a result of the Exchange Offer will be ordinary income, notwithstanding the nature of their Original Notes. In addition, to the extent gain on the exchange of the Original Notes for the New Notes is at least equal to any accrued market discount not recognized by the holder, any gain recognized by the holder upon a subsequent sale or exchange of the Original Notes will be ordinary income to the extent of such accrued market discount.

         If a holder of the Original Note subsequently recognizes any gain on the sale or exchange of any Exchange Common, Preferred Stock and/or New Notes received, the gain recognized by such holder on such sale or exchange will be treated as ordinary income to the extent of any bad debt deduction attributable to such holder's Original Note, and any additional gain will be treated as capital gain provided that the Exchange Common, the Preferred Stock and/or the New Notes, as the case may be, constitutes a capital asset in the holder's hands.

         Tax Basis And Holding Period Of Items Received

         The aggregate tax basis of the Exchange Common, the Preferred Stock and the New Notes received in exchange for the Original Notes by a cash-basis holder of such Original Notes, other than amounts received on account of accrued interest, will be a substituted basis equal to the holder's basis in the Original Notes surrendered (other than amounts in respect of accrued interest), increased by any gain recognized as a result of the Exchange Offer, and decreased by the amount of "boot" received. This aggregate tax basis will, in turn, be apportioned among the Exchange Common, the Preferred Stock and the New Notes according to their fair market values at the time of the exchange.

         If the New Notes are treated as "boot" (i.e., do not constitute Tax Securities), the aggregate tax basis will first be allocated to such New Notes, up to the amount of such New Notes' face amounts, and the remainder of the aggregate tax basis will be allocated to the Exchange Common, the Preferred Stock and the New Notes treated as Tax Securities, as applicable.

         A holder's holding period for the Exchange Common, the Preferred Stock and the New Notes, assuming the New Notes are Tax Securities, (other than consideration received on account of interest) received pursuant to the Exchange Offer will include the period during which such holder held the Original Notes exchanged therefor. If the New Notes do not constitute Tax Securities, the holding period for such New Notes will begin on the day following the exchange.

         Receipt Of Consideration In Respect Of Interest

         Income attributable to accrued but unpaid interest will be treated as ordinary income, regardless of whether the holder's Original Notes are capital assets in its hands. A holder who had previously included in income accrued but unpaid interest attributable to its Original Notes will recognize a loss to the extent such accrued but unpaid interest is not satisfied in full. For purposes of the above discussion, "accrued" interest means interest which was accrued while the Original Note was held by the holder. The Company intends to pay the accrued interest on the Original Notes in cash. Thus, the Company intends to take the position that none of the consideration received by the holder of the Original Notes pursuant to the Exchange Offer is allocable to such interest.

         Market Discount

         If a holder has a lower tax basis in the Original Note than its face amount, the difference may constitute market discount under section 1276 of the IRC. Holders for whom the Company obligations are market discount bonds will be required to treat as ordinary income any gain recognized upon the exchange of such obligations (e.g., if the New Notes do not constitute Tax Securities) to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include such market discount in income as it accrued. Any accrued market discount not treated as ordinary income upon the exchange of the Original Notes will carry over into the New Notes, the Preferred Stock and the Exchange Common.

         Withholding

         The Company will withhold any amounts required by law from payments made to the holders of the Original Notes. This may require payments by certain holders of the required withholding tax on non-cash consideration received pursuant to the Exchange Offer. In addition, holders may be required to provide general tax information to the Company.

         TAX TREATMENT OF THE NEW NOTES

         Original Issue Discount

         The New Notes will pay interest semiannually at a stated rate of nine percent (9%) per annum. According to the terms of the New Notes, the Company may not, if certain operating performance goals are not met, pay interest to the holders of the New Notes. Instead such unpaid interest will accrue and will be added to the principal of the New Notes. Because of the possibility that the Company may defer certain interest payments, the New Notes will be treated as issued with original issue discount for federal income tax purposes.

         The total amount of the original issue discount ("OID") on a New Note is the excess of its "stated redemption price at maturity" (which is defined as the sum of all payments, other than certain qualified stated interest payments, to be made on the New Note over the term of such New Note, whether denominated as interest or principal) over its "issue price." Because of the possibility that the Company may defer certain interest payments, none of the interest payments due on the New Notes will be treated as qualified stated interest and thus all interest payments due on the New Notes will be included in the stated redemption price at maturity. The "issue price" of each New Note will be its stated principal amount because the New Notes will not be publicly traded and the Original Notes were not publicly traded within the meaning of the OID rules and because the New Notes provide for adequate stated interest. Accordingly, the yield to maturity of the New Notes will be 9%. Assuming that the New Notes are not redeemed prior to their stated maturity date and assuming that interest payments are not made until the stated maturity date of the New Notes, the total amount of OID on each New Note will be approximately 55.3% of its face amount. Except as discussed below with respect to the amortizable bond premium and acquisition premium, each holder of a New Note (whether a cash or accrual method taxpayer) will be required to include in income such OID as it accrues, which accrual will be in advance of the receipt of some or all of the related cash payments if the Company does not meet certain operating performance goals and for cash basis holders may be in advance of receipt of payments, even if paid on schedule.

         The amount of OID includable in income by a holder is the sum of the "daily portions" of OID with respect to the New Note for each day during the taxable year or portion of the taxable year on which such holder held such New Note, reduced by the daily portion of acquisition premium, if any. The daily portion of OID is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The accrual periods for a New Note will be periods that are selected by the holder that are no longer than one year, provided that each scheduled payment occurs either on the final day or on the first day of an accrual period. The amount of OID allocable to any accrual period other than the initial short accrual period (if any) and the final accrual period is an amount equal to the product of the New Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price of the New Note at the beginning of the final accrual period. The amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of the New Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments, or payments on the first day of the current accrual period with respect to such New Note. The Company is required to report the amount of OID accrued on New Notes held of record by persons other than corporations and other exempt holders, which may be based on accrual periods other than those chosen by the holder.

         The net effect of the foregoing rules as they apply to the New Notes is to treat all holders (whether on a cash or accrual method of accounting) as if they were accrual method holders. Therefore, the stated interest on the New Notes should be includible in income as it accrues (including compounding as appropriate).

         Acquisition Premium; Amortizable Bond Premium

         If a holder, as a result of the allocation of tax basis in the Original Note, is treated as acquiring the New Notes for an amount that is greater than the adjusted issue price of the New Notes on the date of the Exchange, as determined in accordance with the original issue discount rules, above, but less than or equal to the sum of all amounts payable on the New Notes after the date of the Exchange (the "remaining redemption amount"), the holder should be considered to have acquired such New Notes at an "acquisition premium." A holder of New Notes that are acquired at an acquisition premium may reduce the amount of the OID otherwise includible in income with respect to each New Note by the "acquisition premium fraction." The acquisition premium fraction is that fraction the numerator of which is the excess of the holder's adjusted tax basis in the New Note immediately after its acquisition on the Exchange Date over the adjusted issue price of the New Note and the denominator of which is the excess of the remaining redemption amount over the adjusted issue price of the New Note. Alternatively, a holder of a New Note that is acquired at an acquisition premium, may elect to compute the OID accrual on the New Note by treating the acquisition price of the New Note as the issue price, and applying the original issue discount rules thereto using a constant yield method. If the tax basis is equal to or greater than the remaining redemption amount, the holder should have no OID.

         If a holder is treated as acquiring the New Notes for an amount in excess of the stated redemption price at maturity (which should be the case if the portion of the aggregate tax basis in the Original Notes allocable to the New Notes exceeds the stated redemption price at maturity of the New Notes), such holder should be considered to have acquired the New Notes with "amortizable bond premium." A holder of New Notes generally may elect to amortize the premium over the remaining term of the New Notes on a constant yield method as applied with respect to each accrual period of the New Notes, and allocated ratably to each day within an accrual period in a manner substantially similar to the method of calculating daily portions of original issue discount, as described above. Bond premium on the New Notes held by a holder that does not make such an election will decrease the gain or increase the loss otherwise recognized upon disposition of the New Notes. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Service.

         TAX TREATMENT OF THE PREFERRED STOCK

         Dividends on Preferred Stock

         Distributions on the Preferred Stock paid in cash, if any, will be treated as dividends to the holders (and will be taxable to such holders as ordinary income) to the extent of the Company's current and accumulated earnings and profits at the end of the taxable year of distribution, as determined under federal income tax principles. The Company believes that it currently has no current or accumulated earnings and profits. The existence of current and accumulated earnings and profits at the end of this year and in subsequent years will depend on future levels of profits and losses, which the Company cannot accurately predict at this time. To the extent that the amount of a distribution on the Preferred Stock exceeds the Company's current and accumulated earnings and profits, such distributions will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of the Preferred Stock in the hands of each holder (but not below zero), thus increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be realized by such holder upon the disposition of such Preferred Stock. The amount of any such distribution which exceeds the adjusted tax basis of the Preferred Stock in the hands of the holder will be treated as capital gain (if the holder holds Preferred Stock as a capital asset) and will be long-term capital gain if the holder's holding period for the Preferred Stock is longer than one year.

         Under section 243 of the IRC, corporate stockholders generally will be able to deduct 70% of the amount of any distribution qualifying as a dividend. However, there are many exceptions and restrictions relating to the availability of such dividends-received deduction. Corporate stockholders are urged to consult their tax advisors with respect to the availability of the dividends-received deduction for dividends paid on the Preferred Stock.

         Under section 1059 of the IRC, a corporate stockholder is required to reduce its tax basis (but not below zero) in stock it owns by the nontaxed portion of any "extraordinary dividend" received with respect to such stock if such stock has not been held for more than two years before the earliest of the date such dividend is declared, announced or agreed to. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction provisions of section 243 of the IRC. An extraordinary dividend on the Preferred Stock generally would be a dividend that (i) equals or exceeds 5% of the corporate stockholder's adjusted tax basis in such stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20% of the corporate stockholder's adjusted tax basis in such stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Preferred Stock is an extraordinary dividend, a corporate stockholder may elect to substitute the fair market value of such stock for such holder's tax basis for purposes of applying these tests, provided such fair market value is established to the satisfaction of the Secretary of the Treasury as of the day before the ex-dividend date. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders, in partial liquidation, or which would not have been treated as a dividend if any options had not been taken into account under section 318(a)(4) of the IRC or if section 304(a) of the IRC had not applied, regardless of the stockholder's holding period. If any part of the nontaxed portion of an extraordinary dividend is not applied to reduce the holder's tax basis as a result of the limitation on reducing such basis below zero, such part will be treated as gain upon sale or exchange of the stock. Special rules exist with respect to extraordinary dividends for "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends at the time the holder acquired such stock. A qualified preferred dividend does not include any dividend payable with respect to any share of stock if the actual rate of return of such stock for the period the stock has been held by the holder receiving the dividend exceeds 15%.
Section 1059 does not apply to qualified preferred dividends if the corporate stockholder holds such stock for more than five years. If the stockholder disposes of such stock before it has been held for more than five years, the aggregate reduction in basis will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during the period on the basis of the stated rate of return as determined under section 1059(e)(3) of the IRC. Corporate stockholders are urged to consult their tax advisors with respect to the possible application to section 1059 to their ownership and disposition of the Preferred Stock.

         A corporate stockholder's liability for alternative minimum tax may be affected by the portion of the dividends received which such corporate stockholder deducts in computing taxable income. This results from the fact that corporate stockholders are required to increase alternative minimum taxable income by 75% of the excess of adjusted current earnings over alternative minimum taxable income (determined without regard to this adjusted current earnings adjustment or the alternative tax net operating loss deduction).

         Redemption Premium on the Preferred Stock

         Under section 305(c) of the IRC and the applicable Treasury regulations, if the redemption price of the Preferred Stock exceeds its issue price by more than a de minimis amount, then the redemption premium will be treated as a series of constructive distributions received by the holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term of the Preferred Stock. The excess would be considered de minimis as long as it was less than the redemption price multiplied by 1/4 of 1% multiplied by the number of full years from issuance to redemption. These constructive distributions are taken into account under a constant yield method without regard to the holder's method of accounting and notwithstanding that the cash attributable to the redemption premium will not be received by the holder until a subsequent period. These principles are similar to the principles applicable to the taxation of original issue discount described above. Any amounts treated as a constructive distribution will be added to a holder's tax basis in the Preferred Stock. Subsequent purchasers of the Preferred Stock for a price in excess of the initial issue price plus any previously accrued constructive distributions and initial holders with a tax basis in excess of the issue price may be able to offset such excess against future constructive distributions proportionately, although the law is not clear on this matter. Because Preferred Stock may be redeemed at more than one time, the time and price at which redemption is most likely to occur must be determined based on all of the facts and circumstances as of the issue date.

         The Preferred Stock provides for optional rights of redemption by the Company at prices in excess of the issue price. Thus, holders could be required to recognize such excess if, based on all of the facts and circumstances, the optional redemptions are more likely than not to occur. Applicable regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if (i) the Company and the holder are not related within the meaning of the regulations; (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the Company to redeem the stock (disregarding, for this purpose, a separate mandatory redemption), and (iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under the regulations. Regardless of whether the optional redemptions are more likely than not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount or is in the nature of a penalty for premature redemption. The Company intends to take the position that the Company's optional redemption rights fit within the "safe harbor," and thus, the existence of the Company's optional redemption rights does not result in a constructive distribution to holders.

         The Company is required to redeem the outstanding shares of Preferred Stock at prices in excess of the issue price upon a Change of Control (as such term in defined in the section of this Amendment entitled "Description of Preferred Stock"). Additionally, the Preferred Stock is mandatorily redeemable upon the Company meeting certain operating performance goals and after retiring the New Notes and paying all accumulated dividends on the Preferred Stock. These mandatory redemption requirements could be considered analogous to the holders having the right to require the Company to redeem the stock if the Company meets a certain contingency. Applicable regulations provide that the rules of section 305(c) do not apply if the holder's ability to require the Company to redeem is subject to a contingency that is beyond the legal or practical control of either the holder or the holders as a group, and that, based on all the facts and circumstances as of the issue date, renders remote the likelihood of redemption. The Company believes that, based on all the facts and circumstances as of the issue date, the likelihood of redemption, as that term is used for federal income tax purposes, of the Preferred Stock is remote. Thus, the Company believes that the rules of section 305(c) should not apply to the Preferred Stock. However, if the Service were to successfully take the opposite position, the rules of section 305(c) described above would apply.

         Sale of Preferred Stock

         A holder that holds Preferred Stock as a capital asset will recognize capital gain or loss for federal income tax purposes upon a sale or exchange of such Preferred Stock in an amount equal to the difference between such holder's adjusted tax basis in the Preferred Stock and the amount realized from such disposition. Any such capital gain or loss will be long-term capital gain or loss if the holder held such Preferred Stock for more than one year at the time of the sale or exchange.

         Redemption and Exchange of the Preferred Stock

         A redemption of shares of the Preferred Stock will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of section 318 of the IRC, any of the Company's stock other than the redeemed Preferred Stock. If a holder does own, actually or constructively, such other stock (including the Preferred Stock not redeemed), a redemption of the Preferred Stock may be treated as a dividend to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). Such dividend treatment would not be applied if the redemption is "substantially disproportionate" with respect to the holder under section 302(b)(2) of the IRC or is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the IRC. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. Although no binding authority exists for determining whether a "meaningful reduction" has occurred, a redemption of the Preferred Stock where the holders also own, actually or constructively within the meaning of section 318 of the IRC, shares of Common Stock or Exchange Common and do not reduce their voting power as a result of this redemption will likely be treated as a dividend to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). Holders are urged to consult their tax advisors as to whether such holders are able to satisfy the foregoing tests.

         If the redemption of the Preferred Stock is not treated as a distribution taxable as a dividend, the redemption would be treated the same as if the Preferred Stock had been sold. See "Tax Treatment of the Preferred Stock--Sale of Preferred Stock."

         If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash or other property received by the holder. The holder's adjusted tax basis in the redeemed Preferred Stock will be transferred to any remaining stock holdings in the Company. If the holder does not retain any stock ownership in the Company, the basis may be added to the basis of the New Notes or the holder may lose such basis entirely. Under the "extraordinary dividend" provision of section 1059 of the IRC, a corporate holder may, under certain circumstances, be required to reduce basis in its remaining shares of stock of the Company's (and possibly recognize gain upon a disposition of such shares) to the extent the holder claims the 70% dividends-received deduction with respect to the dividend.

PERSONS CONCERNED WITH THE TAX CONSEQUENCES OF THE EXCHANGE OFFER SHOULD CONSULT THEIR OWN ACCOUNTANTS, ATTORNEYS AND/OR ADVISORS. THE COMPANY MAKES THE AFOREMENTIONED DISCLOSURE OF POSSIBLE TAX CONSEQUENCES FOR THE SOLE PURPOSE OF ALERTING READERS OF TAX ISSUES THEY MAY WISH TO CONSIDER.

                        DESCRIPTION OF PREFERRED STOCK

         The definitions of certain terms used in this description can be found under the subheading "Certain Definitions."

         The following description is a summary of the material provisions of the Company's Certificate of Designations governing the Preferred Stock, which will be filed with the Secretary of State of the State of Delaware immediately prior to the consummation of the Exchange Offer. It does not restate the Certificate of Designations in its entirety. The Certificate of Designations, and not this description, defines the rights of holders of the Preferred Stock. Copies of the proposed Certificate of Designations are available as set forth under "Where to Obtain Additional Information."

GENERAL

         The Company will authorize 43,875 shares of Preferred Stock and issue up to an aggregate of 43,875 shares of Preferred Stock in connection with the Exchange Offer. The initial liquidation preference per share of Preferred Stock shall be $100 (the "Face Amount").

LIQUIDATION PREFERENCE

         In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock and the holders of any other stock of the Company (collectively with the Common Stock, "Junior Stock"), by reason of their ownership thereof, an amount per share equal to the Face Amount per share for each share of Preferred Stock then held by them (such amount to be proportionately adjusted to reflect any combination, consolidation, reclassification or like adjustment to the Preferred Stock), plus any accrued but unpaid dividends with respect to such shares through the date of payment (the "Liquidation Preference"). If, upon the occurrence of such event, the assets and funds to be distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. Such distribution shall be the only distribution that holders of shares of Preferred Stock shall be entitled to in the event of liquidation, dissolution or winding up of the Company.

          The merger or consolidation of the Company with or into any other corporation or entity, or the sale or conveyance of all or substantially all the assets of the Company, will not be deemed to be a liquidation, dissolution or winding up of the Company.

DIVIDENDS

         The holders of shares of the Preferred Stock will be entitled to receive, out of funds legally available therefor and subject to the DGCL, cash dividends at the rate of 13.5% per annum of the Face Amount per share, and no more. Declared dividends will be paid pro rata to the holders entitled thereto. No undeclared or unpaid dividends on the Preferred Stock will bear or accrue interest or dividends. The Company will not declare or pay any dividend upon any shares of Junior Stock (other than a dividend paid in shares of Junior Stock) unless at such time full cumulative dividends shall have been declared and paid with respect to the Preferred Stock for all periods through and including the most recent Dividend Payment Date (defined below) on or immediately preceding the date of payment of any such dividend on any class of Junior Stock.

         All dividends declared by the Board of Directors on the Preferred Stock will be deemed paid by the Company once a sum in cash sufficient to pay such dividend is irrevocably deposited with the transfer agent of the Preferred Stock for payment of such dividends. It is contemplated that such dividend amounts would be sent to the holders of Preferred Stock by the transfer agent within 10 days of the applicable dividend payment date).

         Dividends on the Preferred Stock will be cumulative and will accrue from day to day, whether or not earned or declared, commencing with the date of issue of the particular shares of Preferred Stock or from the most recent preceding date through which all dividends have been paid, whichever is later. Accumulated dividends with respect to the twelve month period ending on December 31 of each year will be payable annually on each following June 30 (each such June 30 being a "Dividend Payment Date") to holders of record of outstanding shares of Preferred Stock as their names appear on the stock register of the Company as of June 15 of such year, with the first such Dividend Payment Date being June 30, 2003.

         The amount of the Current Dividend that the Board of Directors shall declare, and that the Company shall be required to pay, on any particular Dividend Payment Date may not exceed the maximum amount which would, after giving effect to the payment thereof on a pro forma basis as if paid on such Dividend Payment Date, decrease the Company's pro forma Current Dividend Coverage Ratio for the Company's fiscal year most recently ended prior to such Dividend Payment Date, below 2.0 to 1.0. In making such determination of such maximum amount of the Current Dividend which shall be required to be paid, the Company will first account for (and pay) the maximum amount (if any) of Current Interest to be paid on such Dividend Payment Date before determining such maximum amount of the Current Dividend which shall be required to be paid. Additionally, the Board of Directors shall only declare, and the Company shall only be required to pay, on a particular Dividend Payment Date, Current Dividends to the extent that the Company has on hand cash or cash equivalents from which to pay such Current Dividends. However, neither the Company or any of its subsidiaries will be required to sell or pledge any or all of their properties or assets (other than cash equivalents), to borrow money, or to dissolve or otherwise liquidate, in each case in order to enable the Company to make a Current Dividend Payment.

         The amount of Accumulated Dividends that the Company shall be required to pay on any particular Dividend Payment Date shall not exceed the maximum amount which would, after giving effect to the payments thereof on a pro forma basis as if paid on such Dividend Payment Date, decrease the Company's pro forma Accumulated Dividend Coverage Ratio for the Company's fiscal year most recently ended prior to such Dividend Payment Date, below 2.0 to 1.0. In making such determination of such maximum amount of Accumulated Dividends which shall be required to be paid, the Company will first account for (and pay) the maximum amount (if any) of Current Interest and of the Current Dividend and of the Accumulated Interest to be paid on such Dividend Payment Date, in that order, before determining such maximum amount of Accumulated Dividends which shall be required to be paid.

REDEMPTION

         OPTIONAL REDEMPTION BY THE COMPANY

         Subject to the DGCL, and only to the extent of and from any source of funds legally available for such payment, the Company may redeem, at its option, shares of Preferred Stock, at any time in whole or from time to time in part, on the date fixed for redemption, at a redemption price per share equal to the Liquidation Preference (the "Redemption Price"). In the event that the Company elects to redeem fewer than all the outstanding shares of Preferred Stock, the number of shares to be redeemed will be determined by the Board of Directors and the shares will be redeemed from holders on a pro rata basis (with any fractional shares being rounded to the nearest 3 decimal places).

         In the event the Company redeems shares of Preferred Stock pursuant to this optional redemption (which may be contingent upon the occurrence of specified events), the Company will give notice of the redemption by first class registered mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption, to each holder of record on the record date at such holder's address as it appears on the stock register of the Company. Each such notice shall state: (1) that the Company is redeeming, at its option, shares of Preferred Stock, (2) the Redemption Price and the portion of the Redemption Price comprised of accrued and unpaid dividends through the date fixed for redemption; (3) the number of shares of Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the pro rata number of shares to be redeemed from such holder; (4) the date fixed for redemption; (5) that the holder is to surrender their certificate or certificates representing the shares of Preferred Stock to be redeemed to the Company at the place or places where certificates for shares of Preferred Stock are to be surrendered for redemption, in the manner and at the price designated;
(6) that dividends on the shares

Preferred Stock to be redeemed will cease to accrue on such date fixed for redemption unless the Company defaults in the payment of the Redemption Price; and (7) if the redemption is to be contingent upon the occurrence of specified events, the conditions upon which redemption will occur.

         Once the aforementioned notice is mailed, shares of Preferred Stock called for redemption will become redeemable on the date fixed for redemption at the Redemption Price, unless such redemption is contingent upon the occurrence of specified events, in which case the shares of Preferred Stock called for redemption will become redeemable only upon the occurrence of such events. Each holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the aforementioned notice, and on the date fixed for redemption (provided all conditions to such redemption are satisfied (or waived by the Company)) the full Redemption Price for such shares shall be payable in cash, without interest, to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         If (i) the aforementioned notice is duly mailed as described above,
(ii) in the case of any such redemption that is contingent upon the occurrence of specified events, such contingencies have been satisfied (or waived by the Company), and (iii) either (x) a sum in cash sufficient to pay the Redemption Price on the shares of Preferred Stock called for redemption is irrevocably deposited with a bank or trust company having a capital surplus in excess of $100,000,000 with irrevocable instructions to pay the holders of the Preferred Stock (whether before or on the date fixed for redemption) or (y) the Company pays in full the Redemption Price, then, notwithstanding that any certificate for shares so called for or subject to redemption will not have been surrendered for cancellation, (1) dividends on the shares of Preferred Stock called for redemption will cease to accumulate from and after the date fixed for redemption, (2) such shares will no longer be deemed to be outstanding or have the status of shares of Preferred Stock from and after the date fixed for redemption, (3) such shares will no longer be transferable on the books of the Company from and after the date fixed for redemption and (4) all rights of the holders with respect to such shares as stockholders of the Company will cease from and after the date fixed for redemption, other than the right to receive from the Company or transfer agent or other agent selected by the Company the Redemption Price, without interest.

         MANDATORY REDEMPTION IN THE EVENT OF A CHANGE OF CONTROL

         Upon a Change of Control of the Company, subject to the DGCL, and only to the extent of and from any source of funds legally available thereunder for such payment, the Company shall redeem from each holder, on the date fixed for redemption by the Board of Directors following the Change of Control (which date shall be not less than 30 nor more than 80 days after the consummation of any Change of Control), in cash, all shares of Preferred Stock that they hold, at a redemption price per share equal to the Liquidation Preference (the "Change of Control Redemption Price").

         Within 15 business days after the consummation of any Change of Control, and not less than 30 nor more than 60 days prior to the proposed date fixed for redemption, the Company will send, by first class registered mail, a notice to each holder of record of shares of Preferred Stock on the record date at such holder's address as the same appears on the stock register of the Company. Such notice, which will govern the terms of the mandatory redemption offer, will describe the transaction or transactions constituting the Change of Control, will state that the Company is redeeming the shares of Preferred Stock held by such holder, and will contain all instructions and materials necessary to enable holders of Preferred Stock to tender their shares of Preferred Stock to the Company for such mandatory redemption. The notice will state: (1) that the Company is redeeming shares of its Preferred Stock as a result of the Change of Control; (2) the date fixed for redemption; (3) the Change of Control Redemption Price redemption, the Liquidation Preference per share of Preferred Stock that will be in effect on the date fixed for redemption and the portion of the Liquidation Preference that will be comprised of accrued and unpaid dividends; (4) that the holder is to surrender to the Company their certificate or certificates representing the shares of Preferred Stock to be redeemed, at the place or places where certificates for shares of Preferred Stock are to be surrendered for redemption as specified in the notice, in the manner and at the price designated; and (5) that dividends on the shares to be redeemed will cease to accrue on the date fixed for redemption unless the Company defaults in the payment of the Redemption Price.

         Each holder of Preferred Stock is to surrender to the Company the certificate or certificates representing the shares of Preferred Stock to be redeemed on the Change of Control Redemption Date, duly endorsed, in the manner and at the place designated in the notice. Once such certificate or certificates representing such shares have been surrendered, the full Change of Control Redemption Price for all such shares will be payable in cash, without interest, to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         If (i) the notice is duly mailed as described above, and (ii) either
(x) a sum in cash sufficient to pay the Redemption Price on the shares of Preferred Stock called for redemption is irrevocably deposited with a bank or trust company having a capital surplus in excess of $100,000,000 with irrevocable instructions to pay the holders of the Preferred Stock (whether before or on the date fixed for redemption) or (y) the Company pays in full the Redemption Price, (1) dividends on the Preferred Stock to be redeemed will cease to accumulate from and after the date fixed for redemption, (2) such shares will no longer be deemed to be outstanding or have the status of shares of Preferred Stock from and after the date fixed for redemption, (3) such shares will no longer be transferable on the books of the Company from and after the date fixed for redemption and (4) all rights of the holders with respect to such shares as stockholders of the Company will cease from and after the date fixed for redemption, other than the right to receive from the Company or transfer agent or other agent selected by the Company their respective portions of the payments to be made by the Company upon redemption.

         If, as of the Change of Control Redemption Date, the Company is unable to redeem all shares of Preferred Stock in the manner described above as a result of the aggregate Change of Control Redemption Price for the redemption of all shares of Senior Preferred Stock being prohibited or restricted by applicable requirements of the DGCL, then, to the extent the Company is unable to fulfill such redemption obligation as a result of the applicable requirements of the DGCL, the Company's redemption obligations to that extent will be delayed until such date as such prohibition or restriction is no longer applicable or in effect (the "Delayed Redemption Date"). Upon the Delayed Redemption Date, the Company will redeem all shares of Preferred Stock that were not previously redeemed as a result of the aforementioned limitations in accordance with the mechanics described herein as if the Delayed Redemption Date was the initial date fixed for redemption.

         The Company will comply with all of the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and any other securities laws and regulations thereunder to the extent that such laws and regulations are applicable to the redemption of shares of Preferred Stock as described above. To the extent that the provisions of any applicable securities laws or regulations conflict with the Company's obligations to redeem shares of Preferred Stock described above, the Company will not be deemed to have breached its obligations hereunder by virtue of complying with such laws or regulations.

         All redemptions of shares of Preferred Stock required by the occurrence of a Change of Control as described above will be made from the holders of shares of Preferred Stock on a pro rata basis (with any fractional shares being rounded to the nearest 3 decimal places).

         Under no circumstances will Company will be required to redeem the outstanding shares of Preferred Stock (i) if a third party purchases all of the then outstanding shares of Preferred Stock upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements set forth above applicable to the Company or (ii) if, in connection with or in contemplation of any Change of Control, the Company or a third party purchases all of the then outstanding shares of Preferred Stock by depositing an amount at least equal to the aggregate Change of Control Redemption Price for all outstanding shares of Senior Preferred Stock with a bank or trust company having a capital surplus in excess of $100,000,000 with irrevocable instructions to pay the holders of the Senior Preferred Stock (whether before or on the Change of Control Redemption Date).

         The Company's obligation to redeem all shares of Preferred Stock upon a Change of Control may be waived, in whole or in part, by the written consent of the holders of at least 55% of the then outstanding shares of Preferred Stock.

         MANDATORY DIVIDEND PAYMENTS AND REDEMPTION OF OUTSTANDING PREFERRED STOCK FROM THE COMPANY'S "EXCESS CASH"

                  GENERAL

         Each year the Board of Directors of the Company will fix a date, which is to be no more than 30 days after the completion (including without limitation delivery of a signed audit report of the Company's independent auditors) of the Company's audited consolidated financial statements (including the footnotes thereto) for the fiscal year of the Company immediately preceding such fiscal year, but in no event after June 30 of such fiscal year, as the "Mandatory Redemption Date." In connection with the Mandatory Redemption Date, if the Company is able to meet the financial tests described below, the Company may be required to make accumulated dividend payments to the holders of Preferred Stock, and may be required to redeem, on a pro rata basis, shares of its then outstanding Preferred Stock. In connection with all payments that the Company may be required to make in connection with the occurrence of a Mandatory Redemption Date, the Company will use its best efforts to cause its subsidiaries to distribute to the Company, out of funds legally available therefor, cash or cash equivalents sufficient to enable the Company to make all such payments, subject to applicable law and any contractual or other restrictions those included in the Credit Facility. However, neither the Company or any of its subsidiaries will be required to sell or pledge any or all of their properties or assets (other than cash equivalents), to borrow money, or to dissolve or otherwise liquidate, in each case in order to enable the Company to make the required payments associated with the occurrence of the Mandatory Redemption Date.

                  PAYMENT OF ACCUMULATED DIVIDENDS ASSOCIATED WITH THE OCCURRENCE OF A MANDATORY REDEMPTION DATE

         On or before each Mandatory Redemption Date, the Board of Directors will declare, and on each Mandatory Redemption Date, and immediately prior to any redemption of shares of Preferred Stock in connection with the occurrence of the Mandatory Redemption Date (as described below), subject to the DGCL, and only to the extent of and from any source of funds legally available thereunder for such payment, the Company will pay to holders of record of outstanding shares of Preferred Stock as their names shall appear on the stock register of the Company on a record date that the Board of Directors will have declared at the time of declaration of such dividend, which record date shall be not more than sixty (60) days preceding the Mandatory Redemption Date, on a pro rata basis, in an aggregate amount not to exceed the Senior Preferred Stock Dividend Amount, all accrued and unpaid dividends originally payable on a Dividend Payment Date occurring on or before such Mandatory Redemption Date. The Company shall be required to pay such accrued and unpaid dividends as described above only to the extent the Company (i) has fully paid the aggregate outstanding principal balance of the New Notes and any accrued and unpaid interest on the New Notes, and (ii) has on hand cash or cash equivalents from which such dividends may be paid.

         REDEMPTION OF SHARES OF PREFERRED STOCK ASSOCIATED WITH THE OCCURRENCE OF A MANDATORY REDEMPTION DATE

         On each Mandatory Redemption Date, subject to the DGCL, and only to the extent of and from any source of funds legally available thereunder for such payment, the Company will redeem, on a pro rata basis (with any fractional shares being rounded to the nearest 3 decimal places), at a redemption price per share equal to the Redemption Price, that number of shares of Preferred Stock equal to the quotient of (i) the Senior Preferred Stock Redemption Amount divided by (ii) the Redemption Price, with such quotient to be rounded down to the nearest whole number. The Company will be required to redeem shares of Preferred Stock as described above only to the extent that the Company (i) has fully paid the aggregate outstanding principal balance of the New Notes and any accrued and unpaid interest on the New Notes, (ii) has fully paid all accrued and unpaid dividends on the Preferred Stock for all periods through and including the last scheduled Dividend Payment Date occurring on or before such Mandatory Redemption Date, and (iii) has on hand cash or cash equivalents from which to redeem such shares.

         If the Company is required to redeems shares of Preferred Stock as described above in connection with the Mandatory Redemption Date, the Company will give a notice of such redemption by first class registered mail, postage prepaid, mailed not less than 10 nor more than 30 days prior to the Mandatory

Redemption Date, to each holder of record of shares of Preferred Stock on the record date at such holder's address as it appears on the stock register of the Company. Each such notice shall state: (1) that the redemption is in connection with a Mandatory Redemption Date, (2) the Redemption Price and the portion of the Redemption Price comprised of accrued and unpaid dividends through the Mandatory Redemption Date; (3) the number of shares of Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (4) the Mandatory Redemption Date; (5) that the holder is to surrender to the Company their certificate or certificates representing the shares of Preferred Stock to be redeemed, at the place or places where certificates for shares of Preferred Stock are to be surrendered for redemption, in the manner and at the price designated; and (6) that dividends on the shares to be redeemed will cease to accrue on such Mandatory Redemption Date unless the Company defaults in the payment of the Redemption Price.

         Each holder of Preferred Stock shall surrender the certificate or certificates representing such holder's shares of Preferred Stock to be redeemed on such Mandatory Redemption Date, to the Company, duly endorsed, in the manner and at the place designated in the Mandatory Redemption Notice. Once such certificate or certificates representing such shares have been surrendered, the full Redemption Price for such shares as of the Mandatory Redemption Date shall be payable in cash, without interest, to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         If (a) the aforementioned notice is duly mailed as described above and
(b) either (x) a sum in cash sufficient to pay the Redemption Price on the shares of Preferred Stock to be redeemed is irrevocably deposited with a bank or trust company having a capital surplus in excess of $100,000,000 with irrevocable instructions to pay the holders of the Preferred Stock (whether before or on the Mandatory Redemption Date) or (y) the Company pays in full the Redemption Price, then, notwithstanding that any certificate for shares subject to redemption shall not have been surrendered for cancellation, (1) dividends on the Preferred Stock to be redeemed will cease to accumulate from and after the Mandatory Redemption Date, (2) such shares will no longer be deemed to be outstanding or have the status of shares of Preferred Stock from and after the Mandatory Redemption Date, (3) such shares will no longer be transferable on the books of the Company from and after the Mandatory Redemption Date and (4) all rights of the holders with respect to such shares as stockholders of the Company will cease from and after the Mandatory Redemption Date, other than the right to receive from the Company or exchange agent or other agent selected by the Company the Redemption Price, without interest.

CONVERSION

         The holders of the Preferred Stock shall not have any rights pursuant to the Certificate of Designations to convert their shares of Preferred Stock into or exchange such shares of Preferred Stock for shares of any other class or classes or of any other series of any class or classes of capital stock of the Company.

VOTING RIGHTS

         Except as otherwise required under the DGCL, the holders of shares of Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

RESTRICTIONS ON TRANSFER; COMPOSITION OF UNITS

         Shares of Preferred Stock are being issued as part of units in connection with the Exchange Offer. Each unit (a "Unit") initially consists of $1,000 principal amount of New Notes, 4.0028 shares of Preferred Stock and a proportional number of shares of Exchange Common, all of which are being issued by the Company in the Exchange Offer, provided that the principal amount of New Notes or the number of shares of Preferred Stock comprising a whole Unit are subject to reductions from time to time on account of mandatory and/or optional redemptions or other retirements of such New Notes and/or shares of Preferred Stock. Fractional Units are also being issued in the Exchange Offer. Shares of Preferred Stock may not be sold, pledged, transferred or hypothecated by any holder of such shares unless such shares are being sold, pledged, transferred or hypothecated as part of (and together with other securities of the Company comprising) a Unit or fraction thereof. Fractional Units, from the time of issuance, must maintain the relative principal amount of New Notes (rounded to the nearest whole dollar), shares of Preferred Stock (rounded to the nearest 3 decimal places) and shares of Exchange Common (rounded to the nearest 3 decimal places) as are contained in a whole Unit, as then constituted.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms use in the Certificate of Designations governing the Preferred Stock. Reference is made to the Certificate of Designations for a full disclosure of such terms, as well as any other capitalized terms used herein for which no definition is provided

         "Accumulated Dividends" shall mean all dividends on the Preferred Stock which are not paid on the first Dividend Payment Date after such dividends have accrued and which remain unpaid.

         "Accumulated Dividend Coverage Ratio" on any date of determination for any period, shall be the ratio of: (x) The Company's EBITDA (as defined in the Certificate of Designations) for the Company's fiscal year most recently ended to (y) the sum of (i) the Company's interest expense, on a consolidated basis, relating to the Credit Facility for the fiscal year referred to in clause (x) plus (ii) all Current Interest actually paid on the interest payment date
----
preceding the date of determination plus (iii) the proposed Current Interest
                                    ----
payment for the interest accrual period ending on the next interest payment date after such date of determination plus (iv) the amount of the Current Dividend
                                 ----
(if any) proposed to be paid on the next Dividend Payment Date after such date of determination plus (v) the amount of Accumulated Dividends to be paid on the
                 ----
next Dividend Payment Date after such date of determination plus (vi) any
                                                            ----
interest expense relating to the Company's 8.5% Senior Notes due February 13, 2002 (excluding any amortization of debt discount and expense with respect thereto) for the fiscal year referred to in clause (x).

         "Accumulated Interest" shall mean all the accrued and unpaid interest on the New Notes which is not paid on the first interest payment date when it is due, plus any unpaid interest thereon as provided for in the indenture governing the New Notes.

         "Change of Control" means the occurrence of any of the following:

         (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any Material Subsidiary, to any Person or "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act);

         (2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

         (3) the consummation of any transaction or a series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any Person or "person" (as defined above) becomes the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of a majority of the voting power represented by the outstanding Voting Stock of the Company or Barth & Dreyfuss of California; provided, however, that the Company's ownership of a majority of the voting power represented by the outstanding Voting Stock of Barth & Dreyfuss of California shall not be deemed a "Change of Control."

         Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred with respect to any event that otherwise would be a "Change of Control" to the extent that such event occurs as a result of a disbursement of securities from the Disbursing Fund in connection with the settlement, court adjudication, or other resolution, of the CVC litigation.

         "Credit Facility" means any credit facility between Barth & Dreyfuss and/or the Company and/or its subsidiaries, on the one hand, and an institutional lender or other person primarily in the business of making loans, purchasing notes, or otherwise extending financial accommodations, on the other hand, providing for revolving credit loans, term loans and/or letters of credit or other borrowing facilities, as amended, restated, modified, renewed, refunded, replaced, or refinanced, with the same or a new lender or group of lenders, in whole or in part from time to time.

         "Current Dividend" shall mean a dividend on the Preferred Stock which is paid on the first Dividend Payment Date after it has accrued.

         "Current Dividend Coverage Ratio" on any date of determination shall be the ratio of: (x) the Company's EBITDA (as defined in the Certificate of Designations) for the Company's fiscal year most recently ended to (y) the sum of (i) the Company's interest expense, on a consolidated basis, relating to the Credit Facility for the fiscal year referred to in clause (x) plus (ii) all
                                                              ----
Current Interest actually paid on the interest payment date preceding the date of determination plus (iii) the proposed Current Interest payment for the
                 ----
interest accrual period ending on the date of determination plus (iv) the amount
                                                            ----
of the Current Dividend proposed to be paid on the next Dividend Payment Date after such date of determination plus (v) any interest expense relating to the
                                 ----
Company's 8.5% Senior Notes due February 13, 2002 (excluding any amortization of debt discount and expense with respect thereto) for the fiscal year referred to in clause (x).

         "Current Interest" shall mean accrued interest on the New Notes which is paid on the first interest payment date on which it is due, but shall not include any interest on Accumulated Interest.

         "Material Subsidiary" means Barth & Dreyfuss of California and any other "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.

         "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Senior Preferred Stock Dividend Amount" means an amount equal to (1) the Company's consolidated cash and cash equivalents balance as of each December 31, on a pro forma basis after giving effect to the payment of the aggregate outstanding principal balance of the New Notes and any accrued and unpaid interest on the New Notes as of such December 31, minus (2) the aggregate amount
                                                  -----
of all Obligations (as defined in the Credit Facility) then outstanding under the Credit Facility as of such December 31, minus (3) $5,000,000; provided,
                                            -----
however, if the Senior Preferred Stock Dividend Amount as calculated above is a negative number, the Senior Preferred Stock Dividend Amount shall be zero (0).

         "Senior Preferred Stock Redemption Amount" means an amount equal to (1) the Company's consolidated cash and cash equivalents balance as of each December 31, on a pro forma basis after giving effect to the payment of (i) the aggregate outstanding principal balance of the New Notes and any accrued and unpaid interest on the New Notes as of such December 31 and (ii) all dividends on the Senior Preferred Stock, which had not been paid on the scheduled Mandatory Redemption Date(s) and as of such December 31 remain unpaid, minus (2) the
                                                             -----
aggregate amount of all Obligations (as defined in the Credit Facility) then outstanding under the Credit Facility as of such December 31, minus (3)
                                                              -----
$5,000,000; provided, however, if the Senior Preferred Stock Redemption Amount as calculated above is a negative number, the Senior Preferred Stock Redemption Amount shall be zero (0).

                        DESCRIPTION OF THE ORIGINAL NOTES

         You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

         The following description is a summary of the material provisions of the Existing Indenture. It does not restate that agreement in its entirety. For a complete statement of those terms, you can obtain a copy of the Existing Indenture from the Company. See "The Exchange Offer - Where to Obtain Additional Information."

BRIEF DESCRIPTION OF THE ORIGINAL NOTES

         GENERAL

         THE COMPANY ISSUED its Original Notes under an Indenture (the "Existing Indenture") between itself and State Street Bank and Trust Company, as successor in interest to Fleet Bank (formerly Shawmut Bank Connecticut National Association (formerly the Connecticut National Bank, a national banking association)), as trustee (the "Trustee"). The terms of the Original Notes include those stated in the Existing Indenture and those made part of the Existing Indenture by reference to the Trust Indenture Act.

         RANKING

         The Original Notes are general unsecured obligations of the Company, which:

..    rank pari passu in right of payment to all other unsecured unsubordinated
     Indebtedness of the Company;

..    rank senior in right of payment to all existing and future subordinated
     Indebtedness of the Company; and

..    are structurally subordinated to Indebtedness and other obligations of the
     Company's subsidiaries, including trade payables and any subordinated Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

         The Company initially issued $33,750,000 aggregate principal amount of Original Notes, in denominations of $100 and integral multiples of $100. The Original Notes will mature on February 13, 2002.

         Interest on the Original Notes accrues at the rate of 8.5% per annum, payable semi-annually in arrears on each October 1 and April 1. The Company makes interest payment to the holders of record of the Original Notes on the immediately preceding September 15 and March 15.

         Interest on the Original Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

         PAYING AGENT AND REGISTRAR FOR THE ORIGINAL NOTES

         The Trustee acts as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the holders of the Original Notes, and the Company or any of its subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

         A noteholder may transfer or exchange Original Notes in accordance with the Existing Indenture. The Registrar and the Trustee may require a holder of Original Notes, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a noteholder to pay any taxes and fees required by law or permitted by the Existing Indenture. The Company is not required to transfer or exchange any Original Notes selected for redemption. Also, the Company is not required to transfer or exchange any Original Notes for a period of 15 days before a selection of Original Notes to be redeemed. The registered holder of an Original Notes will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

         The Company may on any one or more occasions redeem any or all of the Original Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, payable solely in cash.

         SELECTION AND NOTICE

         If less than all of the Original Notes are to be redeemed at any time, the Trustee is to select the Original Notes for redemption as follows:

..    if the Original Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Original Notes are listed; or

..    if the Original Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

         The Company may also instruct the Trustee to select some or all of the outstanding fractional securities for redemption at any time pursuant to one of the methods described above. The Company shall notify the Trustee in writing of any securities exchanges on which the Original Notes are listed. Notices of redemption shall be mailed by first class mail at least 15 but not more than 60 days before the redemption date to each holder of Original Notes to be redeemed.

         If any Original Notes are redeemed in part only, the notice of redemption that relates to those Original Notes shall state the portion of the principal amount thereof to be redeemed. New Original Notes in principal amount equal to the unredeemed portion of the original Notes will be issued in the name of the holder thereof upon cancellation of the original Notes. Once a notice of redemption is mailed, Original Notes called for redemption become due and payable on the redemption date. On and after the redemption date, interest ceases to accrue on Original Notes or portions of them called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

         MAINTENANCE OF TANGIBLE NET WORTH

         The Company is required to furnish to the Trustee an Officer's Certificate within 45 days after the end of each fiscal quarter of the Company (90 days after the end of its fiscal year) setting forth the Company's Tangible Net Worth. If the Company's Tangible Net Worth at the end of each of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to herein as a "Deficiency Date") is less than $5,000,000 (the "Minimum Equity"), then the Company is required, no later than 65 days after a Deficiency Date (110 days if a Deficiency Date is also the end of the Company's fiscal year), to make an offer to all holders of Original Notes to purchase (an "Offer") 10% of the principal amount of Original Notes originally issued (or such lesser amount as may be outstanding at the time such offer is made) (the "Offer Amount") at a purchase price equal to 100% of the principal amount plus accrued interest to the Accelerated Payment Date (as hereinafter defined). Each Offer is required to remain open for a period of 20 business days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five business days after the termination of the Offer Period (the "Accelerated Payment Date") the Company is required to purchase the Offer Amount of Original Notes tendered or, if less than the Offer Amount has been tendered, all Original Notes tendered in response to the Offer. In no event shall the Company's failure to meet the Minimum Equity at the end of any fiscal quarter be counted toward the making of more than one Offer.

         If the Accelerated Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued interest will be paid to the person in whose name a Original Notes are registered at the close of business on such record date, and no additional interest will be payable to noteholders who tender Original Notes pursuant to the Offer. The Company may reduce the principal amount of Original Notes to be purchased pursuant to the Offer by subtracting 100% of the principal amount (excluding premium) of Original Notes acquired by the Company subsequent to the Deficiency Date and surrendered for cancellation through purchase, redemption (otherwise than pursuant to the "Maintenance of Tangible Net Worth" covenant) or exchange, and which were not previously used as a credit against any obligation to repurchase Original Notes pursuant to the "Maintenance of Tangible Net Worth" covenant.

         The Company is required to provide the Trustee with notice of the Offer at least 10 days before the notice of any Offer is mailed to the holders of Original Notes. Such notice shall state whether the Company elects to credit any Original Notes against its obligation to repurchase Original Notes as provided above and shall set forth the amount of such credit and the basis therefor (including identification of any previously cancelled Original Notes not theretofore credited). Such notice shall be accompanied by any Original Notes required to be delivered to the Trustee for cancellation, as provided above, in order to be credited against the Company's obligation to purchase Original Notes hereunder.

         Upon the commencement of any Offer, the Company or the Trustee is required to send, by first class mail, a notice to each of the holders of Original Notes. The notice is required, to the extent permitted by applicable law, to be accompanied by a copy of the information regarding the Company which is (or would be, if the Company were subject to the reporting requirements of the Securities Exchange Act) required to be contained in a Quarterly Report on Form 10-Q for the fiscal quarter ending on the Deficiency Date if such fiscal quarter is then one of the Company's first three fiscal quarters. If such fiscal quarter is the Company's last fiscal quarter, a copy of the information which is (or would be, if the Company were subject to the reporting requirements of the Securities Exchange Act) required to be contained in an Annual Report on Form 10-K (including any financial statements or other information required to be included or incorporated by reference therein) for the fiscal year ending with such fiscal quarter shall either accompany the notice or be delivered to holders of Original Notes not less than 20 business days before the Accelerated Payment Date. The notice shall contain all instructions and materials necessary to enable such holders of Original Notes to tender Original Notes pursuant to the Offer. The notice, which shall govern the terms of the Offer, shall state:

         1. that the Offer is being made pursuant to the "Maintenance of Tangible Net Worth" covenant and the length of time the Offer will remain open;

         2.       the Offer Amount, the purchase price and the Accelerated
Payment Date;

         3. that any Original Note not tendered or accepted for payment will continue to accrue interest;

         4. that any Original Note accepted for payment pursuant to the Offer shall cease to accrue interest after the Accelerated Payment Date;

         5. that holders electing to have an Original Note purchased pursuant to any Offer will be required to surrender the Original Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Original Note completed, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three business days before the Accelerated Payment Date;

         6. that holders of Original Notes will be entitled to withdraw their election if the Company, depositary or Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, or such longer period as may be required by law, a telegram, telex, facsimile transmission or letter setting forth the name of such holder, the principal amount of the Original Notes such holder delivered for purchase and a statement that such holder is withdrawing his election to have the Original Notes purchased;

         7. that, if the aggregate principal amount of Original Notes surrendered by noteholders exceeds the Offer Amount, the Company shall select the Original Notes to be purchased on a pro rata basis; and

         8. that holders whose Original Notes were purchased only in part will be issued replacement Original Notes equal in principal amount to the unpurchased portion of the Original Notes surrendered.

         On or before an Accelerated Payment Date, the Company is required, to the extent lawful, (i) to accept for payment on a pro rata basis Original Notes or portions thereof tendered pursuant to the Offer, (ii) if the Company appoints a depositary or Paying Agent, to deposit with such depositary or Paying Agent immediately available funds sufficient to pay the purchase price of all Original Notes or portions thereof so accepted, (iii) deliver or cause the depositary or Paying Agent to deliver to the Trustee Original Notes so accepted and (iv) deliver an officers' certificate stating such Original Notes or portions thereof accepted for payment by the Company in accordance with the terms of this covenant. The depositary, the Paying Agent or the Company, as the case may be, shall promptly (but in any case not later than five days after the Accelerated Payment Date) mail or deliver to each tendering noteholder an amount equal to the purchase price of the

Original Notes tendered by such noteholder and accepted by the Company for purchase, and the Trustee is required promptly to authenticate and mail or deliver to each such noteholder a new Original Note equal in principal amount to any unpurchased portion of the Original Notes surrendered. Any Original Notes not so accepted shall be promptly mailed or delivered by the Company to the holder thereof. The Company is required to publicly announce the results of the Offer on the Accelerated Payment Date.

CERTAIN COVENANTS

         DIVIDENDS, REDEMPTIONS AND OTHER PAYMENTS.

         The Company may not, and may not permit any of its subsidiaries, directly or indirectly, to:

         1. declare or pay any dividend or make any distribution on its capital stock or to its stockholders (other than dividends or distributions payable in its capital stock which is not Disqualified Stock or rights to acquire such capital stock);

         2. purchase, redeem, or otherwise acquire or retire for value any of its capital stock or the capital stock of any subsidiary or other Affiliate or any warrants, rights or options to purchase or acquire such capital stock or permit any subsidiary to do so; provided, however, that this subparagraph (2) shall not prohibit the purchase, redemption, or other acquisition or retirement for value of the Company's common stock pursuant to the Key Executive Stock Plan or agreements thereunder;

         3. make any loan or advance to any Affiliate other than the Company or a wholly owned subsidiary of the Company other than advances made to employees of the Company in the ordinary course of business; provided, however, that this subparagraph (3) shall not prohibit the making of any loan or advance to employees to acquire shares of the Company's common stock pursuant to the Key Executive Stock Plan; or

         4. purchase, redeem, exchange or otherwise acquire for value any Indebtedness other than the Original Notes; provided, however, that this
                                            --------  -------
subparagraph (4) shall not prohibit the refunding, redemption or refinancing of Indebtedness permitted under the covenant described below under the heading "Limitation on Incurrence of Indebtedness."

         Notwithstanding anything contained in the foregoing provisions, no subsidiary of the Company is prohibited by the foregoing provisions from paying any dividend or making any distribution on its capital stock to the Company.

         LIMITATION ON INCURRENCE OF INDEBTEDNESS

         The Company may not (i) directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively "incur") any Indebtedness (other than Indebtedness between the Company and a subsidiary) or (ii) issue any Disqualified Stock.

         The Company will not permit any of its subsidiaries to (x) incur any Indebtedness (other than (1) Indebtedness between the Company and a subsidiary or between subsidiaries or (2) Indebtedness of a subsidiary, the proceeds of which are used solely to finance seasonal working capital requirements arising in the ordinary course of such subsidiary's business, under a bank line, provided that within a one year period the outstanding principal balance of Indebtedness owed by the subsidiary under that line is reduced to zero from sources other than other Indebtedness for a period of not less than 30 days) or
(y) issue any capital stock having a preference in liquidation or with respect to the payment of dividends unless:

         1. the Company's Fixed Charge Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is created, incurred, assumed or guaranteed, or such additional stock is issued, would have been at least 1.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds of such Indebtedness or such issuance of stock) as if the additional Indebtedness had been created, incurred, assumed or guaranteed, or such additional stock had been issued, at the beginning of such four-quarter period; and

         2. such subsidiary's Fixed Charge Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is created, incurred, assumed or guaranteed, or such additional stock is issued, would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds of such Indebtedness or such issuance of stock) as if the additional Indebtedness had been created, incurred, assumed or guaranteed, or such additional stock had been issued, at the beginning of such four quarter period.

         The limitations of set forth above hereof notwithstanding, the Company may create, incur or assume any Indebtedness which is used solely to refund, redeem or refinance the Original Notes with Indebtedness which ranks pari passu with or junior to the Original Notes.

         LIMITATION ON LIENS

         Neither the Company nor any subsidiary of the Company may cause, suffer or permit to exist, and none of them shall cause, suffer or permit any of their subsidiaries to cause, suffer or permit to exist, any Lien on the property or assets or the capital stock of the Company or any such subsidiary other than Permitted Liens.

         WHEN COMPANY MAY MERGE, ETC.

         The Company may not consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, any person unless:

         1. the person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale or conveyance shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

         2. in case of a consolidation or merger, the corporation formed by or surviving any such consolidation or merger (if other than the Company) assumes by supplemental indenture all the obligations of the Company under the Original Notes and the Existing Indenture;

         3. no Default or Event of Default would exist immediately after giving effect to the transaction;

         4. in the case of a consolidation or merger, the corporation formed by or surviving any such consolidation or merger, shall have Consolidated Adjusted Net Worth (immediately after the transaction) equal to or greater than the Consolidated Adjusted Net Worth of the Company (immediately preceding the transaction); and

         5. the subsidiaries of the Company would be permitted to incur $1.00 of additional Indebtedness under subparagraph (2) of the covenant described above under the heading "Limitation on Incurrence of Indebtedness" immediately after giving effect to the transaction.

         The Company is required to deliver to the Trustee prior to the proposed transaction an officers' certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the Existing Indenture.

         REPORTS

         The Company is required to deliver to the Trustee, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). If the Company is not subject to the requirements of such Sections 13 or 15(d) of the Securities Exchange Act, the Company shall file with the Trustee, within 15 days after it would have been required to file with the Commission, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors' report by a firm of established national reputation reasonably satisfactory to the Trustee), and a "Management's Discussion and Analysis of Financial

Condition and Results of Operations," both comparable to that which the Company would have been required to include in such annual reports, information, documents or other reports if the Company was subject to the requirements of such Section 13 or 15(d) of the Securities Exchange Act. The Company is also required to comply with the other provisions of the Trust Indenture Act [sec]. 314(a).

         Additionally, so long as any of the Original Notes remain outstanding, the Company is required to cause any annual report to stockholders and any quarterly or other financial reports furnished by it to stockholders pursuant to the Securities Exchange Act to be filed with the Trustee and mailed to the holders of Original Notes at their addresses appearing in the register of Original Notes maintained by the Registrar. If the Company is not required to furnish annual or quarterly reports to its stockholders pursuant to the Securities Exchange Act, the Company shall cause its financial statements referred to in Paragraph (1) above, including any notes thereto (and, in the case of a fiscal year end, an auditors' report by a firm of established national reputation reasonably satisfactory to the Trustee), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," to be so mailed to such holders within 90 days after the end of the Company's fiscal year and within 45 days after the end of each of the first three fiscal quarters of each fiscal year. The Company will cause to be disclosed in a statement accompanying any annual report or comparable information as of the date of the most recent financial statements in each such report or comparable information the amount available for payments.

         COMPLIANCE CERTIFICATE

         The Company is required to deliver to the Trustee, within 90 days of the end of each fiscal year and within 45 days of after the end of each of its first three fiscal quarters, an officer's certificate stating, among other things, that, to the best of such officer's knowledge, the Company has observed and performed all of the covenants contained in the Existing Indenture and that it is not in default in the performance or observance in any material respect of all of the terms, provisions and conditions of the Existing Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which such officer has knowledge).

EVENTS OF DEFAULT AND REMEDIES

         An "Event of Default" occurs if:

         1. The Company defaults in the payment of interest on any Original Notes when the same becomes due and payable and the Default continues for a period of 30 days;

         2. the Company defaults in the payment of the principal of any Original Notes when the same becomes due and payable at maturity, upon redemption or otherwise;

         3. the Company fails to observe or perform in any material respect any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the covenants described above under the respective subheadings "Dividends, Redemptions and Other Payments," "Limitation on Incurrence of Indebtedness," and "When Company May Merge, Etc.";

         4. the Company fails to comply in any material respect with any of its other agreements or covenants in, or provisions of, the Original Notes or the Existing Indenture and the Default continues for the period and after the notice specified below;

         5. the Company defaults in the payment of principal or interest on any Indebtedness with an aggregate principal amount of at least $1,000,000, whether such Indebtedness now exists or shall be created hereafter, if the effect of such default is to cause the acceleration of such Indebtedness;

         6. a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its subsidiaries which remains undischarged or unvacated for a period (during which execution shall not be effectively stayed) of 45 days; provided,
                                                                     --------
that the aggregate of all such judgments exceeds $1,000,000; and provided,
                                                                 --------
further, that such event shall not be an
-------

Event of Default if a responsible insurer has agreed to pay the amount of such judgment so long as such judgment or judgments is paid by such insurer within 90 days;

         7. the Company or any subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                  a.       fails generally to pay its debts as they become due,

                  b. admits in writing its inability to pay its debts generally as they become due,

                  c.       commences a voluntary case,

                  d. consents to the entry of an order for relief against it in an involuntary case,

                  e. consents to the appointment of a Custodian of it or for all or substantially all of its property, or

                  f. makes a general assignment for the benefit of its creditors;

         8. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  a. is for relief against the Company or any material subsidiary in an involuntary case,

                  b. appoints a Custodian of the Company or any material subsidiary or for all or substantially all of its property, or

                  c. orders the liquidation of the Company or any material subsidiary, and the order or decree remains unstayed and in effect for 60 days;

         The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         A Default under clause (4) above is not an Event of Default until the Trustee or holders of at least 25% in principal amount of the then outstanding Original Notes notify the Company in writing of such Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

COVENANT DEFEASANCE

         The Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are identified in the Existing Indenture ("Covenant Defeasance"), and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Original Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Original Notes. The Company can be discharged from its obligations under the surviving covenants by arranging for the redemption of the Original Notes from the irrevocable trust described below.

         In order to exercise Covenant Defeasance:

         1. the Company must irrevocably deposit in trust with the Trustee, pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the Trustee, U.S. Legal Tender or Government securities maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of the reinvestment of such interest and after payment of all Federal, state and local taxes or other charges or assessments in respect thereof payable by the Trustee, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered in form and substance reasonably satisfactory to the Trustee, to pay principal of, the maximum amount of interest permissible and any other amounts owing pursuant to the terms of the Original Notes on the outstanding Original Notes on the dates on which any such payments are due and payable in accordance with the terms of the Existing Indenture and of the Original Notes;

         2. such deposit shall not cause the Trustee to have conflicting interest as defined in and for purposes of the Trust Indenture Act;

         3. no Default, Event of Default or default shall have occurred or be continuing on the date of such deposit or shall occur on or before the 91st day after the date of such deposit;

         4. such deposit will not result in a breach or violation of, or constitute a default under, the Existing Indenture or any other instrument to which the Company is a party or by which it or its property is bound;

         5. the Company shall deliver to the Trustee an opinion of counsel in form and substance satisfactory to the Trustee to the effect that holders of the Securities will not recognize income, gain or loss for Federal, state or local income tax purposes as a result of such deposit and the defeasance contemplated hereby and will be subject to Federal, state or local income tax in the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred;

         6. the deposit shall not result in the Company, the Trustee or the trust becoming or being deemed to be an "investment company" under the Investment Company Act of 1940;

         7. the holders of Original Notes shall have a perfected security interest under applicable law in the U.S. Legal Tender or Government securities deposited pursuant to clause (1) above; and

         8. the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated by this the "Termination of Company's Obligations" provisions have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

         Without Consent of Holders

         The Company and the Trustee may amend the Existing Indenture or the Original Notes without the consent of any holder of Original Notes:

         1.       to cure any ambiguity, defect or inconsistency;

         2. to comply with the covenant described above under " - When Company May Merge, Etc."; or

         3. to make any change that does not adversely affect the legal rights hereunder of any holder of Original Notes; provided, that the Company has
                                                  --------
provided to the Trustee an opinion of counsel stating that any such change does not adversely affect the rights of any such holder.

         With Consent of Holders

         The Company and the Trustee may amend the Existing Indenture or the Original Notes with the written consent of the holders of at least a majority in principal amount of the then outstanding Original Notes. However, without the consent of each such holder affected, such an amendment may not:

         1. reduce the amount of Original Notes whose holders must consent to an amendment;

         2. reduce the rate of or change the time for payment of interest, including default interest, on any Original Notes;

         3. reduce the principal of or change the fixed maturity of any Original Notes;

         4. make any Original Notes payable in money other than that amount stated in the Original Notes; or

         5. make any change in the provisions regarding acceleration of the Original Notes upon an Event of Default, waiver of past defaults, rights of noteholders to receive payments, or amendments requiring the consent of each affected noteholder.

         After an amendment to the Existing Indenture becomes effective, the Company is required to mail to noteholders a notice briefly describing the amendment.

GOVERNING LAW

         The Existing Indenture and the Original Notes are governed by the laws of the State of California.

CONCERNING THE TRUSTEE

         If the Trustee becomes a creditor of the Company, the Trust Indenture Act limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions, subject to compliance with Trust Indenture Act [sec] 311.

         The holders of a majority in aggregate principal amount of the then outstanding Original Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Existing Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Existing Indenture at the request of any holder of Original Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No Recourse Against Others

         A director, officer, employee or stockholder, as such, of the Company of Trustee shall not have any liability for any obligations of the Company or Trustee under the Original Notes or the Existing Indenture or for any claim based on, in respect of or by reason of such obligations on their creation. Each holder by accepting an Original Note waived and released all such liability. The waiver and release were part of the consideration for the issue of the Original Notes.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Existing Indenture. Reference is made to the Existing Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Affiliate" means any person directly or indirectly controlling or
          ---------
controlled by or under direct or indirect common control with the Company. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

         "Bankruptcy Law" means title 11, U.S. Code or any similar Federal or
          --------------
state law for the relief of debtors.

         "Consolidated Adjusted Net Income" means as to any person for any
          --------------------------------
period the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

         1. the Net Income (including any loss) of any person which is not a subsidiary of the person calculating Consolidated Net Income or is accounted for by such person by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions actually paid to such person; and

         2. the Net Income (including any loss) of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

         The "Net Income" of any person shall mean the net income (loss) of such person, determined in accordance with GAAP, except that with respect to any business combination occurring on or after February 13, 1992, no effect shall be given to adjustments to the historical book value of an acquired company's consolidated assets and liabilities required or permitted by Accounting Principles Board Opinion Numbers 6 and 17; furthermore, (i) any gain (but not loss) realized upon the sale or other disposition of any capital stock of the Company or a subsidiary owned by such person, or (ii) any gain (but not loss) realized upon the sale or other disposition of any real property or equipment of such person which is not sold in the ordinary course of business shall be excluded from the determination of Net Income of such person.

         "Consolidated Adjusted Net Worth" means the consolidated equity of the
          -------------------------------
holders of the stock of the Company and its consolidated subsidiaries, all determined on a consolidated basis in accordance with GAAP, except that such consolidated equity shall be determined giving effect to the methods of accounting set forth in the definition of "Consolidated Adjusted Net Income" and "Net Income" contained herein.

         "Default" means any event which is, or after notice or passage of time
          -------
would be, an Event of Default.

         "Disqualified Stock" means capital stock of the Company or any
          ------------------
subsidiary which, by its terms (or by the terms of any security into which it may be converted or for which it may be exchanged), or upon the happening of any event, matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise, or redemption at the option of the holder, in whole or in part, prior to the maturity date of the Original Notes.

         "EBIT" for any period means the Consolidated Adjusted Net Income for
          ----
such period adjusted to exclude (to the extent included in computing such Consolidated Adjusted Net Income) all (i) liabilities paid or accrued during such period by the Company or a subsidiary for taxes based on income or earnings, (ii) all Fixed Charges for such period, (iii) with respect to any subsidiary, any management fees paid to the Company, and (iv) non-cash amortization of debt discount and expense with respect to the Original Notes.

         "Fixed Charge Coverage Ratio" as to any person for any period, means
          ---------------------------
the ratio of (i) EBIT for such period to (ii) Fixed Charges for such period.

         "Fixed Charges" as to any person means (i) interest and, except with
          -------------
respect to the Original Notes, amortization of debt discount and expense, (ii) that portion of rentals which is reasonably determined by the Board of Directors (as evidenced by a duly adopted resolution) as representing interest costs with respect to any lease of any property which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for on the balance sheet of the lessor as a capital lease, (iii) dividend requirements of such person and its subsidiaries which are paid or accrued or are scheduled to be paid or accrued, during such period and are attributable to Disqualified Stock (excluding in all such cases items eliminated in consolidation). For purposes of clause (iii), the dividend requirements attributable to Disqualified Stock shall be increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is the dividend requirements on such Disqualified Stock and the denominator of which is 100% minus the applicable tax rate of such person and its subsidiaries on a consolidated basis.

         "GAAP" means generally accepted accounting principles as in effect in
          ----
the United States of America as of a date of determination.

         "Government securities" shall have the meaning set forth in Section
          ---------------------
2(a)(16) of the Investment Company Act of 1940, as amended.

         "Indebtedness" means any indebtedness, contingent or otherwise, in
          ------------
respect of borrowed money, including all interest, fees and expenses owed with respect thereto (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to financing leases) or interest therein, except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of the Company prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

         "Key Executive Stock Plan" means that certain BDK Holdings, Inc. 1994
          ------------------------
Key Executive Stock Purchase Plan, pursuant to which certain key employees of the Company and its subsidiaries may purchase up to 350,000 shares (on a pre-reverse stock-split basis) of the Company's common stock.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge or adverse
          ----
claim affecting title or resulting in an encumbrance against real or personal property (other than any adverse claim or encumbrance which has not been granted by the Company or any of their respective subsidiaries and which is being disputed in good faith), or a security interest of any kind (including any conditional sale or other title retention agreement, or lease in the nature thereof, and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction).

         "Material Subsidiary" means a subsidiary of the Company, which is a
          -------------------
"significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X promulgated under the Securities Exchange Act.

         "Permitted Liens" means (i) Liens solely to secure any Indebtedness, so
          ---------------
long as such Indebtedness is permitted under the covenant described above under the heading "Limitation on Incurrence of Indebtedness"; (ii) Liens for taxes, assessments, governmental charges, or levies not delinquent or which the Company or any of its subsidiaries is in good faith and by appropriate proceedings contesting and for which an adequate reserve has been established in accordance with GAAP, (iii) deposits, pledges or other items to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance, (iv) indemnity, performance or other similar bonds or deposits, pledges or other items to secure bids, tenders, contracts (other than contracts for the payment of money), statutory obligations, surety and appeal bonds and other obligations of like nature, in each case arising in the ordinary course of business, (v) interests of landlords or other lessors under leases of real or personal property (tangible or intangible), statutory Liens of landlords and mechanics', workmen's, materialmen's, carriers' or warehousemen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which the Company or any of its subsidiaries is in good faith and by appropriate proceedings contesting and for which an adequate reserve has been established in accordance with GAAP, (vi) any other Lien, perfected and in effect as of the date of the Existing Indenture, and (vii) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (vi) above, provided that any such extension, renewal or replacement is limited to the property (including any proceeds therefrom) originally encumbered thereby.

         "Person" or "person" means any individual, corporation, partnership,
          ------      ------
joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Tangible Net Worth" with respect to any person means the consolidated
          ------------------
equity of the common stockholders of such person and its consolidated subsidiaries (excluding the cumulated foreign currency translation adjustment) less their consolidated Intangible Assets, all determined on a consolidated basis and (except as otherwise specifically provided below) in accordance with generally accepted accounting principles. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated equity of the common stockholders) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to February 13, 1992 in the book value of any asset owned by such person or a consolidated subsidiary, (ii) all investments in unconsolidated subsidiaries and in persons which are not subsidiaries (except, in each case, investments in marketable securities), and
(iii) all unamortized debt discounts and expense (except with respect to the Original Notes), unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization and developmental expenses and other intangible items, all of the foregoing as determined in accordance with generally accepted accounting principles.

         "U.S. Legal Tender" means such coin or currency of the United States of
          -----------------
America as at the time of payment shall be legal tender for the payment of public and private debts, and shall be in the form of immediately available funds.

                            DESCRIPTION OF NEW NOTES

         You can find the definitions of certain terms used in this description above under the heading "Description of the Original Notes - Certain Definitions" or below under the subheading "- Certain Definitions."

         The following summary describes only those material terms of the New Notes that differ from the terms of the Original Notes. The New Notes will be on the terms substantially identical to the terms of the Original Notes, except for the changes summarized below and certain conforming and incidental changes:

BRIEF DESCRIPTION OF THE NEW NOTES

         GENERAL

         The Company will issue the 9% Senior Notes due 2007 (the "New Notes") under an indenture (the "New Indenture") between itself and The Bank of New York, as trustee (the "New Notes Trustee"). The terms of the New Notes shall include those stated in the New Indenture and those made part of the New Indenture by reference to the Trust Indenture Act.

         The following description, read together with the Description of the Original Notes, is a summary of the material provisions of the New Indenture. It does not restate that agreement in its entirety. We urge you to read the New Indenture because it, and not this description, defines your rights as holders of the New Notes. You can obtain a copy of the New Indenture from the New Notes Trustee.

         RANKING

         The New Notes will be general unsecured obligations of the Company, which:

..        will rank pari passu in right of payment to all other unsecured unsubordinated Indebtedness of the Company;

..        will rank senior in right of payment to all existing and future subordinated Indebtedness of the Company; and

..        will be structurally subordinated to Indebtedness and other obligations of the Company's subsidiaries, including indebtedness under the Credit Facility, trade payables and any subordinated Indebtedness.

         Principal, Maturity and Interest

         The Company will initially issue up to $10,961,000 in aggregate principal amount of New Notes (of which $412,717.72 in principal amount will be issued to Barth & Dreyfuss and cancelled immediately thereafter), in denominations of $1.00 and integral multiples of $1.00 The New Notes will mature on the fifth anniversary of the Issue Date (such anniversary expected to be in May, 2007).

         Interest on the New Notes will accrue at the rate of 9% per annum, payable semi-annually in arrears on each June 30 and December 31, commencing June 30, 2002. The Company will make interest payments in cash, as described below, to the holders of record of the New Notes on the immediately preceding June 15, for interest payable on June 30, and December 15, for interest payable on December 31.

         The Company will pay to holders of New Notes in cash on each interest payment date the maximum amount of the Current Interest then outstanding, which amount would not, after giving effect to such payment (as if paid on such interest payment date), decrease the Company's pro forma Current Interest Coverage Ratio for the four fiscal quarters most recently ended prior to such interest payment date, below 2.0 to 1.0. If, as a result of the limitation contained in the preceding sentence, or because the distribution of funds to the Company to make such payment would otherwise cause or result in a default or event of default under the Credit Facility or would not be permitted under applicable law, the Company is unable to pay all Current Interest otherwise due on an interest payment date, then the Company will not be required to pay the portion of such interest that is in excess of the maximum amount permitted by the applicable limitation on such interest payment date, and the unpaid portion will instead continue to accrue interest at the annual interest rate borne by the New Notes, compounding semiannually.

         The Company will pay to holders of New Notes in cash on each interest payment date the maximum amount of the Accumulated Interest then outstanding, which amount would not, after giving effect to such payment (as if paid on such interest payment date), decrease the Company's pro forma Accumulated Interest Coverage Ratio for the four fiscal quarters most recently ended prior to such interest payment date, below 2.0 to 1.0. In making the determination of the maximum amount of Accumulated Interest that may be paid, the Company will first account for, and pay, the maximum amount (if any) of Current Interest and of the Current Preferred Dividend (if a Current Preferred Dividend would otherwise be due on such interest payment date) to be paid on such interest payment date, in that order, before determining the maximum amount of Accumulated Interest that may be paid. If, as a result of the limitation contained in the two preceding sentences, or because the distribution of funds to the Company to make such payment would otherwise cause or result in a default or event of default under the Credit Facility or would not be permitted under applicable law, the Company is unable to pay all Accumulated Interest otherwise due on an interest payment date, then the Company will not be required to pay the portion of such interest that is in excess of the maximum amount permitted by the applicable limitation on such interest payment date, and the unpaid portion will instead continue to accrue interest at the annual interest rate borne by the New Notes, compounding semiannually.

         In addition to, and not in limitation of, any of the provisions contained in the New Indenture, in the event that the distribution of funds to the Company to make any payment of interest due under the New Indenture would cause or result in a default or event of default under the Credit Facility or would not be permitted under applicable law, and, as a result thereof, the Company has not received from its subsidiaries, as of the business day immediately preceding any interest payment date, distributions, dividends or advances in cash sufficient to pay all interest (whether Current Interest or Accumulated Interest) otherwise payable on such interest payment date, then the Company will not, to the extent of the insufficiency of its funds, be required to pay such interest in cash on such interest payment date. Any interest not paid on the interest payment date when it would otherwise be payable by reason of this paragraph will instead accrue interest at the annual interest rate borne by the New Notes, compounding semiannually.

TRANSFER AND EXCHANGE

         In the New Indenture, the following transfer restrictions shall also apply in addition to the restrictions contained in the provision described above under the heading "Description of the Original Notes--Transfer and Exchange:"

         The New Notes may only be registered, transferred or exchanged in denominations of $1.00 (or integral multiples thereof) unless the transfer of such New Notes results from the transfer by a holder of its entire right, title and interest in any and all New Notes held by such holder. In addition, the New Notes are being issued as part of a Unit and cannot be sold, pledged, hypothecated or transferred without the simultaneous transfer to the same transferee of the other components of such Unit (or fraction thereof). Fractional Units, from the time of issuance, must maintain the relative principal amount of the New Notes (rounded to the nearest whole dollar), shares of Preferred Stock (rounded to the nearest 3 decimal places) and shares of Exchange Common (rounded to the nearest 3 decimal places) as are contained in a whole Unit, as then currently constituted. The New Notes shall bear a restrictive legend stating the foregoing.

REDEMPTION; MANDATORY PAYMENTS

         In the New Indenture, the provision described above under the heading "Description of the Original Notes -- Optional Redemption," will be replaced by the following new provisions:

         OPTIONAL REDEMPTION

         The New Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time from and after the date on which the Preferred Stock has been redeemed or retired in full (including all accrued and unpaid dividends thereon), at a purchase price equal to 100% of the outstanding principal amount thereof, plus all interest accrued and unpaid to the date of
                          ----
repurchase (the "Optional Redemption Price"). The Company shall be permitted to
                 -------------------------
redeem the New Notes pursuant to this paragraph from any source of funds (or combination of sources of funds) legally available therefor, except from a Refinancing; provided, however, that, if the redemption pursuant to this
             --------  -------
paragraph is made in connection with a Change of Control pursuant to which all of the then-outstanding Common Stock is purchased from the stockholders of the Company for cash (or converted into the right to receive cash consideration in a merger or with respect to which cash would be distributed in a sale of substantially all of the Company's assets or of the assets of a subsidiary constituting substantially all of the assets of the Company and its subsidiaries on a consolidated basis), then the Company shall be permitted to redeem the New Notes in whole, but not in part, at the Optional Redemption Price from any source of funds (or combination of sources of funds) legally available therefor, including a Refinancing.

         If less than all of the New Notes are to be redeemed at any time, the New Notes Trustee is to select the New Notes for redemption on a pro rata basis.

         Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder whose New Notes are to be redeemed.

         If any New Notes are redeemed in part only, the notice of redemption that relates to those New Notes shall state the portion of the principal amount thereof to be redeemed. New Notes in principal amount equal to the unredeemed portion of the original New Notes will be issued in the name of the holder thereof upon cancellation of the original New Notes. Once a notice of redemption is mailed, the New Notes called for redemption become due and payable on the redemption date unless such notice of redemption is contingent upon the occurrence of specified events, in which case the New Notes called for redemption shall become due and payable only upon the occurrence of such events. On and after the redemption date, interest ceases to accrue on the New Notes or portions of them called for redemption.

         MANDATORY PAYMENTS AND REPURCHASES

         On each Excess Cash Recapture Date, the Company shall make, in the priority set forth below, the following payments of interest and repurchases of the New Notes:

         (1) Payments for Accumulated Interest. To the extent of its Excess Cash (calculated as at the applicable Measurement Date), the Company shall pay to the holders, pro rata in accordance with their respective Pro Rata Portions (calculated as at the Measurement Date), the amount of Accumulated Interest on the New Notes outstanding on the Excess Cash Recapture Date.

         (2) Repurchase of New Notes. To the extent of any Excess Cash (calculated as at the applicable Measurement Date) remaining on any Excess Cash Recapture Date after making payments pursuant to paragraph (1) above, the Company shall repurchase from the holders, pro rata in accordance with their respective Pro Rata Portions (calculated as at the Measurement Date), the New Notes at a repurchase price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon.

         (3) Limitation. In the event that the distribution of funds to the Company to make any payment of Accumulated Interest pursuant to paragraph (1) above or to repurchase any New Notes pursuant to paragraph (2) above, would cause or result in a default or event of default under the Credit Facility or would not be permitted under applicable law, and, as a result thereof, the Company has not received from its subsidiaries distributions, dividends or advances in cash sufficient to make such payments or to repurchase the New Notes pursuant to this section, then the Company shall not, to the extent of the insufficiency of its funds, be required to make such payments or repurchase the New Notes pursuant to this section.

         Notices of mandatory payments and repurchases shall be mailed by first class mail at least 15 but not more than 60 days before the date of payment or repurchase, as applicable, to each holder of New Notes who will receive payments or whose New Notes will be repurchased, as applicable.

         If any New Notes are to be repurchased pro rata, then the notice that relates to those New Notes shall state the pro rata portion of the principal amount thereof to be repurchased. New Notes in principal amount equal to the unrepurchased portion of the original New Notes will be issued in the name of the holder thereof upon cancellation of the original New Notes. On and after the repurchase date, interest ceases to accrue on New Notes or portions of them that are repurchased.

         Once a notice is mailed, the payments or repurchases shall become due and payable on the Excess Cash Recapture Date in the amounts specified in the notice.

         NO REISSUANCE OF REPURCHASED OR REDEEMED NOTES

         Notwithstanding anything to the contrary in the New Indenture, the Company shall not reissue any New Notes (or portion thereof) redeemed or repurchased pursuant to the sections entitled "Redemption; Mandatory Payments" and/or "Repurchase of New Notes Upon a Change of Control."

REPURCHASE OF NEW NOTES UPON A CHANGE OF CONTROL

         In the New Indenture, the provision described above under the heading "Description of the Original Notes - Repurchase at the Option of the Holders - Maintenance of Tangible Net Worth" will be replaced by the following new provision:

         If a Change of Control occurs, the Company or its successor (as applicable) shall repurchase all of the New Notes for an amount (the "Change of
                                                                      ---------
Control Payment") in cash equal to 100% of the aggregate principal amount of New
---------------
Notes to be repurchased plus all accrued and unpaid interest thereon, if any, to
                        ----
the date of purchase (the "Change of Control Payment Date").
                           ------------------------------

         The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

         On or before the Change of Control Payment Date, the Company will, to the extent lawful:

     .   repurchase all New Notes;

     . deposit with a depositary or Paying Agent immediately available funds sufficient to pay the Change of Control Payment in respect of all New Notes; and

     . deliver or cause the depositary or Paying Agent to deliver to the New Notes Trustee the New Notes.

         The depositary or Paying Agent will promptly (but in no event later than 5 days after the Change of Control Payment Date) mail to each holder of New Notes so tendered the Change of Control Payment for such New Notes.

         To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the New Indenture relating to the repurchase upon a Change of Control, the Company will not be deemed to have breached its obligations under the New Indenture by virtue of complying with such laws or regulations.

         The provisions described above that require the Company to repurchase the New Notes following a Change of Control will be applicable regardless of whether or not any other provisions of the New Indenture are applicable. Except as described above with respect to a Change of Control, the New Indenture does not contain provisions that permit the holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

         The Company will not be required to repurchase the New Notes upon a Change of Control if (a) a third party repurchases the New Notes upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements set forth in the New Indenture applicable to the Company and purchases all New Notes validly tendered upon such Change of Control; or (b) in connection with or in contemplation of any Change of Control, it or a third party purchases the New Notes (an "Alternate Purchase") by depositing an amount at least equal to the Change of Control Payment with the New Notes Trustee or the Paying Agent.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company or any of its Material Subsidiaries. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Company to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company or any of its Material Subsidiaries to another Person or group may be uncertain.

         Within 15 business days after the consummation of any Change of Control, the Company shall mail a notice to each of the Holders. The notice shall state:

         (1) that the Company is repurchasing the New Notes pursuant to a Change of Control and shall briefly describe the transaction or transactions constituting the Change of Control;

         (2) the Change of Control Payment Date, which shall be at least 30 days but not more than 45 days after the notice is mailed;

         (3)  the Change of Control Payment;

         (4)  the name and address of the Paying Agent;

         (5) that the New Notes called for repurchase must be surrendered to the Paying Agent to collect the Change of Control Payment;

         (6) that interest on the New Notes ceases to accrue on and after the Change of Control Payment Date; and

         (7) that all of the New Notes will be deemed to be repurchased and will no longer be outstanding for any purpose upon the deposit by the Company with the New Notes Trustee or the Paying Agent of freely transferable funds in an amount equal to the Change of Control Payment, regardless of whether any holder surrenders its New Note.

CERTAIN COVENANTS

         RESTRICTED PAYMENTS

         In the New Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - Dividends, Redemptions and Other Payments" will be replaced by the following new covenant:

         The Company shall not and shall not permit any of its subsidiaries, directly or indirectly, to effect any of the following:

                  (a) purchase, redeem, or otherwise acquire or retire for value any of its capital stock or the capital stock of any subsidiary or other Affiliate or any warrants, rights or options to purchase or acquire such capital stock or permit any subsidiary to do so; provided,
                                                                    --------
                           however, that this subparagraph (a) shall not
                           -------
                           prohibit the purchase, redemption, or other acquisition or retirement for value of the Company's Common Stock or the Preferred Stock; or

                  (b) make any loan or advance to any Affiliate other than to the Company or a wholly owned subsidiary of the Company, provided, that any such loan or advance is subordinated in right of payment to the New Notes; provided, however, that this subparagraph (b) shall
                           --------  -------
                           not prohibit the making of any loan or advance to employees in the ordinary course of business; or

                  (c) purchase, redeem, exchange or otherwise acquire for value any Indebtedness subordinated to the New Notes; provided, however, that this subparagraph (c) shall
                           --------  -------
                           not prohibit the refunding, redemption or refinancing of subordinated Indebtedness permitted under the covenant described below under the heading "Limitation on Incurrence of Indebtedness."

The forgoing provisions shall not prohibit:

     u) the payment by any subsidiary of the Company of any dividend or the making of any distribution on its capital stock to the Company;

     v) the payment by the Company of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the New Indenture;

     w) any distribution by the Company or Barth & Dreyfuss to the members of management of the Company or of Barth & Dreyfuss pursuant to the terms of the Executive Bonus Plan or the Management Incentive Plan;

         LIMITATION ON INCURRENCE OF INDEBTEDNESS

         In the New Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - Limitation on Incurrence of Indebtedness" will be replaced by the following new covenant:

                  The Company (x) will not, and will not permit any of its subsidiaries to, incur any Indebtedness or (y) will not, and will not permit any of its subsidiaries to, issue any capital stock having a preference in liquidation or with respect to the payment of dividends, except that the Company and its subsidiaries may incur the following:

         (1)      the New Notes and other Indebtedness outstanding on the Issue
                  Date;

         (2) capital lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost (including financing fees and costs) of development, construction, installation, integration or improvement of assets used or useful in the Company's or its subsidiaries' businesses, in an aggregate principal amount not to exceed $2.0 million at any time outstanding pursuant to this clause
                  (2);

         (3) Indebtedness owed by the Company or any of its subsidiaries to the Company or any of its subsidiaries; provided that
                                                          --------

                  (a) any such Indebtedness owed by the Company shall be expressly subordinated to the prior payment in full in cash of all Indebtedness of the Company arising under the New Notes; and

                  (b) if such Indebtedness is held at any time by a Person other than the Company or any of its subsidiaries, the Company or such subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (3);

         (4) additional Indebtedness arising under the Credit Facility (whether existing on the date of the New Indenture or thereafter arising); provided, that the aggregate principal
                                       --------
                  amount of all Indebtedness arising under the Credit Facility does not exceed $22 million at any time outstanding pursuant to this clause (4); and

         (5)      the Preferred Stock.

         LIMITATION ON LIENS

         In the New Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - Limitation on Liens" will be replaced by the following new covenant:

         Neither the Company nor any subsidiary of the Company may cause, suffer or permit to exist, and none of them shall cause, suffer or permit any of their subsidiaries to cause, suffer or permit to exist, any Lien on the property or assets of the Company or any such subsidiary other than Permitted Liens.

         WHEN COMPANY MAY MERGE, ETC.

         In the New Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - When Company May Merge, Etc." will be deleted in its entirety.

         REPORTS

         In the New Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - Reports" will be replaced by the following new covenant:

         Quarterly Statements. Within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), the Company shall provide to each holder of New Notes duplicate copies of:

         (a) a consolidated balance sheet of the Company and its subsidiaries as at the end of such quarter, and

         (b) consolidated statements of income, changes in stockholders' equity and cash flows of the Company and its subsidiaries for such quarter,

         setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by the Chief Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

         Annual Statements. Within 105 days after the end of each fiscal year of the Company, the Company shall provide to each holder of New Notes duplicate copies of:

         (a) a consolidated balance sheet of the Company and its subsidiaries, as at the end of such year, and

         (b) consolidated statements of income, changes in stockholders' equity and cash flows of the Company and its subsidiaries, for such year,

         setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

                  (i) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                  (ii) a certificate of such accountants stating that they have reviewed the New Indenture and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit),

         Notice of Default or Event of Default. Promptly, and in any event within five days after an officer of the Company becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder, a written notice to each Holder specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

         DELIVERY OF CERTIFICATES

         In the New Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - Compliance Certificate" will be replaced by the following new covenant:

         Compliance Certificate. In the New Indenture, the Company will be required to deliver to the New Notes Trustee, within 90 days of the end of each fiscal year, an officer's certificate stating, among other things, that, to the best of such officer's knowledge, the Company has observed and performed all of the covenants contained in the New Indenture and that it is not in default in the performance or observance in any material respect of all of the terms, provisions and conditions of the New Indenture (or, if a Default or an Event of Default has occurred, describing all such Defaults or Events of Default of which such officer has knowledge).

                  So long as any of the New Notes are outstanding, the Company will deliver to the New Notes Trustee, within five (5) days after becoming aware of (i) any Default, Event of Default or default in the performance in any material respect of any covenant, agreement or condition contained in this Indenture, (ii) any default or event of default under any mortgage, indenture or other instrument, or (iii) the acceleration of any Indebtedness as due and payable before its maturity (each individually, a "Default Occurrence"), an
                                                   ------------------
officer's certificate specifying such Default Occurrence and the action that the Company proposes to take with respect thereto.

         Certificate Regarding Financial Tests. In the New Indenture, the Company will be required to deliver to the holders of New Notes a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company (i) providing the calculations for determining the Current Interest Coverage Ratio, the Accumulated Interest Coverage Ratio and Excess Cash for each interest payment date and Excess Cash Recapture Date, respectively, (ii) certifying the Current Interest Coverage Ratio and the Accumulated Interest Coverage Ratio for each interest payment date and (iii) certifying that to the best of the Company's knowledge, the financial statements of the Company and its subsidiaries used to determine each such Current Interest Coverage Ratio, Accumulated Interest Coverage Ratio and Excess Cash are true and accurate in all material respects.

         CERTAIN AFFIRMATIVE COVENANTS

         In the New Indenture, certain modifications will be made to the affirmative covenants, generally to limit the applicability of such covenants to material undertakings, rather than any undertakings.

EVENTS OF DEFAULT AND REMEDIES

         In the New Indenture, the provision described above under the heading "Description of the Original Notes-- Events of Default and Remedies" will be replaced by the following new provisions:

         An "Event of Default" occurs if:

         1. The Company defaults in the payment of Current Interest or Accumulated Interest on any New Notes when the same becomes due and payable and the Default continues for a period of 15 days;

         2. the Company defaults in the payment of the principal of any New Notes when the same becomes due and payable at maturity, upon redemption or otherwise;

         3. the Company fails to observe or perform in any material respect any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the covenants described above under the respective subheadings " Mandatory Payments and Repurchases," "Restricted Payments," "Limitation on Incurrence of Indebtedness," and "Repurchase of New Notes Upon Change of Control";

         4. the Company fails to comply in any material respect with any of its other agreements or covenants in, or provisions of, the New Notes or the New Indenture and the Default continues for the period and after the notice specified below;

         5. the Company defaults in the payment of principal or interest on any Indebtedness under the Credit Facility or with an aggregate principal amount of at least $1,000,000, whether such Indebtedness now exists or shall be created hereafter, if the effect of such default is to cause the acceleration of such Indebtedness;

         6. a default or event of default occurs under the Credit Facility if the effect of such default or event of default is to cause the acceleration of Indebtedness owing under the Credit Facility and such default or event of default is not cured or waived, or such acceleration is not rescinded, within thirty (30) days after the date of such acceleration pursuant to the Credit Facility;

         7. a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its subsidiaries which remains undischarged or unvacated for a period (during which execution shall not be effectively stayed) of 45 days; provided,
                                                                     --------
that the aggregate of all such judgments exceeds $1,000,000; and provided,
                                                                 --------
further, that such event shall not be an Event of Default if a responsible
-------
insurer has agreed to pay the amount of such judgment so long as such judgment or judgments is paid by such insurer within 90 days;

         8. the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                  a.       fails generally to pay its debts as they become due,

                  b. admits in writing its inability to pay its debts generally as they become due,

                  c.       commences a voluntary case,

                  d. consents to the entry of an order for relief against it in an involuntary case,

                  e. consents to the appointment of a Custodian of it or for all or substantially all of its property, or

                  f. makes a general assignment for the benefit of its creditors;

         9. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  a. is for relief against the Company or any Material Subsidiary in an involuntary case,

                  b. appoints a Custodian of the Company or any Material Subsidiary or for all or substantially all of its property, or

                  c. orders the liquidation of the Company or any Material Subsidiary, and the order or decree remains unstayed and in effect for 60 days;

         The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         A Default under clause (4) above is not an Event of Default until the New Notes Trustee or holders of at least 35% in principal amount of the then outstanding New Notes notify the Company in writing of such Default and the Company does not cure the Default within 30 days after receipt of the notice; provided, that the New Notes held in the Papercraft Fund shall not be deemed to be outstanding for purposes of this provision until released from the Papercraft Fund. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

COVENANT DEFEASANCE

         In the New Indenture, the first sentence of the provision described above under the heading "Description of Original Notes--Covenant Defeasance" will be replaced by the following new sentence:

         After first redeeming in full all of the Preferred Stock (including all accrued and unpaid dividends thereon), the Company may, at its option at any time, elect to have the obligations of the Company released with respect to certain covenants that are identified in the New Indenture ("Covenant Defeasance") and thereafter, any omission to comply with those covenants shall not constitute a Default or an Event of Default with respect to the New Notes.

AMENDMENT, SUPPLEMENT AND WAIVER

         WITHOUT CONSENT OF HOLDERS

In the New Indenture, the following provision described above under the heading "Description of the Original Notes - Amendment, Supplement and Waiver - Without Consent of Holders" will be deleted:

2. to comply with the covenant described above under "--When Company may merge, etc."

         WITH CONSENT OF HOLDERS

         In the New Indenture, the first sentence of the provision described above under the heading "Description of the Original Notes - Amendment, Supplement and Waiver - With Consent of Holders" will be replaced by the following new sentence:

         The Company and the New Notes Trustee may amend the New Indenture or the New Notes with the written consent of the holders of at least a majority in principal amount of the then outstanding New Notes; provided, that New Notes
                                                    --------
held in the Papercraft Fund shall not be deemed to be outstanding for the purpose of this provision.

         In the New Indenture, item number 5 described above under the heading "Description of the Original Notes - Amendment, Supplement and Waiver - With Consent of Holders" will be replaced by the following new provision:

         5. make any change in the provisions regarding optional redemption, mandatory payments and repurchases, payment of New Notes, repurchase of New Notes upon a Change of Control, Events of Default, acceleration of the New Notes upon an Event of Default, waiver of past defaults, rights of noteholders to receive payments, or amendments.

         GOVERNING LAW

         The New Indenture and the New Notes will be governed by the laws of the State of New York.

         NO RECOURSE AGAINST OTHERS; WAIVER OF CERTAIN STATUTORY RIGHTS

         In the New Indenture, the provision described above under "Description of Original Notes--No Personal Liability of Directors, Officers, Employees and Stockholders--No Recourse Against Others" will be replaced by the following new provisions:

         No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company or the New Notes Trustee shall not have any liability for any obligations of the Company or New Notes Trustee under the New Notes or the New Indenture or for any claim based on, in respect of or by reason of such obligations on their creation. Each holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the New Notes.

         Waiver of Benefit of Dividend and Redemption Statutes. By accepting a New Note, a holder thereby agrees that such holder shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any statute, including the Delaware General Corporation Law, now or at any time hereafter in force, respecting the liability of the Company or its directors for the declaration, authorization or payment of an unlawful dividend with respect to the shares of Preferred Stock or the authorization or making of an unlawful stock purchase or redemption with respect to shares of Preferred Stock and thereby expressly waives all benefit or advantage of any such law and shall suffer and permit the declaration, authorization and payment of dividends, and the authorization and making of purchases and redemptions, by the Company with respect to shares of Preferred Stock as though no such law has been enacted. Nothing in this waiver should be construed as requiring the Board of Directors to declare or authorize, or the Company to pay dividends with respect to, or purchase or redeem, any shares of Preferred Stock, except in compliance with Certificate of Designation, and as required by applicable law.

REPRESENTATIONS AND WARRANTIES

         In the New Indenture, the Company will represent and warrant as of the date of the New Indenture that:

         DUE ORGANIZATION AND QUALIFICATION

         The Company and each Material Subsidiary is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and is qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

         DUE AUTHORIZATION

(a) The execution, delivery, and performance by Company of the New Indenture and the issuance of the New Notes have been duly authorized by all necessary action on the part of the Company.

(b) The execution, delivery, and performance by the Company of its obligations under the New Indenture and the issuance and performance by the Company of its obligations under the New Notes do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to the Company, its Certificate of Incorporation or Bylaws, or any order, judgment, or decree of any court or other foreign, federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body that is binding on the Company,
(ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of the Company, (iii) result in the imposition of any lien upon any properties or assets of the Company, or (iv) require any approval or consent of any Person under any material contractual obligation of the Company.

(c) The New Indenture and the New Notes, when executed and delivered by the Company will be the legally valid and binding obligations of Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

CERTAIN DEFINITIONS

         In the New Indenture, the definitions of "Consolidated Adjusted Net Income", "Fixed Charges" and Permitted Liens will be replaced by the following definitions:

                  "Consolidated Adjusted Net Income" means as to any Person, for
                   --------------------------------
any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

                  (1) the Net Income (including any loss) of any Person which is not a subsidiary of the Person calculating Consolidated Net Income or is accounted for by such Person by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions actually paid to such Person;

                  (2) the Net Income (including any loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

                  (3) the cumulative effect of any change in accounting principles shall be excluded.

The "Net Income" of any Person shall mean the net income (loss) of such Person,
     ----------
determined in accordance with GAAP, except (i) any gain (but not loss) realized upon the sale or other disposition of any capital stock of the Person or a subsidiary owned by such Person, or (ii) any gain (but not loss) realized upon the sale or other disposition of any real property or equipment of such Person which is not sold in the ordinary course of business shall be excluded from the determination of Net Income of such Person.

                  "Fixed Charges" as to any Person means, on a consolidated
                   -------------
basis, (i) interest and, except with respect to the New Notes, amortization of debt discount and expense, (ii) that portion of rentals which is reasonably determined by the Board of Directors (as evidenced by a duly adopted resolution) as representing interest costs with respect to any lease of any property which would, in accordance with GAAP, be required to be classified and accounted for on the balance sheet of the lessor as a capital lease and (iii) dividends of such Person and its subsidiaries which are actually paid (including dividends with respect to the Preferred Stock, but excluding amortization of preferred stock discount and expense with respect to the Preferred Stock), during such period.

                  "Permitted Liens" means (i) Liens solely to secure any
                   ---------------
Indebtedness, so long as such Indebtedness is permitted under paragraphs (2) and
(4)of the covenant described above under the heading "Limitation on Incurrence of Indebtedness"; (ii) Liens for taxes, assessments, governmental charges, or levies not delinquent or which the Company or any of its Subsidiaries is in good faith and by appropriate proceedings contesting and for which an adequate reserve has been established in accordance with GAAP, (iii) deposits, pledges or other items to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance, (iv) indemnity, performance or other similar bonds or deposits, pledges or other items to secure bids, tenders, contracts (other than contracts for the payment of money), statutory obligations, surety and appeal bonds and other obligations of like nature, in each case arising in the ordinary course of business, (v) interests of landlords or other lessors under leases of real or personal property (tangible or intangible), statutory Liens of landlords and mechanics', workmen's, materialmen's, carriers' or warehousemen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which the Company or any of its Subsidiaries is in good faith and by appropriate proceedings contesting and for which an adequate reserve has been established in accordance with GAAP, (vi) any other Lien, perfected and in effect as of the date of this Indenture, and (vii) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (vi) above, provided that any such extension, renewal or replacement is limited to the property (including any proceeds therefrom) originally encumbered thereby.

         The following new definitions will be added to the New Indenture:

                  "Accumulated Interest" shall mean all the accrued and unpaid
                   --------------------
interest on the New Notes which is not paid, and which remains unpaid and outstanding, on any interest payment date in accordance with the payment provisions set forth in the New Indenture or in the New Notes, plus any unpaid interest thereon, as provided for in the New Indenture.

                  "Accumulated Interest Coverage Ratio" as to any Person on any
                   -----------------------------------
date of determination, shall be the ratio of: (x) such Person's EBITDA for the four most recently ended fiscal quarters of such Person for which unaudited financial statements are available on such date to (y) the sum of (i) such Person's interest expense, on a consolidated basis, relating to the Credit Facility for the four fiscal quarter period referred to in clause (x) plus (ii)
                                                                      ----
all Current Interest actually paid on the last interest payment date preceding the date of determination plus (iii) the proposed Current Interest payment for
                          ----
the interest accrual period ending on the next interest payment date after such date of determination plus (iv) the amount of the Current Preferred Dividend (if
                      ----
any) proposed to be paid on the next interest payment date after such date of determination (if applicable) plus (v) Accumulated Interest to be paid on the
                              ----
next interest payment date after such date of determination plus (vi) any
                                                            ----
interest expense relating to the Company's 8.5% Senior Notes due February 13, 2002 (excluding any amortization of debt discount and expense with respect thereto) for the four fiscal quarter period referred to in clause (x).

                  "Barth & Dreyfuss" means Barth & Dreyfuss of California, a
                   ----------------
California corporation.

                  "Certificate of Designation" means the Certificate of
                   --------------------------
Designation of Senior 13.5% Cumulative Redeemable Preferred Stock of the
Company.

                  "Change of Control" means the occurrence of any of the
                   -----------------
following:

                  (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any of its Material Subsidiaries to any Person or "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act);

                  (2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

                  (3) the consummation of any transaction or a series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any Person or "person" (as defined above) becomes the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange
                           Act), directly or indirectly, of a majority of the voting power represented by the outstanding voting stock of the Company or Barth & Dreyfuss; provided, however, that the Company's ownership of a majority of the voting power represented by the outstanding voting stock of Barth & Dreyfuss shall not be deemed a "Change of Control.".

         The foregoing provisions shall not be applicable to any event which would otherwise be a "Change Of Control" to the extent that it occurs as a result of a disbursement of securities from the Papercraft Fund in connection with the settlement, court adjudication, or other resolution, of the Creditors Committee / CVC litigation.

                  "Common Stock" means the common stock, $.01 par value, of the
                   ------------
Company.

                  "Credit Facility" means any credit facility between Barth &
                   ---------------
Dreyfuss and/or the Company and/or its subsidiaries, on the one hand, and an institutional lender or other Person primarily in the business of making loans, purchasing notes, or otherwise extending financial accommodations, on the other hand, providing for revolving credit loans, term loans and/or letters of credit or other borrowing facilities, as amended, restated, modified, renewed, refunded, replaced, or refinanced, with the same or a new lender or group of lenders, in whole or in part from time to time.

                  "Current Interest" shall mean accrued interest on the New
                   ----------------
Notes as to which the first interest payment date with respect to such interest has not yet occurred, but shall not include any interest on Accumulated Interest.

                  "Current Interest Coverage Ratio" as to any Person on any date
                   -------------------------------
of determination shall be the ratio of: (x) such Person's EBITDA for the four most recently ended fiscal quarters of such Person for which unaudited financial statements are available on such date to (y) the sum of (i) such Person's interest expense, on a consolidated basis, relating to the Credit Facility for the four fiscal quarter period referred to in clause (x) plus (ii) all Current
                                                         ----
Interest actually paid on the last interest payment date preceding the date of determination plus (iii) the proposed Current Interest payment for the interest
              ----
accrual period ending on the next interest payment date after such date of determination plus (iv) any interest expense relating to the Company's 8.5%
              ----
Senior Notes due February 13, 2002 (excluding any amortization of debt discount and expense with respect thereto) for the four fiscal quarter period referred to in clause (x).

                  "Current Preferred Dividend" shall mean a dividend on the
                   --------------------------
Preferred Stock which is paid on the first Dividend Payment Date after it has accrued.

                  "Dividend Payment Date" means such term as defined in the
                   ---------------------
Certificate of Designation.

                  "EBITDA" for any period means the Consolidated Adjusted Net
                   ------
Income for such period, including, without duplication, net import income and other miscellaneous income for such period, adjusted to exclude (to the extent included in computing such Consolidated Adjusted Net Income) all (i) liabilities paid or accrued during such period by the Company or a subsidiary of the Company for taxes based on income or earnings, (ii) all Fixed Charges for such period,
(iii) with respect to any subsidiary, any management fees paid by the Company for such period, and (iv) the non-cash amortization expense (including the amortization of debt and preferred stock discount and expense with respect to the New Notes and the Preferred Stock) and depreciation expense for such Person for such period.

                  "Excess Cash" means, with respect to each fiscal year of the
                   -----------
Company, an amount equal to the result of (i) the Company's consolidated cash and cash equivalents balance as of the applicable Measurement Date, minus (ii)
                                                                    -----
the aggregate amount of all Obligations (as defined in the Credit Facility) then outstanding under the Credit Facility as of such Measurement Date, minus (iii)
                                                                   -----
$5,000,000; provided, however, if the Excess Cash as calculated above is a
            --------  -------
negative number, the Excess Cash as of such Measurement Date shall be zero (0).

                  "Excess Cash Recapture Date" means, with respect to each
                   --------------------------
fiscal year of the Company, that date as shall be fixed by the Board of Directors, which shall be no more than thirty (30) days after the completion (including, without limitation, delivery of an audit report signed by the Company's independent auditors) of the Company's audited consolidated financial statements (including the footnotes thereto) for the fiscal year of the Company immediately preceding such fiscal year, but in no event either (a) less than fifteen (15) days after notice thereof is delivered pursuant to the section entitled "Mandatory Payments and Repurchases," or (b) later than June 30 of such fiscal year.

                  "Exchange" means the Company's issuance of Units in May 2002
                   --------
in exchange for its 8.5% Senior Notes due February 13, 2002, in accordance with the terms of an exchange offer.

                  "Exchange Common" means those shares of Common Stock issued in
                   ---------------
the Exchange and any securities of the Company or its successors issued or issuable with respect to such shares of Common Stock, whether by way of conversion, exchange, dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

                  "Executive Bonus Plan" means the Company's Executive Bonus
                   --------------------
Plan, adopted effective as of January 1, 2001.

                  "Indebtedness" means any indebtedness, contingent or
                   ------------
otherwise, in respect of borrowed money, including all interest, fees and expenses owed with respect thereto (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance (except any such balance that constitutes a trade payable) deferred and unpaid of the purchase price of any property (including pursuant to financing leases) or interest therein, in the case of each type of indebtedness listed above, if and to the extent such indebtedness would appear as a liability upon a balance sheet of the Company prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

                  "Issue Date" means the date immediately following the
                   ----------
consummation of the Exchange Offer.

                  "Management Incentive Plan" means a management incentive plan
                   -------------------------
which may be approved by the Board of Directors after the date of the New Indenture under which members of the management of the Company and its Subsidiaries would be entitled to receive a certain percentage of the aggregate proceeds (not to exceed 20%) received by the Company and/or its stockholders from the sale of the Company or its Material Subsidiaries (whether by stock transfer, merger, sale of assets or otherwise).

                  "Material Adverse Change" means (i) a material adverse change
                   -----------------------
in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or (ii) a material impairment of the Company's ability to perform its obligations hereunder or under the New Notes.

                  "Material Subsidiary" means Barth & Dreyfuss and any other
                   -------------------
subsidiary of the Company, which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X promulgated under the Securities Exchange Act

                  "Measurement Date" means, for any fiscal year of the Company,
                   ----------------
December 31 of the year immediately preceding such fiscal year.

                  "Paying Agent" an office or agency where the New Notes may be
                   ------------
presented for payment.

                  "Preferred Stock" means the Senior 13.5% Cumulative Redeemable
                   ---------------
Preferred Stock of the Company.

                  "Pro Rata Portion" means, on the date of reference, a
                   ----------------
fraction, the numerator of which is the aggregate principal amount of outstanding New Notes held by a holder on such date and the denominator of which is the aggregate principal amount of all New Notes outstanding on such date, including any New Notes held in the Papercraft Fund.

                  "Refinancing" means (i) any extension, refinancing, renewal or
                   -----------
replacement of any of the Company's existing debt, (ii) any borrowings under the Credit Facility, or (iii) any public offering or private placement, to one or more purchasers, of debt securities or equity securities of the Company.

                  "Unit" means a unit consisting of $1,000 principal amount of
                   ----
the New Notes, 4.0028 shares of Preferred Stock and ___ shares of Exchange Common, all of which are being issued by the Company in connection with the Exchange, provided, that the principal amount of the New Notes or the number of
          --------
shares of Preferred Stock comprising a whole Unit are subject to reductions from time to time on account of mandatory and optional redemptions of the New Notes and/or the shares of Preferred Stock.

                       DESCRIPTION OF NEW CREDIT FACILITY

         Barth & Dreyfuss, the Company's principal operating subsidiary, is currently negotiating the terms of a new credit facility to provide for its working capital and operational financing needs (the "New Credit Facility") with Foothill Capital Corporation ("Foothill"). While the precise terms of the New Credit Facility have not been finalized, it is anticipated that the New Credit Facility would provide for a $20 million facility, consisting of a revolving credit facility (including a letter of credit sub-facility). It is also anticipated that the New Credit Facility would permit Barth & Dreyfuss to make the necessary borrowings so that the upon the consummation of the Exchange Offer, the Company will be able to make the payment of all accrued interest on the Original Notes, as well as the payment of all principal amounts due on those Original Notes which are not tendered in the Exchange Offer. A condition to the New Credit Facility is that the Exchange Offer is consummated as described in the Exchange Offer Statement. A copy of the term sheet summarizing the current terms of the New Credit Facility is attached hereto as Exhibit B.
                                                       ---------

         Barth & Dreyfuss' obligations under the New Credit Facility are expected to be secured by a pledge of all of its inventory and accounts receivable, as well as other assets. Although the interest rate on borrowings under the New Credit Facility, along with the fees, expenses and other terms of the New Credit Facility, are still being finalized, it is contemplated that the interest rate will be higher than the interest rate on Barth & Dreyfuss' current credit facility, and that the fees, expenses and such other terms of the New Credit Facility will not be as favorable to the Company as those contained in the Barth & Dreyfuss' current credit facility. The New Notes would be structurally subordinated to Barth & Dreyfuss' obligations under the New Credit Facility.

         Foothill's obligations under the New Credit Facility to advance funds would be subject to conditions customary in agreements of this type. In addition, Barth & Dreyfuss would be subject to certain affirmative and negative covenants and financial covenants customary for such agreements. Furthermore, if Barth & Dreyfuss is unable to satisfy the requirements of certain negative covenants of the New Credit Facility, the terms of the New Credit Facility will prevent Barth & Dreyfuss from making distributions or advances to the Company.

         Barth & Dreyfuss' existing bank credit facility expires on May 13, 2002. No assurance can be given that Union Bank of California, N.A., the lender under such facility, will be willing to extend the expiration of such facility.

                                    EXHIBIT A
                                    ---------

                      UPDATED PROJECTIONS; VALUATION REPORT
                      -------------------------------------

         The preparation of a valuation is a complex analytical process involving determinations as to the most relevant methods of financial analysis and the application of those methods while taking into consideration various financial, economic, market, legal, and operational data. An estimate of value is based on information that is discernable at a particular point in time. Since the preparation of a valuation is necessarily dependent upon data, assumptions and estimates that may vary over time, methods used and information relied on may be different when valuing the same company at different times or under different circumstances.

         On November 20, 2001, L.H. Friend delivered a Valuation report to the Special Committee of the Company's Board of Directors that provided an estimated enterprise value of the Company based on projected operating results for the fiscal year ended December 31, 2001. The following summary (the "Summary) reflects certain changes to the Valuation, which were presented to the Special Committee on April 11, 2002.

         The Summary is qualified in its entirety by reference to the full text of the Valuation. The full text of the Valuation sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, by L.H. Friend and is attached as Exhibit 2 to the
                                                         ---------
Original Exchange Offer Statement and is incorporated in this Summary by reference. We encourage you to carefully read the Valuation in its entirety. Furthermore, L.H. Friend's Valuation (as updated by the Summary):

         .        is directed to the Special Committee;

         .        relates only to the valuation of the total enterprise value of the Company from a financial point of view;

         .        does not address the Company's underlying business decision to effect the recapitalization;

         .        does not constitute a recommendation to any
         bondholder/shareholder about how to vote with respect to the recapitalization agreement or any other matter; and

         .        is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to L.H. Friend as of, the date of the Valuation.

         In arriving at its Valuation (as updated by the Summary), L.H. Friend, among other things:

         .        reviewed selected publicly available business and historical financial information relating to the Company;

         .        reviewed selected internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by the management of the Company, which were provided to L.H. Friend by the Company;

         .        conducted discussions with members of the senior management of the Company;

         .     reviewed publicly available financial and stock market data with respect to selected other companies in lines of business L.H. Friend believed to be generally comparable to those of the Company; and

         .     conducted such other financial studies, analyses and
         investigations and considered such other information as L.H. Friend deemed necessary or appropriate.

         In connection with its review, L.H. Friend:

         .     did not assume any responsibility for independent verification of any of the information referred to above and relied on it as being complete and accurate in all material respects;

         .     did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor was L.H. Friend furnished with any such evaluation or appraisal; and

         .     assumed that the five-year financial forecast provided to L.H.
         Friend by the Company's management had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future performance of the Company.

         In addition, in connection with its engagement by the Special Committee, L.H. Friend was not authorized to and did not solicit indications of interest from any third party with respect to a business combination with the Company or a sale of the Company.

         The preparation of a Valuation is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its Valuation, L.H. Friend made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, L.H. Friend believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its Valuation.

         In rendering its Valuation, L.H. Friend relied, without assuming responsibility for verification, upon the accuracy and completeness of all of the financial and other information reviewed by L.H. Friend for purposes of its Valuation. With respect to financial projections, estimates and analyses provided to L.H. Friend by the Company, L.H. Friend assumed that these projections, estimates and analyses were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company management. In addition, L.H. Friend did not make any independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company and was not furnished with any such evaluation or appraisal.

         In performing its analyses, L.H. Friend made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in those analyses as a comparison is identical to the Company or its businesses or the recapitalization, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

         The estimates of value contained in the analyses performed by L.H. Friend and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

         MARKET MULTIPLE ANALYSIS

         In examining the Guideline Companies, L.H. Friend recalculated the enterprise value ("EV") of each company (i.e., the market value of common equity, plus total interest bearing debt and liquidation value of outstanding preferred stock less cash and equivalents) as a multiple of its latest twelve-month ("LTM") earnings before interest and taxes plus depreciation and amortization ("EBITDA") using updated stock prices as of December 31, 2001. This analysis yielded an EV/EBITDA range of 8.1x to 9.3x versus 4.2x to 8.9x in the prior analysis. The increase in the multiples predominantly reflects improved conditions in the textile industry, more favorable conditions in the equity markets and general improvements in the overall economy. To reflect these conditions, L.H. Friend ascribed a higher EBITDA multiple to the Company's earnings than in the valuation prepared in November 2001.

         L.H. Friend then used updated financial statements reflecting the Company's financial results for fiscal year 2001, which showed a decrease in EBITDA to $1.6 million from $1.9 million in the prior analysis. The nominal change in EBITDA was deemed not material. L.H. Friend applied the revised multiple described above to arrive at estimated an EV for the Company of approximately $7.2 million versus $7.9 million in the prior analysis.

         PRECEDENT TRANSACTIONS

         Since the multiples observed in the Precedent Transactions analysis were based on historical data as of the date of each particular transaction, no changes were made to the multiples derived in this analysis. Based on improving conditions in the textile industry and improvement in the overall economy, L.H. Friend selected a higher multiple within the observed range to reflect these conditions.

         L.H. Friend applied these multiples to the Company's updated financial results for fiscal year 2001, which reflected a decrease in EBITDA to $1.6 million from $1.9 million in the prior analysis and estimated an EV for the Company of approximately $7.4 million versus $7.9 million in the prior analysis.

         DISCOUNTED CASH FLOW ANALYSIS

         L.H. Friend performed a discounted cash flow analysis using the Company's revised financial forecast through 2006 (see attached). Based on improved conditions in the textile industry, equity markets and overall economy, L.H. Friend lowered the discount rate and increased the multiple for determining the terminal value. This analysis indicated an estimated enterprise value for the Company of approximately $17.1 million versus $17.5 million in the prior valuation.

                              BDK Holdings, Inc.
                           Reconciliation of Value

Valuation Methodology ($000's)                                            Total Enterprise Value
=================================================================================================
Discounted Cash Flow Method                                                             $17,101

Public Company Market Multiple Method                                                    $7,223

Precedent Transactions Analysis                                                          $7,383

-------------------------------------------------------------------------------------------------

                                         Indicated Operating Value/1/                   $10,569
                                         Add non-operating assets: Building Sale         $3,000
                                                                                      -----------

                                         Estimated Total Enterprise Value               $13,569
                                                                                      ===========

                                        ---------------------------------------------------------
                                         Rounded                                        $14,000
                                        ---------------------------------------------------------

======================================================
/(1)/ Represents average of three methods.

                       BDK, Inc. Forecast Income Statement
                            Forecast Income Statement
                                    ($000's)

                                              2001          2002        2003       2004        2005        2006
                                        ==========   ===========================================================
                                         Pro Forma      Forecast    Forecast   Forecast    Forecast    Forecast
Total revenues                             $67,567       $64,520     $66,456    $69,114     $72,570     $76,198
Cost of goods sold                          51,986        49,409      50,174     51,490      53,339      55,625
                                        ----------   -----------------------------------------------------------
   Gross profit                             15,581        15,111      16,282     17,624      19,231      20,573

Operating Expenses
   Selling, General & Administrative        16,684        14,953      14,005     13,858      13,809      13,720
      Expense/1/
   Miscellaneous Expense                        47             -           -          -           -           -
   Step-up Depreciation                         62            15           -          -           -           -
   Reserve of Key Executive Notes &
      Interest                                 103             -           -          -           -           -
   Supplemental Retirement                      41            41          41         41          41          41
   Papercraft Expenses                         252           125           -          -                       -
                                        ----------   -----------------------------------------------------------
      Total costs and expenses              17,189        15,134      14,046     13,899      13,850      13,761

         Operating income (loss)            (1,608)          (23)      2,236      3,725       5,381       6,812

Other expenses (income)
   Working capital line interest               289           635         485        485         485         485
   Bank term loan interest                       -             -           -          -           -           -
   Net commissions & royalties              (1,659)       (1,216)     (1,096)      (774)       (806)       (846)
                                        ----------   -----------------------------------------------------------

Earnings (loss) before income tax             (238)          558       2,847      4,014       5,702       7,173
Income Taxes/2/                      40%       (95)          223       1,139      1,606       2,281       2,869
                                        ----------   -----------------------------------------------------------

Net Income/3/                                ($143)         $335      $1,708     $2,408      $3,421      $4,304
                                        ===========   ==========================================================

EBITDA Calculation
================================================================================================================
Pretax income                               ($238)          $558      $2,847     $4,014      $5,702      $7,173
Add: Depreciation & Amortization             1,828         1,718       2,000      2,000       2,000       2,000
     Term loan interest                          -             -           -          -           -           -
                                        ----------   -----------------------------------------------------------
EBITDA                                      $1,605        $2,276      $4,847     $6,014      $7,702      $9,173
----------------------------------------------------------------------------------------------------------------

======================================

Normalization Adjustments
/(1)/ Excludes Papercraft expenses of $246 thousand and $125 thousand in 2002 and 2003 respectively
/(2)/  Assumes normalized federal and state income tax rate of 40.0%
/(3)/ Net Income normalized to exclude interest and other adjustments relating to current long term liabilities; excludes gain on sale of building.

                                  EXHIBIT B
                                  =========

                        New Credit Facility Term Sheet
                        ==============================

              SUMMARY OF TERMS - BARTH AND DREYFUSS OF CALIFORNIA

LENDER:                          Foothill Capital Corporation ("FCC")

MAXIMUM CREDIT LINE:                             ($20,000,000)

LINE/SUBLINES:        Revolver:                  ($20,000,000)
                      --------
                      Total Inventory Sub-Line:  ($12,500,000)
                      ------------------------
                      Raw Material Inventory     ($2,000,000)
                      ----------------------
                      Sub Sub-Line
                      ------------
                      L/C Sub-Line:              ($10,000,000)
                      ------------

BORROWING BASE:       Accounts Receivable:       85% of eligible domestic and
                      -------------------        Canadian accounts receivable
                                                 less than 60 days past due date
                                                 and not to exceed 120 days past
                                                 invoice date, and net of
                                                 customary reserves.

                      Dilution Reserve:          Over 5%, based upon trailing 90
                      ----------------           days.

                      Concentration Limits:      10% concentration limit will be
                      --------------------       established for all accounts,
                                                 excluding Wal-Mart and Target,
                                                 which will be provided a 35%
                                                 concentration limit and K-Mart
                                                 which will be provided a 15%
                                                 concentration limit.

                      Collection Rule:           A/R advances cannot exceed 80%
                      ---------------            of the Borrower's trailing 90
                                                 days of actual A/R cash
                                                 collections ("Collection
                                                 Rule").

                      Finished Goods Inventory: 60% of cost of eligible ------------------------ finished goods, not to exceed
                                                 85% of the appraised net
                                                 orderly liquidation value of
                                                 eligible finished goods. NOLV
                                                 shall be based on low selling
                                                 season.

                      Raw Materials Inventory:   30% of cost of eligible raw
                      -----------------------    materials, not to exceed 70% of
                                                 the appraised net orderly
                                                 liquidation value of raw
                                                 material inventories. NOLV
                                                 shall be based on low selling
                                                 season. The Raw Material
                                                 Inventory sub-line shall be a
                                                 sub-line of the total inventory
                                                 sub-line. The Raw Material
                                                 Inventory sub sub-line shall
                                                 decrease $500,000 on each of
                                                 the first and second
                                                 anniversary of the loan. After
                                                 Year 2, the sub-line
                                                 shall remain at $1.0 million.

                      A/R to Inventory Ratio:    Inventory advances cannot
                      ----------------------     exceed TBD% of A/R advances
                                                 ("A/R to Inventory Ratio"), %
                                                 to be determined based on
                                                 Company's projections and
                                                 seasonality.

                      Letters of Credit:         The actual amount of letters of
                      -----------------          credit outstanding will be
                                                 reserved for under the Maximum
                                                 Credit Line and Borrowing Base
                                                 Availability.

COLLATERAL                                       FCC shall have a first
                                                 priority, perfected security
                                                 interest in the Borrower's
                                                 assets, including, but not
                                                 limited to, accounts
                                                 receivable, inventory,
                                                 machinery, equipment,
                                                 trademarks, intellectual
                                                 property and such other assets,
                                                 tangible or intangible, real or
                                                 personal, as may be required by
                                                 FCC to fully secure the
                                                 advances contemplated herein.

USE OF PROCEEDS                                  Loan proceeds will be used: (i)
                                                 to payoff existing debt owed to
                                                 Union Bank; (ii) fund an up-
                                                 stream payment of approximately
                                                 $3.5 million to the parent in
                                                 conjunction with the exchange
                                                 offering; (iii) general working
                                                 capital needs and (iv) to fund
                                                 additional up-stream payments
                                                 to the parent company (Subject
                                                 to Min. Availability and other
                                                 conditions - See Other
                                                 Covenants).

CLOSING DATE:                                    May 13, 2002 (approximate)

MATURITY DATE:                                   3 Years

INTEREST RATE         Revolver:                  RR + 0.25% or LIBOR + 2.50%
                      --------

PERFORMANCE BASED PRICING:                       If the Company's EBITDA,
                                                 measured on a full twelve month
                                                 basis, effective upon delivery
                                                 of audited financial statements
                                                 for any fiscal year ending on
                                                 or after December 31, 2002
                                                 shall exceed $3,750,000, the
                                                 applicable interest rate margin
                                                 would be reduced by 25 basis
                                                 points (to RR + 0% and LIBOR
                                                 +2.25%, respectively).

MINIMUM RATE:                                    4.25%

LETTER OF CREDIT FEE:                            1.75% per annum, plus bank
                                                 issuance costs, will be charged
                                                 monthly on the amount of
                                                 outstanding letters of credit.

CLEARANCe DAYS:                                  One (1) Business Day

ORIGINATION/CLOSING FEE:                         0.50% of the Maximum Credit
                                                 Line ($100,000) will be earned
                                                 and payable as of the initial
                                                 loan closing date.

UNUSED LINE FEE:                                 0.25% per annum on the
                                                 difference between the average
                                                 daily usage of the Revolver and
                                                 the Maximum Credit Line would
                                                 be charged and payable monthly
                                                 in arrears.

ANNUAL FACILITY FEE:                             None

COLLATERAL MANAGEMENT FEE:                       $2,000 per month will be
                                                 payable monthly in arrears
                                                 (plus a one-time set-up charge
                                                 of $5,000 upon Borrower's
                                                 election to establish
                                                 electronic reporting). If
                                                 Borrower were unable to utilize
                                                 Lender's electronic reporting
                                                 format within six months, then
                                                 collateral management fee would
                                                 be increased to $4,000 per
                                                 month.

AUDIT FEE:                                       $850 per person, per day, plus
                                                 out-of-pocket expenses.

APPRAISAL FEE:                                   Actual costs and expenses
                                                 incurred.

PREPAYMENT FEE:                                  Termination of the loan prior
                                                 to Maturity would be subject to
                                                 a
                                                 prepayment fee equal to 1% of
                                                 the Maximum Credit Line for
                                                 each full or partial year
                                                 remaining until Maturity. The
                                                 prepayment fee would be waived
                                                 if such early termination was
                                                 the result of refinancing
                                                 provided by a commercial
                                                 banking unit of Wells
                                                 Fargo Bank, N.A.

MINIMUM CLOSING AVAILABILITY:                    $3,000,000 after reserving for
                                                 amounts necessary to maintain
                                                 liabilities within reasonable
                                                 terms.

GUARANTORS:                                      None

FINANCIAL COVENANTS:                             Minimum Rolling 4 quarter
                                                 EBITDA (build-up):

                                                 March 31, 2002 - negative
                                                 EBITDA for 3-month period not
                                                 to exceed $299,000

                                                 June 30, 2002 - negative EBITDA
                                                 for 6-month period not to
                                                 exceed $87,000

                                                 September 30, 2002 - min.
                                                 EBITDA for 9-month period of
                                                 $1,515,000

                                                 December 31, 2002 and each
                                                 quarter thereafter - min.
                                                 EBITDA for 12-month period of
                                                 $2,497,000

                                                 Capital Expenditures shall not
                                                 exceed $1,200,000 in any fiscal
                                                 year.

                                                 Covenants shall be measured on
                                                 a quarterly basis in line with
                                                 the Borrower's fiscal calendar.
OTHER COVENANTS:                                 1) Upstream payments to Parent
                                                 Company include but are not
                                                 limited to minimum availability
                                                 of $2.0 million after giving
                                                 effect to such payment and no
                                                 Event of Default.

                                                 2) Cross Defaulted to the BDK
                                                 New Notes

CASH MANAGEMENT:                                 All collections and other
                                                 proceeds from collateral shall
                                                 be directed to a lockbox that
                                                 would be assigned to and in
                                                 form satisfactory to FCC.

CONDITIONS PRECEDENT:                            1)BDK Holdings, Inc. to close
                                                 exchange offering, terms shall
                                                 not to materially differ from
                                                 those attached hereto.
                                                 2) Counsel to review Material
                                                 License Agreements
                                                 3)Counsel to review amended
                                                 indenture for BDK Holdings,
                                                 Inc.
                                                 4)Satisfactory Management
                                                 Reference Check to be completed
                                                 on Warren "Buddy" Munday
                                                 5) FCC to perform additional
                                                 audit testing regarding
                                                 dilution and pre-billings
                                                 during taker over audit,
                                                 results to be satisfactory to
                                                 FCC.

CONDITIONS SUBSEQUENT:                           1)Audited Financial Statements
                                                 for Barth & Dreyfuss of
                                                 California FYE December 31,
                                                 2001 to be delivered to FCC by
                                                 May 31, 2002